UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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United States Steel Corporation

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United States Steel Corporation

Notice of Annual Meeting

of Stockholders and Proxy Statement

2014

Tuesday, April 29, 2014

10:00 a.m. Eastern Time

33rd Floor

U. S. Steel Tower

600 Grant Street

Pittsburgh, PA 15219

Please vote promptly either by:

▶  telephone,

▶   the Internet, or

▶  marking, signing and returning your proxy or voting instruction card.

United States Steel Corporation	Mario Longhi
600 Grant Street	President
Pittsburgh, PA 15219-2800	and Chief Executive Officer

March 14, 2014

Dear Fellow U. S. Steel Stockholder:

We will hold the annual meeting of stockholders of United States Steel Corporation on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219, on Tuesday, April 29, 2014, at 10:00 a.m. Eastern Time.

At this meeting, the agenda will include the following:

•	Election of the four nominees for Class I directors recommended by the Board of Directors and identified in the Corporation’s proxy statement.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2014.

•	Advisory vote to approve executive compensation.

•	Approval of the Amendment and Restatement of the 2005 Stock Incentive Plan.

•	Approval of the amendment to the Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

Your stockholder vote is important and we strongly urge you to cast your vote, whether or not you plan to attend the meeting. You can vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.

Sincerely,

Notice of Annual Meeting of Stockholders

on April 29, 2014

We will hold our 2014 annual meeting of stockholders on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219 on Tuesday, April 29, 2014, at 10:00 a.m. Eastern Time, in order to do the following:

•	vote on the four nominees for Class I directors recommended by the Board of Directors and identified in the Corporation’s proxy statement,

•	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2014,

•	conduct an advisory vote to approve executive compensation,

•	vote on the Amendment and Restatement of the 2005 Stock Incentive Plan,

•	vote on the amendment to the Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors,

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of United States Steel Corporation common stock at the close of business on February 28, 2014.

Every shareholder must present a form of government-issued photo identification in order to be admitted to the annual meeting. If your shares are held in street name (that is through a bank, broker, nominee or other intermediary), you must also bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, nominee or other intermediary will suffice. Although not required for admission to the meeting, if you received an attendance card, please bring it with you.

By order of the Board of Directors,

Joseph A. Napoli

Secretary

Dated: March 14, 2014

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219-2800

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to Be Held on April 29, 2014

The proxy statement and the annual report of the Corporation are available at www.ReadMaterial.com/X

Proxy Statement

You are receiving this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Mario Longhi and David S. Sutherland. They will vote your shares as you instruct. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We will hold the meeting at 10:00 a.m. Eastern Time on April 29, 2014 on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania. If you need directions to the annual meeting, you may write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800 or send an email to shareholderservices@uss.com.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first sent to shareholders on or about March 14, 2014. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to each shareholder of record, the Company may furnish proxy materials by providing access to those documents on the Internet. The Notice describes the matters to be considered at the meeting and gives instructions on how shares can be voted. Shareholders receiving the Notice can request a paper copy of the proxy materials and a proxy card by following the instructions set forth in the Notice.

Questions and Answers

¢  Who may vote?

You may vote if you were a holder of United States Steel Corporation (“U. S. Steel” or the “Corporation”) common stock at the close of business on February 28, 2014.

¢  What may I vote on?

You may vote on:

•	the election of the four nominees for Class I directors recommended by the Board of Directors and identified on pages 22-23 of this proxy statement,

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014,

•	the advisory vote on executive compensation,

•	the approval of the Amendment and Restatement of the 2005 Stock Incentive Plan, and
•	the approval of the amendment to the Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

¢  How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director,

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, and

•	FOR approval of the Corporation’s executive compensation.

•	FOR approval of the Amendment and Restatement of the 2005 Stock Incentive Plan.

•	FOR the amendment to the Restated Certificate of

Incorporation to declassify the Board of Directors and provide for the annual election of directors.

¢  How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. If you receive a Notice of Internet Availability of Proxy Materials (“Notice”), you may vote by following the instructions contained in the Notice. The proxy committee will vote your shares in accordance with your instructions. If you sign, date and return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers LLP, FOR approval of the Corporation’s executive compensation, FOR the Amendment and Restatement of the 2005 Stock Incentive Plan and FOR the amendment to the Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting. If you are not a stockholder of record (for example, if you hold your shares in “street name”), you will need to obtain a legal proxy from your broker, bank or other holder of record in order to vote in person at the meeting.

¢   May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by doing any of the following:

•	voting again by telephone or over the Internet,

•	sending us a proxy card dated later than your last vote,
•	notifying the Secretary of U. S. Steel in writing, or

•	voting at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your voting instructions.

¢  How many outstanding shares are there?

At the close of business on February 28, 2014, which is the record date for the meeting, there were              shares of U. S. Steel common stock outstanding. Each share is entitled to one vote.

¢   How many votes are required to elect a director or approve a proposal?

Proposal 1 – Election of Directors. Each director is elected by a vote of the majority of the votes cast with respect to that director’s election. The Board will consider whether to accept or reject the resignation of an incumbent director who fails to receive a majority of the votes cast. The term “a majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” the director’s election.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of the independent registered public accounting firm must be approved by a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

Proposal 3 – Advisory Vote on Executive Compensation. The advisory vote on executive compensation requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote. Because this vote is advisory, it will not be binding on the Board or the Corporation; however, the Board and its Compensation & Organization Committee will review the voting results and take them into consideration when making future executive compensation decisions.

Proposal 4 – Amendment and Restatement of the 2005 Stock Incentive Plan. The proposed Amendment and Restatement of the 2005 Stock Incentive Plan must be approved by a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

Proposal 5 – Amendment to the Restated Certificate of Incorporation that will declassify the Board of Directors. The amendment to the Restated Certificate of Incorporation that will declassify the Board of Directors and provide for the annual election of directors must be approved by a majority of the outstanding shares of common stock.

¢   What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. Proposal 2 is a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Proposals 1, 3, 4 and 5 are non-routine matters. Shares that are not voted by brokers on non-routine matters because their customers have not provided instructions are called broker non-votes.

¢  What is the effect of abstentions and broker non-votes?

An abstention will have no effect on the election of directors, but will have the same legal effect as a vote against each of the other proposals. Broker non-votes will have no effect on Proposals 1, 2, 3 and 4. Broker non-votes will have the same effect as a vote against Proposal 5 since Proposal 5 must be approved by a majority of the outstanding shares.

¢  What constitutes a quorum?

Under our by-laws, the holders of one-third of the voting power of the outstanding shares of stock entitled to vote, present in person or represented by proxy, constitute a quorum. A holder will be included in determining the presence of a quorum even if the holder casts abstentions on all matters or was subject to broker non-votes on some matters.

¢   Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except: (i) as necessary to meet legal requirements, (ii) in the case of proxy contests, (iii) if the shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (iv) to allow the vote tabulator and inspector of election to tabulate and certify the results of the vote. The vote tabulator, inspector of election and the Corporation’s transfer agent have agreed to keep voting records confidential.

¢  How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary on or after December 31, 2013, and no later than January 30, 2014, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢   Who can attend the annual meeting?

Only shareholders, or individuals that those shareholders have duly appointed as their proxies, may attend the annual meeting of stockholders. Every shareholder must present a form of government-issued photo identification in order to be admitted to the annual meeting. If your shares are held in street name (that is through a bank, broker, nominee or other intermediary), you must also bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, nominee or other intermediary will suffice. Although not required for admission to the meeting, if you received an attendance card, please bring it with you.

¢  When must shareholder proposals be submitted for inclusion in the proxy statement for the 2015 annual meeting?

If a shareholder wants to present a proposal at the 2015 annual meeting and have it included in our proxy statement for that meeting, the proposal must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on November 14, 2014.

¢  What is the deadline for a shareholder to submit an item of business or other proposal for consideration at the 2015 annual meeting?

Our by-laws describe the procedures that must be followed in order for a stockholder of record to present an item of business at an annual meeting of stockholders. Shareholder proposals or other items of business for the 2015 annual meeting that are not intended to be included in the proxy statement must be received by the Secretary of the Corporation on or after December 30, 2014 and no later than January 29, 2015 and must be accompanied by certain information about the stockholders making the proposals, as specified in our by-laws.

¢  What is the deadline for a shareholder to nominate an individual for election as a director at the 2015 annual meeting?

Our by-laws describe the procedures that must be followed in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2015 annual meeting, notice must be received by the Secretary of the Corporation on or after December 30, 2014 and no later than January 29, 2015. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as certain information about the stockholder giving the notice, as specified in our by-laws.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, U. S. Steel’s state of incorporation, the business and affairs of U. S. Steel are managed under the direction of the Board of Directors. The Board met nine times in 2013. The non-employee directors hold regularly scheduled executive sessions without management. Effective as of January 1, 2014, David S. Sutherland, an independent director, was elected the chairman of the Board of Directors. The directors spend considerable time preparing for Board and committee meetings, and they attend as many meetings as possible. During 2013, all of the directors attended in excess of 75 percent of the meetings of the Board and the committees on which they served. The directors are expected to attend the annual meeting of stockholders. Eleven of the twelve directors who were on the Board at the time attended the 2013 stockholders meeting.

Independence	The following non-employee directors are independent within the definitions of independence of both the New York Stock Exchange listing standards and the Securities and Exchange Commission (the “SEC”) standards for audit committee members: Dan O. Dinges, John G. Drosdick, John J. Engel, Richard A. Gephardt, Murry S. Gerber, Thomas W. LaSorda, Charles R. Lee, Robert A. McDonald, Glenda G. McNeal, Seth E. Schofield, David S. Sutherland and Patricia A. Tracey. In addition, the Board has affirmatively determined that none of the directors or nominees for director has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board made such determination based on all relevant facts and circumstances, including the categorical standards for independence adopted by the Board. Under those standards, no director is independent if:

a.	within the previous three years:

1.	he or she has been an employee, or an immediate family member (as defined below) has been an executive officer, of the Corporation;

2.	he or she, or an immediate family member, has received more than $120,000 in any twelve-month period in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or

3.	he or she has been employed, or an immediate family member has been employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee;

b.	he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2 percent of such other company’s gross revenues; or

c.	(1) he or she or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (2) he or she is a current employee of such a firm; (3) he or she has an immediate family member who is a current employee of such a firm and personally works on the Corporation’s audit; or (4) he or she or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit within that time.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

In making its determination of director independence, the Board of Directors considered the fact that U. S. Steel purchased certain goods and services from WESCO International, Inc. in 2013. Mr. Engel, a Class III director, is the Chairman, President and Chief Executive Officer of WESCO. The Board determined that Mr. Engel did not have a direct or indirect material interest in these transactions and that the transactions were undertaken in the ordinary course of business. In addition, the amount of payments made by U. S. Steel were significantly less than 2% of WESCO’s annual gross revenues. As a result, the Board concluded that these transactions would not affect Mr. Engel’s independence.

The Board also determined that (i) no member of the Compensation & Organization Committee has a relationship to the Corporation which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, and (ii) each member of the Committee therefore satisfies the independence requirements of the NYSE listing standards.

Director Retirement Policy	Our by-laws require non-employee directors to retire at the first annual meeting of stockholders after they turn 74, even if their terms have not expired; however, the Board can grant exceptions to this policy on a case-by-case basis. The Board has granted such exceptions for Mr. Lee and Mr. Schofield, both of whom are 74. Mr. Lee and Mr. Schofield will now retire at the 2015 annual meeting of stockholders. Because of the extensive changes that took place to the Corporation’s senior management during 2013 (including a new Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Information Officer and Chief Procurement Officer), the Board concluded that it was important to retain the services of these two experienced directors for an additional one year.

Employee directors must retire from the Board when they cease to be a principal officer of the Corporation, except that the Chief Executive Officer (“CEO”) may remain on the Board after retirement as an employee, at the Board’s request, through the last day of the month in which he or she turns 70.

Our by-laws also provide that directors who undergo a significant change in their business or professional careers should volunteer to resign from the Board.

Board Committees

The Board has three principal committees, each of which is comprised exclusively of independent directors: the Audit Committee, the Compensation & Organization Committee and the Corporate Governance & Public Policy Committee. Each such committee has a written charter adopted by the Board, which is available on the Corporation’s website (www.ussteel.com) under “Investors” then “Corporate Governance.” Each committee may hire outside advisors, including counsel, at the Corporation’s expense. The Board also has an Executive Committee made up of Messrs. Sutherland and Longhi, the role of which is to act on, and report to the Board on, significant matters that may arise between Board meetings. The table below shows the current committee memberships of each independent director and the number of meetings that each principal committee of the Board held in 2013.

Director	Audit Committee	Compensation & Organization Committee	Corporate Governance & Public Policy Committee
Dan O. Dinges	X	X
John G. Drosdick		X*
John J. Engel	X*
Richard A. Gephardt			X*
Murry S. Gerber		X	X
Thomas W. LaSorda	X		X
Charles R. Lee	X	X
Robert A. McDonald	X	X
Glenda G. McNeal	X		X
Seth E. Schofield	X
David S. Sutherland**
Patricia A. Tracey		X	X
Number of Meetings in 2013	7	10	7

*   Chairman

** As Chairman of the Board, Mr. Sutherland is a non-voting, ex-officio member of each Committee.

Audit Committee	Pursuant to its Charter, the Audit Committee’s duties and responsibilities include the following:

•

reviewing and discussing with management and the independent registered public accounting firm matters related to the annual audited financial statements, quarterly financial statements, earnings press releases and the accounting principles and policies applied;

•	reviewing and discussing with management and the independent registered public accounting firm matters related to the Corporation’s internal control over financial reporting;

•	reviewing the responsibilities, staffing and performance of the Corporation’s internal audit function;

•	reviewing issues that arise with respect to the Corporation’s compliance with legal or regulatory requirements and corporate policies dealing with business conduct;

•

being directly responsible for the appointment (subject to shareholder ratification), compensation, retention, and oversight of the work of the Corporation’s independent registered public accounting firm (including resolution of disagreements between management and such firm regarding financial reporting), while possessing the sole authority to approve all audit engagement fees and terms as well as all non-audit engagements with such firm; and

•	discussing policies with respect to risk assessment and risk management.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires the Committee to meet at least five times each year. The Committee met seven times in 2013.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent and financially literate, and at least one of whom must have accounting or related financial management expertise. The charter also requires that no director who serves on the audit committees of more than two other public companies may serve on the Committee unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee. The Board has determined that John J. Engel, the Committee’s chairman, and Charles R. Lee meet the SEC’s definition of audit committee financial expert. Mr. Engel and Mr. Lee are independent, as that term is defined by the New York Stock Exchange and the SEC.

Compensation & Organization Committee	Pursuant to its Charter, the Compensation & Organization Committee’s duties and responsibilities include the following:

•	determining and approving the CEO’s compensation level based on the evaluation of the CEO’s performance;

•	approving the compensation of the other executives of the Corporation;

•	with the Board, annually reviewing the Corporation’s executive management succession plans and the policies regarding succession in the event of an emergency or the retirement of the CEO;

•	administering the plans and programs under which short-term and long-term incentives are awarded to executives and approving such awards;

•

assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation;

•	considering the most recent shareholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions;

•	reviewing with management and recommending to the Board the Compensation Discussion & Analysis and producing the Committee report for inclusion in the proxy statement; and

•	adopting and amending employee benefit plans and designating participants therein.

The Committee may, in its sole discretion, retain or obtain the advice of any compensation consultant, independent legal counsel, or other adviser to assist the Committee in fulfilling its duties and responsibilities. The Committee is directly responsible for the appointment, compensation (which shall be paid by the Corporation), and oversight of any such adviser and, before selecting an adviser, must take into consideration all factors relevant to such adviser’s independence, including without limitation the factors set forth in the New York Stock Exchange rules.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent.

The Committee’s processes for determining the amounts of compensation to pay the Corporation’s executives are provided below. Additional detail on the Committee’s processes can be found in the “Compensation Discussion & Analysis” section.

•

The charter requires the Committee to meet at least five times each year. The Committee met ten times in 2013. Committee agendas are established in consultation among management, the Committee chair and the Committee’s independent consultant. The Committee typically meets in executive session for at least a portion of each regular meeting. Generally, the CEO and the Senior Vice President – Human Resources and Administration attend Committee meetings but are not present for the executive sessions.

•

The Committee has retained Pay Governance as its independent consultant to assist the Committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the Corporation’s executive compensation programs are reasonable and consistent with the Corporation’s objectives. The consultant reports directly to the Committee and does not perform services for management without the express approval of the Committee (there were no services performed for management in 2013). The consultant regularly participates in Committee meetings, including executive sessions, and advises the Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. The Committee has concluded that there was no conflict of interest with Pay Governance during 2013. In reaching this conclusion, the Committee considered the factors set forth in the rules of the SEC and the New York Stock Exchange regarding compensation consultant independence.

•

With respect to the CEO’s compensation, the Committee makes its determinations based upon its evaluation of the CEO’s performance and with input from its consultant. Each year, the Committee reviews the CEO’s goals and objectives, and the evaluation of the CEO’s performance with respect to the prior year’s approved CEO goals and objectives, with the Board of Directors. The CEO does not participate in the presentations to, or discussions with, the Committee in connection with the setting of his compensation.

•

With the oversight of the CEO and the Senior Vice President – Human Resources and Administration, the Corporation’s compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for other executive officers. The CEO gives the Committee a compensation recommendation reflecting a performance assessment for each of the other executives. These recommendations are then considered by the Committee with the assistance of its compensation consultant.

For 2013, the Committee considered reports and analysis that it had requested of management and its independent consultant concerning risks associated with the Corporation’s compensation and organization policies and practices. The Committee concluded that the Corporation’s compensation and organization policies and practices for executives and non-executives are not reasonably likely to create a risk that could have a material adverse effect on the Corporation.

Corporate Governance & Public Policy Committee	The Corporate Governance & Public Policy Committee serves as the Corporation’s nominating committee. Pursuant to its Charter, the duties and responsibilities of this Committee include:

•	identifying and evaluating nominees for director and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders;

•	making recommendations to the Board concerning the appropriate size and composition of the Board and its committees;

•	making recommendations to the Board concerning the compensation of non-employee directors;

•

recommending to the Board a set of corporate governance principles applicable to the Corporation, reviewing such principles at the Committee’s first meeting of each calendar year and recommending appropriate changes to the Board;

•	reviewing relationships with, and communications to and from, the investment community, including the Corporation’s stockholders;

•	reviewing matters and discussing risk relating to legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations;

•	reviewing and approving codes of conduct applicable to employees of the Corporation and its principal operating units; and

•	assessing and making recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

The Committee establishes criteria for selecting new directors, which include (a) their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Corporation’s Corporate Governance Principles,

(b) their business or professional experience, (c) their integrity and judgment, (d) their records of public service, (e) their ability to devote sufficient time to the affairs of the Corporation, (f) the diversity of backgrounds and experience they will bring to the Board, and (g) the needs of the Corporation from time to time. The Committee’s charter provides that all directors should be individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all shareholders and not any special interest group or constituency.

In evaluating diversity, the Committee considers not only racial and gender diversity, but also the need for a Board that represents diverse experience at policy making levels in business, government and education and in industries that are relevant to the Corporation’s business operations. The director selection criteria described above, including diversity, are evaluated by the Committee each time a new candidate is considered for Board membership. In addition, at the end of each year, the Board of Directors conducts a thorough self-evaluation of its performance. This evaluation includes an assessment of whether the Board (i) has the appropriate mix of skills, experience and other characteristics, and (ii) is made up of a sufficiently diverse group of people (in terms of age, background, experience, gender and race). The biography of each nominee for election and each Continuing Director on pages 22-28 of this proxy statement includes a discussion of the attributes that each brings to the total mix of skills and experience of the Board.

The Committee will evaluate candidates for the Board of Directors recommended by stockholders using the same criteria that are described above. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) any other biographical information that will enable the Committee to evaluate the candidate in light of the foregoing criteria; and (iii) information concerning any relationship between the candidate and the shareholder making the recommendation.

The Corporation has an agreement with the United Steelworkers (the “USW”) that permits the USW to suggest two individuals for consideration for Board membership. The agreement recognizes that every director has a fiduciary duty to the Corporation and all of its stockholders, and that each individual recommended by the USW must meet the criteria described above.

The Committee’s charter gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent.

The charter requires the Committee to meet at least four times each year. The Committee met seven times in 2013.

Board Leadership Structure

The Board regularly considers the appropriate leadership structure for the Corporation. It has concluded that the Corporation and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board, or whether the Chairman of the Board should be an independent director. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company, taking into account the needs of the Corporation at that time.

The Board has determined that the Corporation and its stockholders are currently best served by having Mr. Sutherland serve as the independent non-executive Chairman of the Board, and Mr. Longhi serve as the Chief Executive Officer. The Board believes that this structure allows Mr. Longhi to focus on strategy and the day-to-day operation of the business, while allowing Mr. Sutherland to focus on the leadership of the Board of Directors.

If the Chairman of the Board is not independent, the independent directors annually elect from among themselves a Lead Director. The duties of the Lead Director are as follows:

•	chair executive sessions of the non-employee directors;

•	serve as a liaison between the Chief Executive Officer and the independent directors;

•

approve Board meeting agendas and, in consultation with the Chief Executive Officer and the independent directors, approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approve the type of information to be provided to directors for Board meetings;

•	be available for consultation and direct communication with the Corporation’s shareholders;

•	call meetings of the independent directors when necessary and appropriate; and

•	perform such other duties as the Board may from time to time designate.

If the Chairman of the Board is independent, the Chairman’s duties also include the duties of the Lead Director.

Board’s Role in Risk Oversight

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for reviewing and discussing the Corporation’s policies with respect to risk assessment and risk management, including the following:

•	the guidelines and policies that govern the process by which the assessment and management of the Corporation’s exposure to risk are handled by senior management, and

•	the Corporation’s major risk exposures and the steps management has taken to monitor and control such exposures.

Although the Audit Committee has primary responsibility for overseeing risk management, each of our other Board committees also considers the risks within their specific areas of responsibility. For example, the charter of the Compensation & Organization Committee gives it responsibility for assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation. Pursuant to its charter, the Corporate Governance & Public Policy Committee considers the risks associated with legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations. Each committee periodically reports to the full Board of Directors on their respective activities, including, when appropriate, those activities related to risk assessment and risk management oversight.

The Board as a whole also considers risk assessment and management. For example, the Board annually reviews the Corporation’s strategic plan which includes a review of safety, environmental, operating and competitive matters; political and regulatory issues; employee and labor issues; and financial results and projections.

The Senior Vice President, Chief Risk Officer & Treasurer of the Corporation reports to the Executive Vice President and Chief Financial Officer and is responsible for the Corporation’s financial and business risk management, including the assessment, analysis and monitoring of business risk and opportunities and the identification of strategies for managing risk. The Chief Risk Officer provides regular reports to the Audit Committee and Board of Directors on these matters.

The Corporation believes that its leadership structure, as described above, supports the Board’s role in risk oversight.

Compensation of Directors

Our by-laws provide that each non-employee director shall be paid allowances and attendance fees as the Board may from time to time determine. Directors who are employees of U. S. Steel receive no compensation for their service on the Board.

The objective of U. S. Steel’s director compensation programs is to enable the Corporation to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. In order to align the interests of directors with the interests of the shareholders, our non-employee directors also participate in the Deferred Compensation Program for Non-Employee Directors and the Non-Employee Director Stock Program, each of which is described below.

Non-employee directors are paid an annual retainer fee of $200,000. Until July 1, 2013, Committee Chairs and the Lead Director were paid an additional annual fee of $10,000.

Effective as of July 1, 2013, the amount of this additional annual fee was increased to $20,000 for Committee Chairs and $25,000 for the Lead Director.

Effective as of January 1, 2014, an additional annual fee of $50,000 is payable to the Chairman of the Board if he or she is not an employee of the Corporation.

No meeting fees or committee membership fees are paid.

Under our Deferred Compensation Program for Non-Employee Directors, each non-employee director is required to defer at least 50 percent of his or her retainer in the form of Common Stock Units and may elect to defer up to 100 percent. A Common Stock Unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, we keep a book entry account for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, we credit each account with equivalent amounts in additional Common Stock Units. If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Program, upon joining our Board, each non-employee director is eligible to receive a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.

The following table sets forth certain information concerning the compensation of directors for 2013:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) ($)	Total ($)
Dan O. Dinges	100,000	100,000	0	0	0	200,000
John G. Drosdick	107,500	107,500	0	0	10,000	225,000
John J. Engel	107,500	110,000	0	0	0	217,500
Richard A. Gephardt	107,500	110,000	0	0	0	217,500
Murry S. Gerber	100,000	100,000	0	0	10,000	210,000
Thomas W. LaSorda (1)	66,667	83,847	0	0	0	150,514
Charles R. Lee	100,000	97,500	0	0	10,000	207,500
Frank J. Lucchino (1)	33,333	30,833	0	0	0	64,166
Robert A. McDonald (1)	0	0	0	0	0	0
Glenda G. McNeal	100,000	100,000	0	0	0	200,000
Seth E. Schofield	108,750	108,750	0	0	0	217,500
David S. Sutherland	0	200,000	0	0	0	200,000
Patricia A. Tracey	100,000	100,000	0	0	0	200,000

(1)	Mr. Lucchino retired from the Board of Directors effective as of April 30, 2013. Mr. LaSorda joined the Board of Directors on April 30, 2013. Mr. McDonald joined the Board of Directors on January 1, 2014.

(2)	The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), as described in the Corporation’s financial statements for the year ended December 31, 2013 included in the Corporation’s annual report on Form 10-K for 2013. All of the 2013 stock awards represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors, except in the case of Mr. LaSorda where $66,667 of the amount shown represents Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and $17,180 represents shares awarded under the Non-Employee Director Stock Program.

(3)	The aggregate stock awards outstanding at the end of 2013 for each director listed in the table are as follows and represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors:

Number of Common Stock Units *
Dan O. Dinges	11,035
John G. Drosdick	24,147
John J. Engel	10,066
Richard A. Gephardt	18,997
Murry S. Gerber	6,297
Thomas W. LaSorda	3,669
Charles R. Lee	33,399
Frank J. Lucchino	0
Robert A. McDonald	0
Glenda G. McNeal	15,192
Seth E. Schofield	27,737
David S. Sutherland	28,305
Patricia A. Tracey	15,192

*	Fractional units are not included. The amounts shown also include Common Stock Units that are convertible only into cash in the following amounts: 858 for each of Messrs. Drosdick, Lee and Schofield and 680 for Mr. Gephardt. Upon his resignation from the Board of Directors, all remaining Common Stock Units in Mr. Lucchino’s account were converted into actual shares of the Corporation’s common stock and distributed to him.

(4)	The amounts shown represent contributions made under the U. S. Steel Matching Gift Program. Under this Program, United States Steel Foundation, Inc. matches charitable contributions made by directors and employees to eligible educational institutions, subject to certain limitations and conditions set forth in the Program.

Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Secretary of the Corporation to (1) the Board, (2) the Committee chairmen, (3) the Chairman of the Board or the Lead Director, or (4) the outside directors as a group. The Secretary will collect, organize and forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include solicitations for products or services, employment matters, and matters not relevant to the shareholders, to the functioning of the Board, or to the affairs of the Corporation.

Policy With Respect To Related Person Transactions

The Board of Directors of the Corporation has adopted a written policy that requires certain transactions with related persons to be approved or ratified by its Corporate Governance & Public Policy Committee. For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Corporation’s last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director of the Corporation, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Corporation’s voting securities; and (iii) any immediate family member of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Corporation, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000. The standards applied by the Corporate Governance & Public Policy Committee when reviewing transactions with related persons include (a) the benefits to the Corporation of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally; and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Corporation. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance & Public Policy Committee for individual approval. The transactions which are automatically pre-approved include (i) transactions involving compensation to directors and executive officers of the type that is required to be reported in the Corporation’s proxy statement; (ii) indebtedness for ordinary business travel and expense payments; (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), a director or beneficial owner of less than 10 percent of any class of equity securities of that company, provided that the amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s consolidated gross annual revenues; (iv) transactions where the interest of the related person arises solely from the ownership of a class of equity securities of the Corporation, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bid; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; and (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

There were no transactions that required approval of the Corporate Governance & Public Policy Committee under this policy during 2013.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1	Election of Directors

U. S. Steel’s Certificate of Incorporation provides for a classified Board of Directors that divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

In Proposal 5, the Board has recommended that the shareholders approve an amendment to the Corporation’s Restated Certificate of Incorporation that will eliminate the classified Board of Directors. If that Proposal is approved by the affirmative vote of a majority of the outstanding shares of the Corporation, the elimination of our classified Board structure will be phased in over a three-year period, beginning with the 2015 Annual Meeting of Stockholders.

Except in the case of contested elections, each director is elected if a majority of the votes are cast for that director’s election. The term “a majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election, with abstentions and broker non-votes not counted as votes cast either “for” or “against” the director’s election. A “contested election” is one in which the number of nominees exceeds the number of directors to be elected at the meeting.

If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. Under our By-laws, in order for any incumbent director to become a nominee for election by the stockholders as a director, that director must tender an irrevocable offer to resign from the Board of Directors, contingent upon acceptance of such offer of resignation by the Board of Directors, if the director fails to receive a majority of the votes cast in an election that is not a contested election. If an incumbent director fails to receive a majority of the votes cast in an election that is not a contested election, the Corporate Governance & Public Policy Committee, or such other independent committee designated by the Board of Directors, must make a recommendation to the Board of Directors as to whether to accept or reject the offer of resignation of the incumbent director, or to take other action. The Board of Directors must act on the offer of resignation, taking into account the committee’s recommendation, within 90 days following certification of the election results. The committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider such factors and other information as it may consider appropriate and relevant in the circumstances.

The four current Class I directors are nominees for election this year. The Board is recommending all four nominees be elected for a three-year term that will expire at the 2017 annual meeting.

A brief statement about the background and qualifications of each nominee and each continuing director is given on the following pages. No director has a family relationship to any other director, nominee for director or executive officer.

If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

The Board recommends a vote FOR the election of each nominee.

Nominees for Class I Directors

Terms Expire 2017

Richard A. Gephardt	Director since 2005	Age 73
President and Chief Executive Officer, Gephardt Group (consulting)

Congressman Gephardt received a Bachelor of Science degree from Northwestern University and a Juris Doctor degree from the University of Michigan Law School. After serving as a Democratic committeeman and alderman in his native St. Louis, he was elected to the United States House of Representatives in 1976, representing Missouri’s Third District. He was re-elected 13 times. While in the House, Congressman Gephardt served on the Budget Committee and on the Ways and Means Committee. He was elected Chairman of the House Democratic Caucus in 1984; and he served as majority leader from 1989 to 1994. In 1994 he was elected House Democratic Leader, the top Democratic leadership position in the House. He served as minority leader from 1995 to 2003. After deciding not to seek re-election, Congressman Gephardt retired from the House on January 3, 2005. Congressman Gephardt has served as President and Chief Executive Officer of Gephardt Group, a multi-disciplined consulting firm, since 2005. He is a director of Spirit Aerosystems Holdings, Inc., Centene Corporation, CenturyLink, Inc. and Ford Motor Company. He previously served as a director of Embarq Corporation and Dana Holding Corporation.

Congressman Gephardt has valuable experience in public policy and governmental affairs as a result of his service in the United States House of Representatives. He was recommended as a candidate for election to the Board of Directors pursuant to an agreement with the United Steelworkers that permits it to suggest two individuals for consideration for Board membership.

Murry S. Gerber	Director since 2012	Age 61
Retired Chairman and Chief Executive Officer EQT Corporation (natural gas exploration, production and transportation)

Mr. Gerber received a Bachelors degree in Geology from Augustana College and a Masters Degree in Geology from the University of Illinois. From 1979 to 1998, Mr. Gerber served in a series of technical and management positions with Shell Oil Company, including Chief Executive Officer of Coral Energy, L.P. (now Shell Trading North America) from 1995 to 1998. Mr. Gerber served as Chief Executive Officer and President of EQT Corporation from June 1998 through February 2007; Chairman and Chief Executive Officer from May 2000 through April 2010; and Executive Chairman from April 2010 until May 2011. Mr. Gerber is also a member of the Boards of Directors of BlackRock, Inc. and Halliburton Company.

Mr. Gerber has valuable experience in managing the issues that face a publicly held company as a result of his service as Chairman and Chief Executive Officer of EQT Corporation. Mr. Gerber also provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation.

Glenda G. McNeal	Director since 2007	Age 53
Executive Vice President and General Manager – Global Client Group, Global Merchant Services American Express Company (global payments, network, credit card and travel services)

Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and an MBA in Finance from the Wharton School of the University of Pennsylvania. Ms. McNeal began her career with Arthur Andersen, LLP in 1982, and was employed by Salomon Brothers, Inc. from 1987 to 1989. In 1989, Ms. McNeal joined American Express Company and since that time has served in a series of increasingly responsible positions for that company. She assumed her current position in 2011. Ms. McNeal is a director of RLJ Lodging Trust, Vente-Privee USA and the UNCF.

Ms. McNeal has valuable experience in business development, customer relationship management, and financial and accounting matters as a result of her current position as a senior executive at American Express Company, along with her prior positions with Arthur Andersen, LLP and Salomon Brothers, Inc. In addition, she provides the Board with knowledge and insight regarding the financial services industry and financial markets.

Patricia A. Tracey	Director since 2007	Age 63
Vice President, Homeland Security and Defense Services Hewlett Packard Enterprise Services (technology services)

Vice Admiral Tracey received a Bachelor of Arts degree in Mathematics from the College of New Rochelle and a Masters Degree in Operations Research from the Naval Postgraduate School. From 1970 to 2004, Vice Admiral Tracey served in a series of increasingly responsible positions with the United States Navy, including Chief of Naval Education and Training from 1996 to 1998; Deputy Assistant Secretary of Defense (Military Manpower and Personnel Policy) from 1998 to 2001; and Director, Navy Staff from 2001 to 2004. Vice Admiral Tracey served as a consultant to the United States Navy from 2004 to 2005 and to the Department of Defense from 2005 to 2006. In 2006, Vice Admiral Tracey served as a Senior Fellow at the Center for Naval Analysis, prior to taking a position as Client Industry Executive with Electronic Data Systems Corporation. Hewlett Packard Co. acquired Electronic Data Systems Corporation in August of 2008. Vice Admiral Tracey assumed her current position as Vice President, Homeland Security and Defense Services with Hewlett Packard Enterprise Services in September 2012.

As a result of her service with the United States Navy, Vice Admiral Tracey has valuable experience in governmental affairs, environmental laws and regulations, OSHA standards, human resources, and education and training matters. She also provides the Board with knowledge and insight regarding the information technology industry.

Continuing Class III Directors

Terms Expire 2016

Dan O. Dinges	Director since 2010	Age 60
Chairman, President and Chief Executive Officer, Cabot Oil & Gas Corporation (exploration and development of oil and gas properties)

Mr. Dinges graduated from the University of Texas with a BBA degree in Petroleum Land Management. Mr. Dinges began his career with Mobil Oil Corporation in 1978. From 1981 to 2001, Mr. Dinges worked in a variety of management positions with Samedan Oil Corporation, a subsidiary of Noble Affiliates, Inc. (now Noble Energy Inc.). In September 2001, Mr. Dinges joined Cabot Oil & Gas Corporation as its President and Chief Operating Officer, and assumed his current position in May 2002. Mr. Dinges serves on the Board of Directors of Spitzer Industries, Inc., the American Natural Gas Alliance, the American Exploration & Production Council and the Foundation for Energy Education. Mr. Dinges previously served on the Board of Directors of Lone Star Technologies, Inc.

Mr. Dinges has valuable experience in managing the issues that face a publicly held company as a result of his service as Chairman and Chief Executive Officer of Cabot Oil & Gas Corporation. Mr. Dinges also possesses knowledge of and insight into the steel industry through his prior service as a director of Lone Star Technologies, Inc. In addition, he provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation.

John G. Drosdick	Director since 2003	Age 70
Retired Chairman, Chief Executive Officer and President, Sunoco, Inc. (petroleum and petrochemical products)

Mr. Drosdick graduated from Villanova University with a BS degree in chemical engineering and received a master’s degree in chemical engineering from the University of Massachusetts. From 1968 to 1983, Mr. Drosdick worked in a wide variety of management positions with Exxon Corporation. He was named President of Tosco Corporation in 1987 and President of Ultramar Corporation in 1992. In 1996, Mr. Drosdick became President and Chief Operating Officer of Sunoco and was elected Chairman and Chief Executive Officer in May 2000. He retired from his positions as Chief Executive Officer and President of Sunoco effective as of August 8, 2008 and as Chairman of Sunoco effective as of December 31, 2008. Mr. Drosdick is Chairman of the Board of Trustees of the PNC Funds and PNC Advantage Funds and a director of Triumph Group, Inc. Mr. Drosdick previously served on the Board of Directors of H.J. Heinz Co., Lincoln National Corporation and Sunoco Logistic, Inc.

As a result of his service as Chairman and Chief Executive Officer of Sunoco, Inc., Mr. Drosdick has valuable experience in managing the issues that face a publicly held company. In addition, he provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation. He also has experience in the chemicals and coke industries.

John J. Engel	Director since 2011	Age 52
Chairman, President and Chief Executive Officer, WESCO International, Inc. (distribution of electrical and industrial products and supply chain services)

Mr. Engel graduated from Villanova University in 1984 with a BS degree in Mechanical Engineering. He received his MBA from the University of Rochester in 1991. Mr. Engel began his career with General Electric Company where he held various engineering, manufacturing and general management positions from 1985 to 1994. From 1994 to 1999, Mr. Engel served as Vice President and General Manager of Allied Signal, Inc.; from 1999 to 2002, as Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and from 2003 to 2004, as Senior Vice President and General Manager of Gateway, Inc. Mr. Engel joined WESCO International, Inc. in 2004 and served as Senior Vice President and Chief Operating Officer from 2004 to 2009. He became a Director in October 2008 and served as President, Chief Executive Officer and Director from 2009 until 2011. He assumed his current position of Chairman, President and Chief Executive Officer in May 2011.

As a result of his service as Chairman, President and Chief Executive Officer of WESCO International, Inc. and working in a diverse range of industries, Mr. Engel has valuable experience managing the issues that face a publicly held company.

Charles R. Lee	Director since 2001	Age 74
Retired Chairman and Co-Chief Executive Officer, Verizon Communications (telecommunications)

Mr. Lee received a Bachelor’s degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corporation and then Columbia Pictures Industries Inc. In 1983, he joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in May 1992. Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon from June 2000 to March 2002 and as Non-Executive Chairman until December 31, 2003. Mr. Lee is a director of Marathon Petroleum Corporation and DirecTV Group. He previously served on the Board of Directors of Marathon Oil Corporation , The Procter & Gamble Company and United Technologies Corporation. Mr. Lee is also a member of the Board of Overseers of the Weill Medical College of Cornell University and Trustee Emeritus of Cornell University.

As a result of his service as Chairman and Chief Executive Officer of Verizon Communications, Mr. Lee has valuable experience in managing the issues that face a publicly held company with significant international operations. His long service on our Board allows him to offer historical insights into our company and industry. In addition, he has extensive financial and accounting expertise, as reflected in his designation as a financial expert on our Audit Committee.

Continuing Class II Directors

Terms Expire 2015

Thomas W. LaSorda	Director since 2013	Age 59
President, LaSorda Group LLC (management advisory and consulting services)

Mr. LaSorda graduated from University of Windsor in 1977 with a Bachelor of Arts and Commerce. He received his MBA from the University of Windsor in 1980. Mr. LaSorda began his career with General Motors Corporation where he held various manufacturing and management positions from 1977 to 2000, including Vice President, Quality, Reliability & Competitive Operations Implementation for GM North America, from 1998 to 2000. In 2000, Mr. LaSorda joined Chrysler Group where he served as Senior Vice President from 2000 to 2004, Chief Operating Officer from 2004 to 2005, a member of the Board of Management of Daimler AG from 2004 to 2007, President and Chief Executive Officer of Chrysler Group from 2005 to 2007 and Vice Chairman, President and a member of the Board of Managers of Chrysler LLC from 2007 to 2009. Mr. LaSorda joined Fisker Automotive as its Vice Chairman commencing in December 2011, and assumed the additional position of Chief Executive Officer in 2012. He left Fisker Automotive in August of 2012. Mr. LaSorda previously served as a director of Electrovaya, Inc., AGCO Corporation, and Husky Injection Molding Systems Ltd. He is also the founder of IncWell LP, a private venture capital fund.

Mr. LaSorda provides the Board with substantial manufacturing and quality control experience, especially regarding the challenges faced by large, multi-national public companies. He also provides the Board with insight regarding the automotive industry, an important market for the Corporation.

Mario Longhi	Director since 2013	Age 59
President and Chief Executive Officer, United States Steel Corporation

Mr. Longhi received a bachelor’s degree in metallurgical engineering from the Institute Mauá de Tecnologica in São Paulo, Brazil in 1977. He joined Alcoa, Inc. in 1982 where he served until 2005 in a variety of senior management positions. He was President of Gerdau Ameristeel Corporation from 2005 to 2006 and President and Chief Executive Officer from 2006 to 2011. Mr. Longhi was elected Executive Vice President and Chief Operating Officer of United States Steel Corporation in July 2012; President and Chief Operating Officer in June 2013; and President & Chief Executive Officer and a Director in September 2013. Mr. Longhi is also a director of RTI International Metals, Inc.

As the President and Chief Executive Officer of U. S. Steel, Mr. Longhi is responsible for all of the business and corporate affairs of U. S. Steel. His knowledge of the steel industry in general, and the Corporation’s business in particular, provides crucial insight to the Board on the Corporation’s strategic planning and operations. His knowledge and handling of the day-to-day issues affecting U. S. Steel’s business provide the Board with invaluable information necessary to direct the business and affairs of the Corporation.

Robert A. McDonald	Director since 2014	Age 60
Retired Chairman of the Board, President & Chief Executive Officer, The Procter & Gamble Company (consumer goods)

Mr. McDonald received a Bachelor of Science in Engineering from the United States Military Academy and an MBA from the University of Utah. He served for five years as an Airborne Ranger Infantry Officer, primarily in the 82nd Airborne Division of the U.S. Army. Mr. McDonald joined Procter & Gamble in 1980 and served in a series of increasingly responsible positions for that company. He was named Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; and Chairman of the Board in 2010. Mr. McDonald is a member of the Board of Directors of Xerox Corporation.

As a result of his service as Chairman of the Board, President and Chief Executive Officer of Procter & Gamble, Mr. McDonald has valuable experience in managing the issues that face a large publicly held company, including international experience, executive leadership expertise and extensive knowledge of financial and operational matters.

Seth E. Schofield	Director since 2001	Age 74
Retired Chairman and Chief Executive Officer, USAir Group (air carrier)

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of Marathon Petroleum Corporation and Chairman of the Board of Directors of Calgon Carbon Corporation. He previously served on the Board of Directors of Marathon Oil Corporation.

As a result of his service as Chairman and Chief Executive Officer of USAir Group and Chairman of the Board of Calgon Carbon Corporation, Mr. Schofield has valuable experience in managing the issues that face a publicly held company. In addition, his long service on our Board allows him to offer historical insights into our company and industry.

David S. Sutherland	Director since 2008	Age 64
Chairman of the Board, United States Steel Corporation Retired President and Chief Executive Officer, IPSCO, Inc. (steel producer)

Mr. Sutherland earned a Bachelor of Commerce degree from the University of Saskatchewan and a master’s degree in business administration from the University of Pittsburgh’s Katz Graduate School of Business. Mr. Sutherland retired as President and Chief Executive Officer of the former IPSCO, Inc., a leading North American steel producer, in July 2007 after spending thirty years with the company and more than five as President and Chief Executive Officer. Mr. Sutherland became the non-executive Chairman of the Board of U. S. Steel on January 1, 2014. Mr. Sutherland is a director of GATX Corporation and Imperial Oil, Ltd. Mr. Sutherland is a former chairman of the American Iron and Steel Institute and served as a member of the board of directors of IPSCO, Inc., ZCL Composites Inc., the Steel Manufacturers Association, the International Iron and Steel Institute, the Canadian Steel Producers Association and the National Association of Manufacturers.

Mr. Sutherland has valuable experience in managing the issues that face a publicly held steel company as a result of his service as President and Chief Executive Officer of IPSCO, Inc. He has extensive knowledge of the Canadian business climate in general, and the Canadian steel industry in particular, all of which is helpful in the context of the Corporation’s Canadian presence.

Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

Pursuant to the authority provided by its Charter, the Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for U. S. Steel for the current fiscal year. Although action by the stockholders in this matter is not required by law or the Corporation’s By-Laws, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in maintaining the integrity of the Corporation’s financial controls and reporting. If the appointment of PwC is not ratified by the stockholders, the Audit Committee will reconsider its appointment and review its future selection of an independent registered public accounting firm in light of that result. However, the Audit Committee may decide to maintain its appointment of PwC. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the Corporation’s best interests and in the best interests of our stockholders.

PwC has served as the independent auditor (now referred to as the independent registered public accounting firm) of U. S. Steel for many years. We believe that PwC’s knowledge of U. S. Steel’s business and its organization gained through this period of service is quite valuable. Partners and employees of PwC assigned to the U. S. Steel engagement are periodically rotated, thus giving U. S. Steel the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2013, PwC performed professional services for U. S. Steel in connection with audits of the financial statements of U. S. Steel, and of U. S. Steel’s internal control over financial reporting as of December 31, 2013, and audits of certain subsidiaries and certain pension and other employee benefit plans. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

The Board recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm.

Proposal No. 3	Advisory Vote on Executive Compensation

As further described below in the Compensation Discussion & Analysis, our executive compensation programs are designed to attract, retain, motivate and reward executives who make a significant contribution to the achievement of our corporate goals. Our guiding principles include fair and competitive pay, pay for performance, and the alignment of executive and shareholder interests. In general, executive pay is targeted at the 50th percentile of our peer group with over 75% of the compensation (approximately 85% for the CEO) tied to the achievement of performance goals or the performance of our stock. Accordingly, the Compensation & Organization Committee believes that our compensation programs effectively align the interests of our executive officers with those of our shareholders.

We are committed to communicating with shareholders about our executive compensation programs and, as outlined below, in 2013 we held several discussions with major shareholders to explain recent changes to our programs and to seek additional feedback. This shareholder feedback was considered by the Compensation & Organization Committee in revising our executive compensation programs for 2014. The 2014 revisions support the broad business transformation efforts that are being implemented under the leadership of our new President and CEO Mario Longhi, who assumed the role September 1, 2013.

In May of 2013, after considering the results of the 2013 Advisory Vote on Executive Compensation, discussions with our largest shareholders, and a lower stock price on the date of grant in comparison to prior years, the Compensation & Organization Committee of the Board of Directors revised our executive compensation program to further align compensation with corporate performance and shareholder interests by making the following changes:

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Traditional stock options were replaced with “premium priced stock options” with an exercise price set at $25.00, which was a 34% premium over the grant date stock price of $18.64. The premium priced stock options add an additional performance based feature to our traditional stock options and allow our shareholders to benefit from the first 34% increase in our stock price before executives realize any value.

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A $25.00 stock price (instead of the fair market value of $18.64 on the date of grant) was used to determine the number of shares granted for all equity awards except new-hire grants, which resulted in fewer shares being granted in comparison to prior years.

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With respect to performance awards, the standards (which are based on relative TSR) required to earn a payout were increased from the 25th percentile at the threshold level, 50th percentile at the target level, and 75th percentile at the maximum level to the 30th, 60th, and 90th percentiles respectively.

In the fall of 2013, management and the Chairman of the Compensation & Organization Committee contacted our largest shareholders to discuss the above changes. Specific feedback obtained from shareholders in these discussions is outlined on page 50 of the Compensation Discussion & Analysis.

To address the views expressed by our shareholders in those discussions, and in support of the business transformation efforts implemented by our new CEO, the Committee revised our incentive plans for 2014. The Annual Incentive Compensation Program was revised to focus on fundamental improvements in cash flow and income from operations, while rewarding individual performance and emphasizing a safe work environment. The Long-Term Incentive Plan (which consists of performance awards, stock options and restricted stock units) was revised to (1) increase the performance awards from 40% to 60% of the total awards (the remaining awards will continue to be divided equally between stock options and restricted stock units), and (2) add a second performance measure, Return on Capital Employed, to the existing relative TSR measure; both are further explained in the Executive Summary section of the Compensation Discussion & Analysis.

We are asking our stockholders to approve, on an advisory basis, the compensation of the Corporation’s Named Executive Officers as disclosed in this proxy statement by voting FOR the following resolution:

RESOLVED, that the stockholders of United States Steel Corporation (the “Corporation”) approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Corporation’s proxy statement for the 2014 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, compensation tables and narrative discussions.

Although this is an advisory vote which will not be binding on the Compensation & Organization Committee or the Board, we will carefully review the results of the vote. The Board has adopted a policy providing for an annual advisory vote on executive compensation. Unless the Board modifies this policy, the next advisory vote on executive compensation will be held at our 2015 Annual Meeting of Stockholders.

Proposal No. 4	Amendment and Restatement of the 2005 Stock Incentive Plan

The United States Steel Corporation 2005 Stock Incentive Plan (the “Stock Plan”) was originally adopted by the Board of Directors and stockholders on April 26, 2005 and was subsequently amended and restated by the Board of Directors and approved by stockholders on April 27, 2010.

Upon recommendation of the Compensation & Organization Committee, our Board of Directors adopted, subject to your approval, an amended and restated Stock Plan effective April 29, 2014. The principal amendment to the prior Stock Plan is an increase of 5,800,000 in the total number of shares of our common stock reserved for issuance as awards under the Stock Plan. The affirmative vote of a majority of the shares present in person at the meeting or represented by proxy and entitled to vote is required for approval of an amendment and restatement of the Stock Plan.

In determining the number of shares of common stock to be authorized under the amended and restated Stock Plan, the Compensation & Organization Committee considered the needs of U. S. Steel for the shares and the potential dilution that awarding the requested shares may have on the existing stockholders. An independent compensation advisor assisted U. S. Steel in determining the appropriate number of shares to be requested. The advisor examined a number of factors, including U. S. Steel’s burn rate and an overhang analysis. The Compensation & Organization Committee expects the number of shares available under the amended and restated Stock Plan to be sufficient for up to approximately three years of awards based upon the historic rates of awards.

The burn rate is the total equity awards granted by U. S. Steel in a fiscal year divided by the total common stock outstanding at the beginning of the year. In fiscal 2011, 2012 and 2013, U. S. Steel made equity awards representing a total of 1,214,180 shares, 2,742,671 shares and 3,125,850 shares, respectively. Using the ISS Proxy Advisory Services methodology for calculating burn rate, which applies a multiplier of 2 to any full value awards (awards for which the participant does not pay for the shares), U. S. Steel’s three-year average (ISS adjusted) burn rate for equity grants made in fiscal 2011, 2012 and 2013 was 2.34%.

An additional metric used to measure the cumulative dilutive impact of the equity program is overhang. The calculation of overhang can be described as (A+B) / (A+B+C) where:

•	A is the number of outstanding stock options and outstanding full value awards;

•	B is the number of shares available for future grant under the proposed Stock Plan; and

•	C is the total outstanding shares of common stock

As of December 31, 2013, U. S. Steel had 5,207,288 outstanding stock options, 1,992,234 outstanding full value awards, and 2,609,897 shares available for future grant under the Stock Plan. As of that date, U. S. Steel had 144,578,000 outstanding shares of Common Stock. This results in an overhang of 6.4%.

Because Proposal 4 does not contemplate the amount or timing of specific equity awards in the future, and because historic rates of awards may not be indicative of future rates of awards, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards. However, the current rationale and practices of the Compensation & Organization Committee with respect to equity awards is set forth in the “Long-Term Incentive Plan and Stock Ownership” section and elsewhere in the “Compensation Discussion & Analysis” in this proxy statement.

If approved by stockholders, the Stock Plan, as amended and restated, will be available for awards to employees, non-employee directors and other service providers of U. S. Steel, its subsidiaries and affiliates. If the amendment and restatement of the Stock Plan is not approved, the Stock Plan will remain in effect without including any amendments, there will be no increase in the number of shares available under the Stock Plan, and future grants of performance-based compensation awards cannot be made after the 2015 Annual Meeting of Stockholders.

The Board recommends the amendment and restatement of the Stock Plan for your approval.

The Board of Directors believes that you should approve the amendment and restatement of the Stock Plan because it encourages eligible participants to increase their efforts to help make U. S. Steel more successful and aligns their interests with those of U. S. Steel’s stockholders.

The following is a summary of the main features of the Stock Plan, as amended and restated; however, before voting, you may want to read the entire Stock Plan, which is attached hereto as Appendix A.

Summary of the 2005 Stock Incentive Plan, as amended and restated

In general, the amendments to the Stock Plan would accomplish the following:

•	add 5,800,000 shares for possible issuance,

•	restrict the ability to pay dividends or dividend equivalents on performance awards before the performance goals are achieved and the performance awards are earned,

•	further restrict the re-use of shares under the Plan that were either covered by appreciation rights or repurchased by U. S. Steel with option proceeds,

•	require a minimum three-year vesting period for stock options with time-based vesting schedules, or a minimum one-year vesting period for stock options with performance-based vesting schedules, and

•	clarify that awards may not be repriced through an exchange for cash.

The purposes of the Stock Plan are

•	to attract, retain and motivate employees and non-employee directors of outstanding ability, and

•	to align their interests with those of the stockholders of U. S. Steel.

Employees, non-employee directors and other service providers of U. S. Steel or any subsidiary or affiliate are eligible to receive awards under the Stock Plan.

The aggregate number of shares of U. S. Steel common stock which may be issued under the Stock Plan is the sum of (i) the number of shares available for issuance under the plan as of December 31, 2013, which was 2,609,897, and (ii) 5,800,000 additional shares, for a total of 8,409,897 shares, subject to proportionate adjustment in the event of stock splits and similar events. To measure the number of shares issued under the Stock Plan pursuant to awards granted, each stock option or purchase right in which the participant pays the fair market value for such share measured as of the grant date and each appreciation right which is based on at least the fair market value of a share as of the grant date, will reduce the number of shares available under the Stock Plan by one share for each share represented by such stock option, purchase right or appreciation right, except to the extent the award is settled in cash and without giving effect to the net number of shares that may be issued. All other awards, unless settled in cash, shall reduce the number of shares available under the Stock Plan by 1.64 shares for each such share to which the award relates. Shares delivered in payment of the exercise price of an award or to satisfy withholding obligations, or which are repurchased through the use of option proceeds are counted against the number of shares granted, and are not again available for awards under the Plan. All shares covered by an appreciation right that is exercised and settled in shares are also counted against the number of shares granted. No awards may be granted under the Stock Plan subsequent to April 28, 2024.

Administration

Except in the case of awards to non-employee directors, the Stock Plan will be administered by a committee of the Board consisting of at least three members of the Board. Each member of the committee must be an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “independent” director under the rules of the New York Stock Exchange. The Compensation & Organization Committee has performed, and will continue to perform, this function. In the case of awards to non-employee directors, the Stock Plan will be administered by the Board. As used in this proposal, the term “Committee” is used to refer to the Board in the case of awards to non-employee directors, or the three-member committee described above in the case of awards to employees and other service providers.

The Committee has full authority, in its discretion, to interpret the Stock Plan and to determine the persons who will receive awards and the number of shares to be covered by each award. It is expected that all employees and all non-employee directors will be eligible for participation under the Stock Plan. Currently U. S. Steel has approximately 38,500 employees and 12 non-employee directors.

The types of awards which the Committee has authority to grant are (1) stock options, (2) restricted stock, (3) restricted stock units, (4) performance awards and (5) other stock-based awards, including appreciation rights. Each of these types of awards is described below.

Stock Options

The Stock Plan provides for the grant of stock options. The option price for each stock option may not be less than 100% of the fair market value of U. S. Steel’s common stock on the date the stock option is granted. Fair market value, for purposes of the Stock Plan, is generally the mean between the publicly reported high and low sale prices per share of U. S. Steel’s common stock for the date as of which fair market value is to be determined. On                     , 2014 the fair market value of a share of U. S. Steel’s common stock, as so computed, was $        .

A stock option becomes exercisable at such time or times and/or upon the occurrence of such event or events as the Committee may determine. The vesting period applicable to stock options may not be less than three years for options with time-based vesting schedules, with ratable vesting over such period, or one year in the case of a performance-based vesting schedule. No stock option may be exercised after the expiration of ten years from the date of grant.

The option price for each stock option will be payable to U. S. Steel in full in cash at the time of exercise; however, in lieu of cash the holder of an option may, if authorized by the Committee, pay the option price in whole or in part by (i) delivering to U. S. Steel shares of U. S. Steel’s common stock, or other property, or any combination thereof, having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash or (ii) the withholding of shares to be acquired upon exercise, valued at the fair market value on the date of exercise, equal to the option price for the shares being purchased.

No stock option granted under the Stock Plan is transferable other than by will or by the laws of descent and distribution, and a stock option may be exercised during an optionee’s lifetime only by the optionee.

The maximum aggregate number of shares of U. S. Steel’s common stock which shall be available for the grant of stock options to any one individual under the Stock Plan during any calendar year is limited to 1,000,000 shares.

Subject to the foregoing and the other provisions of the Stock Plan, stock options granted under the Stock Plan to participants may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee.

Restricted Stock Awards

Restricted shares of U. S. Steel’s common stock awarded by the Committee will be subject to such restrictions (which may include restrictions on the right to transfer or encumber the shares while subject to restriction) as the Committee may impose and will be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The restricted stock award agreement between U. S. Steel and the awardee will set forth the number of shares of restricted stock awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the restricted stock awards in whole or in part and such other terms and conditions as the Committee in its discretion deems appropriate. The restriction period applicable to restricted stock awards may not be less than three years, with ratable vesting over such period, in the case of a time-based restriction, or one year in the case of a performance-based restriction.

Following a restricted stock award and prior to the lapse or termination of the applicable restrictions, share certificates for the restricted stock award will be held in escrow. Upon the lapse or termination of the restrictions (and not before), the share certificates will be delivered to the awardee. From the date a restricted stock award is effective, however, the awardee will be a stockholder with respect to the restricted stock award and will have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions imposed by the Committee.

The maximum aggregate number of shares of U. S. Steel’s common stock which may be earned by any one individual under restricted stock awards based on performance measures specified in the Stock Plan and intended to be performance-based compensation under Section 162(m) of the Code during any calendar year shall be limited to 1,000,000 shares. In the case of performance periods covering multiple calendar years, the number of shares which is earned in any one calendar year of such performance period is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of shares earned by the participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and the lapsing of restrictions applicable to the restricted stock may occur in a subsequent calendar year or years. Following completion of any applicable performance period, and prior to any payment, the Committee shall determine in accordance with the terms of the restricted stock award and certify in writing whether the applicable performance goals were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance.

Restricted Stock Units

Restricted stock units that provide for the issuance of U. S. Steel’s common stock upon vesting may be awarded by the Committee subject to such restrictions (which may include restrictions on the right to transfer or encumber the units) as the Committee may impose and will be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The restricted stock unit agreement between U. S. Steel and the awardee will set forth the number of shares of stock represented by the restricted stock unit awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the restricted stock units in whole or in part and such other terms and conditions as the Committee in its discretion deems appropriate. The restriction period applicable to restricted stock units may not be less than three years, with ratable vesting over such period, in the case of a time-based restriction, or one year in the case of a performance-based restriction.

Upon the lapse or termination of the restrictions (and not before), and in no event later than two and one-half months following the end of the calendar year in which vesting occurs, share certificates will be delivered to the awardee in satisfaction of the restricted stock units. The awardee will not be a stockholder with respect to the restricted stock unit and will not have the rights of a stockholder with respect to such unit until the shares are issued. The Committee may determine to pay dividend equivalents relative to the shares that ultimately vest.

The maximum aggregate number shares of U. S. Steel’s common stock which may be earned by any one individual under restricted stock unit awards based on performance measures specified in the Stock Plan and intended to qualify as performance-based compensation under Section 162(m) of the Code is limited to 1,000,000 Shares or, if such award is payable in cash, the Fair Market Value equivalent thereof. In the case of performance periods covering multiple calendar years, the number of shares which is earned in any one calendar year of such performance period is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of shares earned by the participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and actual payment may occur in a subsequent calendar year or years. In the case of such performance-based restricted stock units, following completion of the applicable performance period, and prior to any payment, the Committee shall determine in accordance with the terms of the restricted stock unit and shall certify in writing whether the applicable performance goals were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance.

Performance Awards

A performance award granted by the Committee under the Stock Plan shall represent a right to receive shares of U. S. Steel’s common stock, based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals established by the Committee at the time of the award.

At or prior to the time a performance award is granted, the Committee shall set forth in writing (1) the performance goals applicable to the award and the performance period during which the achievement of the performance goals shall be measured, (2) the amount which may be earned by the participant based on the achievement, or the level of achievement, of the performance goals or the formula by which such amount shall be determined and (3) such other terms and conditions applicable to the award as the Committee may, in its discretion, determine. The terms so established by the Committee shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any performance goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the participant based on such performance. The Committee may retain the discretion to reduce (but not to increase) the amount of a performance award which will be earned based on the achievement of performance goals. When the performance goals are established, the Committee shall also specify the manner in which the level of achievement of such performance goals shall be calculated and the weighting assigned to such performance goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code. Dividends and dividend equivalents may accrue, but may not be paid with respect to performance awards before the performance goals are achieved and the performance awards are earned.

Performance goals shall mean one or more preestablished, objective measures of performance during a specified performance period, selected by the Committee in its discretion. Performance goals may be based on one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change and on a gross or net basis: safety performance, stock price, capital expenditures, earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, income from operations per ton shipped, tons shipped, cash flow, market share, return on equity, return on assets, earnings (including EBITDA and EBIT), operating cash flow, operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, shareholder equity, debt, debt to shareholder equity, debt to earnings (including EBITDA and EBIT), interest expense and/or other fixed charges, earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges, environmental emissions improvement, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, cost per hire, turnover rate, and/or training costs and expenses. Performance goals based on such performance measures may be based either on the performance of U. S. Steel, a subsidiary or subsidiaries, affiliate, any branch, department, business unit or other portion thereof under such measure for the performance period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior performance periods or other measure selected or defined by the Committee at the time of making a performance award. The Committee may in its discretion also determine to use other objective performance measures as performance goals; however, the compensation awarded in connection with performance measures other than those identified above will not satisfy the exemption under Section 162(m) of the Code.

Following completion of the applicable performance period, and prior to any payment of a performance award to the participant, the Committee shall determine in accordance with the terms of the performance award and shall certify in writing whether the applicable performance goal or goals were achieved, or the level of such achievement, and the amount, if any, earned by the participant based upon such performance. Performance awards are not intended to provide for the deferral of compensation. Accordingly, payment of performance awards will be made upon vesting and in no event later than two and one-half months following the end of the calendar year in which the performance period ends, or such other time period as may be required under Section 409A of the Code to avoid characterization of such awards as deferred compensation. Performance periods under the Stock Plan will be each calendar year, unless otherwise determined by the Committee in its discretion.

In any one calendar year, the maximum amount which may be earned by any single participant under performance awards granted under the Stock Plan shall be limited to 1,000,000 shares. In the case of performance periods covering multiple calendar years, the amount which is earned in any one calendar year is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of shares of common stock earned by the participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and actual payment to the participant may occur in a subsequent calendar year or years.

Performance awards granted by the Committee under the Stock Plan are intended to qualify for the “performance based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by Section 162(m) of the Code. Because U. S. Steel has retained the discretion to change specific performance targets, shareholder re-approval of the Stock Plan will be required in the future under regulations issued pursuant to Section 162(m) of the Code, currently every five years. Thus, absent additional stockholder approval, no performance award may be granted under the Stock Plan subsequent to U. S. Steel’s annual meeting of stockholders in 2019.

Other Stock-Based Awards

The Committee shall be authorized, subject to limitations under applicable law, to grant to eligible employees, in lieu of salary or cash bonus, such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed by the Committee to be consistent with the purposes of the Stock Plan, including, without limitation, purchase rights, appreciation rights, shares of common stock awarded without restrictions or conditions, subject to the limitations of the Stock Plan, convertible securities, exchangeable securities or other rights convertible or exchangeable into shares of common stock, as the Committee in its discretion may determine. In the discretion of the Committee, such other stock-based awards, including shares of common stock, or other types of awards authorized under the Stock Plan, may be used in connection with, or to satisfy obligations of U. S. Steel or a subsidiary under, other compensation or incentive plans, programs or arrangements of U. S. Steel or any subsidiary for eligible employees, including without limitation the 2005 and 2010 Annual Incentive Compensation Plans, the Deferred Compensation Plan for Non-Employee Directors, the Non-Employee Director Stock Plan or other successor programs and executive contracts.

The Committee shall determine the terms and conditions of other stock-based awards. Any shares of common stock or securities delivered pursuant to a purchase right or appreciation right granted under the Stock Plan shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, shares of common stock delivered or withheld from shares to be acquired upon exercise, or other property or any combination thereof, as the Committee shall determine. However, the value of such consideration shall not be less than the fair market value of such shares of common stock or other securities on the date of grant of the purchase right. Appreciation rights may not be granted at a price less than the fair market value of the underlying shares on the date of grant.

The aggregate number of shares for which appreciation rights may be granted under the Stock Plan to any single Participant in any calendar year shall not exceed 1,000,000 shares. The maximum number of shares available for issuance that do not conform to the vesting requirements applicable to restricted stock, restricted stock units and performance awards shall be limited to 575,000 shares, as of April 29, 2014.

Change of Control

Unless otherwise determined by the Committee, if a change of control, as defined in the Stock Plan, occurs and within 24 months thereafter a participant’s employment is terminated either (i) involuntarily by U. S. Steel for any reason other than “cause” or, (ii) in the case of a member of executive management, voluntarily by the participant for “good reason”, as defined in the Stock Plan, then (1) all outstanding stock options, and other awards under which the participant may have rights the exercise of which is restricted or limited, shall become fully exercisable, (2) all restrictions or limitations, including risks of forfeiture and deferrals, on awards subject to restrictions or limitations under the Stock Plan shall lapse and (3) all performance goals applicable to performance awards shall be measured over the shortened performance period ending on the date of the change of control. Scheduled vesting dates for performance-based awards are not affected by a change of control, and all awards remain payable on the dates provided in the underlying award agreements and the Stock Plan.

Possible Anti-Takeover Effect

The provisions of the Stock Plan providing for the acceleration of the exercise date of stock options and the lapse of restrictions applicable to other awards upon termination of employment following a change of control may be considered by some as having an anti-takeover effect.

Miscellaneous

Except to the extent otherwise determined by the Committee, no award and no rights or interests therein shall be assignable or transferable by a participant other than by will or the laws of descent and distribution, and any stock option or other right to purchase or acquire shares of common stock granted to a participant under the Stock Plan shall be exercisable during the participant’s lifetime only by such participant.

The Board of Directors may amend, alter, suspend, discontinue or terminate the Stock Plan at any time without stockholder approval except to the extent that stockholder approval is required by law or stock exchange rules or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the Stock Plan or modifies the requirements for participation under the Stock Plan or if the Board determines that stockholder approval is advisable. Without the consent of the participant, no amendment, suspension or termination of the Stock Plan or any award may materially and adversely affect the rights of such participant under any previously granted award. The exercise price of any outstanding stock option, appreciation right or other purchase right may not be reduced, whether through an exchange for cash or through amendment, cancellation or replacement, unless the reduction has been approved by the stockholders.

The Committee may determine that an Award shall be forfeited and/or any value received from the award shall be repaid to U. S. Steel pursuant to any recoupment policies, rules or regulations in effect at the time of such award.

Nothing contained in the Stock Plan shall prevent U. S. Steel from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

New Plan Benefits

The actual amount of awards to be received by or allocated to participants or groups under the Stock Plan is not determinable in advance because the selection of participants who receive awards under the Stock Plan, and the size and type of awards, are generally determined by the Committee in its discretion. Although the non-employee directors receive at least 50% of their retainer in the form of common stock units, that number of shares is also not determinable because it is subject to the directors’ deferral election and the stock price.

Equity grants to each of our Named Executive Officers for Fiscal 2013 are set forth in the 2013 Grants of Plan-Based Awards Table and equity grants to our non-employee directors for Fiscal 2013 are set forth in the Director Compensation Table.

The following table shows the awards granted in Fiscal 2013 to all executive officers (including the Named Executive Officers) as a group, to the non-executive director group and to all non-executive officer employees as a group under predecessor plans and arrangements:

	Stock Option		Restricted Stock and Restricted Stock Units (Number of Shares) (1)	Performance Awards (Number of Shares at Target) (#)
	Number of Shares (#)	Average Exercise Price ($)

All executive officers as a group (9 persons) (2)	508,940	$25.00	248,200	98,760
Non-executive director Group (12 persons)	0	N/A	55,567	0
All non-executive officer employees as a group	1,301,530	$20.27	795,220	173,200

(1)	In the case of non-executive directors, the awards are in the form of Common Stock Units.

(2)	Includes executive officers as of December 31, 2013, who received option grants in 2013.

If the Stock Plan receives stockholder approval, U. S. Steel intends to promptly file a registration statement with the SEC on Form S-8 to register the additional shares that may be issued under the Stock Plan.

Equity Compensation Plan Information

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plan as of December 31, 2013.

Plan Category	(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(2) Weighted- average exercise price of outstanding options, warrants and rights		(3) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (1))
Equity compensation plans approved by security holders (a)	7,862,465	$37.66		2,609,897	(b)
Equity compensation plans not approved by security holders (c)	27,819	(one for one	)	—
Total	7,890,284	—		2,609,897

(a)	The numbers in columns (1) and (2) of this row contemplate all shares that could potentially be issued as a result of outstanding grants under the 2005 Stock Incentive Plan as of December 31, 2013. (For more information, see Note 12 to the Consolidated Financial Statements.) Column (1) includes (i) 162,967 shares of common stock that could be issued for the Common Stock Units outstanding under the Deferred Compensation Program for Non-Employee Directors and (ii) 999,952 shares that could be issued for the 499,976 performance awards outstanding under the Long-Term Incentive Compensation Program (a program under the 2005 Stock Incentive Plan). The calculation in column (2) does not include the Common Stock Units since the weighted average exercise price for Common Stock Units is one for one; that is, one share of common stock will be given in exchange for each unit of such phantom stock accumulated through the date of the director’s retirement. Also, the calculation in column (2) does not include the performance awards since the weighted average exercise price for performance awards can range from zero for one to two for one; that is, performance awards may result in up to 999,952 shares of common stock being issued (two for one), or some lesser number of shares (including zero shares of common stock issued), depending upon the Corporation’s common stock performance versus that of a peer group of companies.

(b)	Represents shares available under the 2005 Stock Incentive Plan.

(c)	At December 31, 2013, U. S. Steel had no securities remaining for future issuance under equity compensation plans that had not been approved by security holders. Column

(1) represents Common Stock Units that were issued pursuant to the Deferred Compensation Plan for Non-Employee Directors prior to its being amended to make it a program under the 2005 Stock Incentive Plan. The weighted average exercise price for Common Stock Units in column (2) is one for one; that is, one share of common stock will be given in exchange for each unit of phantom stock upon the director’s retirement from the Board of Directors. All future grants under this amended plan/program will count as shares issued pursuant to the 2005 Stock Incentive Plan, a shareholder approved plan.

Federal Income Tax Consequences

The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of awards under present law.

Nonstatutory Stock Options. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. If the option price of a nonstatutory stock option is paid in whole or in part with shares of U. S. Steel’s common stock, no income, gain or loss will be recognized by the optionee on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the nonstatutory stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the optionee on the date of exercise of the stock option.

Except as described in “Other Tax Matters” below, U. S. Steel or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the optionee.

Restricted Stock. An awardee of restricted stock will not recognize any taxable income for Federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, an awardee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the awardee does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the awardee and will be taxable in the year the restrictions lapse. Except as described in “Other Tax Matters” below, U. S. Steel or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Restricted Stock Units. An awardee who receives restricted stock units will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash or shares of common stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of common stock. Except as described in “Other Tax Matters” below, U. S. Steel generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Performance Awards. An employee who receives a performance award will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any shares of common stock received pursuant to the award will be treated as compensation income received by the employee generally in the year in which the employee receives such shares of common stock. Except as described in “Other Tax Matters” below, U. S. Steel generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Appreciation Rights. An awardee will not recognize any taxable income for Federal income tax purposes upon receipt of appreciation rights. The value of any common stock or cash received in payment of appreciation rights will be treated as compensation received by the awardee in the year in which the awardee receives the common stock or cash. Except as described in “Other Tax Matters” below, U. S. Steel generally will be entitled to a corresponding deduction in the same amount for compensation paid to the awardee.

Other Tax Matters. The exercise by an employee of a stock option or appreciation right, the lapse of restrictions on restricted stock and restricted stock units, or the deemed achievement or fulfillment of performance awards following the occurrence of a change of control, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of common stock resulting from such exercise or deemed achievement or fulfillment of performance awards or, in the case of restricted stock and restricted stock units, on all or a portion of the fair market value of the shares on the date the restrictions lapse and (ii) the unavailability of a compensation deduction which would otherwise be allowable to U. S. Steel as explained above. Except for (i) stock options, (ii) appreciation rights, and (iii) restricted stock awards, restricted stock unit awards, and performance awards that meet the requirements of the Stock Plan and are based on the performance measures described therein, U. S. Steel may not be eligible for a compensation deduction which would otherwise be allowable for compensation paid to any employee if, as of the close of the tax year, the employee is the chief executive officer of U. S. Steel or is among the three other highest compensated officers for that tax year for whom compensation is required to be reported to stockholders under the Securities Exchange Act, as amended, to the extent the total compensation paid to such employee exceeds $1,000,000.

Additional Information. U. S. Steel expects that stock options, appreciation rights, performance awards and restricted stock and restricted stock unit awards that are based on performance measures set forth in the Stock Plan and otherwise meet the requirements of the Stock Plan will qualify as performance-based compensation that is exempt from the $1,000,000 annual deduction limit (for Federal income tax purposes) of compensation paid by public corporations to each of the Corporation’s chief executive officer and three other most highly compensated executive officers in each fiscal year, which limit is imposed by Code Section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding U. S. Steel’s efforts, that compensation intended by U. S. Steel to satisfy the requirements for deductibility under Code Section 162(m) will in fact do so.

The Board recommends a vote FOR the approval of the Amendment and Restatement of the 2005 Stock Incentive Plan.

Proposal No. 5	Amendment of Restated Certificate of Incorporation to Declassify the Board of Directors and Provide for Annual Election of Directors

Article SEVENTH of the Corporation’s Restated Certificate of Incorporation currently provides that our directors are divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of directors. The members of each class serve for staggered terms that expire at the third annual meeting of the stockholders after their election and until their respective successors are duly elected and qualified.

Upon the recommendation of the Corporate Governance and Public Policy Committee, our Board of Directors has unanimously approved and declared the advisability of an amendment to the Restated Certificate of Incorporation to amend and restate Article SEVENTH to eliminate the classified Board structure and provide for the annual election of directors, and the Board is submitting the proposed amendment (the

“Amendment”) to the stockholders of the Corporation for their approval at the 2014 Annual Meeting. The complete text of Article SEVENTH, as proposed to be amended and restated, is set forth in Appendix B, and the discussion that follows is qualified in its entirety by reference to such text. As described below, if the Amendment is approved by the affirmative vote of a majority of the outstanding shares of the Corporation, the elimination of our classified Board structure will be phased in over a three-year period, beginning with the 2015 Annual Meeting of Stockholders.

If approved by the stockholders, the Amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, that the Corporation intends to file promptly following stockholder approval. In addition, the Board has amended the By-Laws of the Corporation to eliminate any reference to the classified structure of the Board. As there is no requirement to include such a reference in the By-Laws, the amendment to the By-Laws will not be affected by the stockholders’ vote on the Amendment. The amendment to the By-Laws did not require stockholder approval.

Pursuant to the Amendment, commencing with the 2017 Annual Meeting, the Board will no longer be classified, all directors will be elected for one-year terms, and directors may be removed by the stockholders with or without cause. The three-year terms of the Class I directors to be elected at the 2014 Annual Meeting, and the remaining terms of the Class II directors and the Class III directors currently serving on the Board, will not be affected by the Amendment. Thus, the phased-in implementation of Board declassification will not prevent any director elected prior to the 2015 Annual Meeting from completing the three-year term for which such director was elected. In addition, the term of any director appointed to fill a vacancy created by an increase in the number of directors will expire at the next annual meeting of stockholders following such appointment, and the term of any director appointed to fill a vacancy created by any other cause will expire at the expiration of the term of the director whose place became vacant. In all cases, each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

At each of the 2012 and 2013 Annual Meetings, our stockholders, by a majority of the votes cast (but not a majority of the outstanding shares), approved an advisory stockholder proposal to declassify the Board. In each of those cases, our Board opposed the stockholder proposal because it concluded, after careful consideration and upon the recommendation of the Corporate Governance and Public Policy Committee, that the Corporation’s long-standing classified Board structure continued to be in the best interests of the Corporation and all of our stockholders. The Board stated its belief that the classified Board structure protected stockholder value by increasing our Board’s ability to evaluate the fairness of any takeover offer, to protect stockholders from abusive or coercive offers and, where appropriate, to negotiate on behalf of our stockholders. Our Board also believed that the classified structure provided continuity and stability, and enhanced the Corporation’s relationship with the United Steelworkers Union.

While these benefits of a classified Board structure remain important, our Board recognizes that a large number of S&P 500 companies have declassified their boards in recent years and that many stockholders believe that annual elections of directors increase the accountability of directors and provide other benefits. This stockholder sentiment in favor of board declassification was evidenced by the approval, by a large majority of the votes cast, of the advisory stockholder declassification proposals at the 2012 and the 2013 Annual Meetings. Nearly all of the institutional shareholders we contacted in 2013, which collectively hold a significant percentage of our outstanding shares, have encouraged us to declassify our Board.

If the Amendment is not approved by the affirmative vote of a majority of our outstanding shares at the 2014 Annual Meeting, Article SEVENTH of the Restated

Certificate of Incorporation will not be amended and restated, and the current Article SEVENTH will remain in effect.

Accordingly, our Board declares the advisability of the amendment to Article SEVENTH of the Restated Certificate of Incorporation to declassify the Board, and unanimously recommends that stockholders vote FOR approval of this proposal.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PricewaterhouseCoopers LLP (“PwC”) for professional services for 2013 and 2012:

	(Dollars in millions)
	2013	2012
Audit (1)	$5.1	$4.9
Audit-Related (2)	$0.2	$0.2
Tax	$0.0	$0.0
All Other (3)	$0.0	$0.1
Total	$5.3	$5.2

(1)	Audit fees were for the audit of U. S. Steel’s annual financial statements, the audit of U. S. Steel’s internal control over financial reporting required under the Sarbanes-Oxley Act, statutory and regulatory audits, and the issuance of comfort letters and consents.

(2)	Audit-related fees were for employee benefit plan audits and procedures required by agreement or government agencies.

(3)	All other fees were for training, agreed to procedures related to conflict minerals disclosure and an annual software license renewal.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. The Committee has delegated to its chairman the authority to approve non-audit engagements of less than $500,000 between Committee meetings. In 2012 and 2013, all of the above services were pre-approved by the Committee in accordance with this pre-approval policy.

Audit Committee Report

Our committee has reviewed and discussed U. S. Steel’s audited financial statements for the year ended December 31, 2013 with U. S. Steel’s management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also discussed with U. S. Steel’s management their assessment of the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2013, and PwC’s opinion on the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2013. We have received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with PwC its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for U. S. Steel be included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

John J. Engel, Chairman	Robert A. McDonald
Dan O. Dinges	Glenda G. McNeal
Thomas W. LaSorda	Seth E. Schofield
Charles R. Lee

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to U. S. Steel to beneficially own five percent or more of the voting stock of U. S. Steel:

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

U. S. Steel Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	9,884,872	(1)	6.83	(1)

U. S. Steel Common Stock	JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	9,521,940	(2)	6.58	(2)

U. S. Steel Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	7,871,630	(3)	5.44	(3)

(1)	Based on Schedule 13G filed on February 12, 2014 which indicates that The Vanguard Group had sole voting power over 192,727 shares, shared voting power over no shares, sole dispositive power over 9,702,745 shares and shared dispositive power over 182,127 shares.

(2)	Based on Schedule 13G filed on February 4, 2014 which indicates that JPMorgan Chase & Co. had sole voting power over 8,462,955 shares, shared voting power over 26,367 shares, sole dispositive power over 9,495,574 shares and shared dispositive power over 26,367 shares.

(3)	Based on Schedule 13G filed on January 31, 2014 which indicates that BlackRock, Inc. had sole voting power over 6,733,102 shares, shared voting power over no shares, sole dispositive power over 7,871,630 shares and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The Board has adopted stock ownership and retention requirements for executive management. These requirements are described under the caption Stock Ownership and Retention Policy on page 65 of this proxy statement. Each executive officer is in compliance with the applicable stock ownership and retention requirements.

Non-employee directors are required to hold equity interests in the Corporation in the form of stock-based deferred compensation. This requirement is a part of our Corporate Governance Principles. Each non-employee director is required to defer at least 50 percent of his or her annual retainer as stock-based compensation under the Deferred Compensation Program for Non-Employee Directors. Amounts deferred are credited to the director’s deferred stock account in the form of Common Stock Units. No amounts are paid to the director from the deferred stock account until the director leaves the Board, at which time he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The Board and management believe that such deferral, by continually building each director’s equity interest in the Corporation, provides a meaningful continued interest in the Corporation that is tied to the shareholders’ interest because the stock issued upon a director’s departure from the Board reflects all changes in the market value of U. S. Steel common stock from the date of deferral. Each director is in compliance with the requirement described in this paragraph.

The following table sets forth the number of shares of U. S. Steel common stock beneficially owned as of January 31, 2014 by each director and director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of U. S. Steel other than those shown.

Name	Shares Beneficially Owned
George F. Babcoke (1)(3)	80,474
David B. Burritt (3)	399
James D. Garraux (1)(3)(4)	130,681
Gretchen R. Haggerty (1)(3)(4)	210,373
David H. Lohr (1)(3)(4)	146,139
Mario Longhi (1)(3)	25,900
Douglas R. Matthews (1)(3)	55,066
John P. Surma (1)(3)(4)	566,507
Michael S. Williams (1)(3)	77,020
Dan O. Dinges (2)(3)	18,120
John G. Drosdick (2)(3)	29,390
John J. Engel (2)(3)	16,134
Richard A. Gephardt (2)(3)	24,046
Murry S. Gerber (2)(3)	121,687
Thomas W. LaSorda (2)(3)	15,058
Charles R. Lee (2)(3)	37,130
Robert A. McDonald (3)	2,000
Glenda G. McNeal (2)(3)	20,607
Seth E. Schofield (2)(3)	31,500
David S. Sutherland (2)(3)	38,832
Patricia A. Tracey (2)(3)	20,240
All Directors and Executive Officers as a group (26 persons) (1)(2)(3)	1,842,853

(1)	Includes shares which may be acquired upon exercise of outstanding options which are or will become exercisable within 60 days of January 31, 2014 in the following amounts: Mr. Babcoke: 55,227; Mr. Garraux: 86,016; Mrs. Haggerty: 104,856; Mr. Lohr: 87,010; Mr. Longhi: 18,166; Mr. Matthews: 37,300; Mr. Surma: 309,933; Mr. Williams: 54,260; and all directors and executive officers as a group: 863,726.

(2)	Includes those Common Stock Units granted under the Deferred Compensation Program for Non-Employee Directors that are convertible into shares of common stock upon departure from the Board in the following amounts: Mr. Dinges: 16,120; Mr. Drosdick: 27,390; Mr. Engel: 14,134; Mr. Gephardt: 22,046; Mr. Gerber: 9,687; Mr. LaSorda: 7,058; Mr. Lee: 35,930; Ms. McNeal: 18,582; Mr. Schofield: 30,268; Mr. Sutherland: 36,780; Vice Admiral Tracey: 18,582; and all directors and executive officers as a group: 236,577.

(3)	The total number of shares beneficially owned by each director and executive officer constitutes less than one percent of the outstanding shares of common stock of U. S. Steel. The total number of shares beneficially owned by all directors and executive officers as a group constitutes 1.273% of the outstanding shares of common stock of U. S. Steel.

(4)	Mrs. Haggerty retired on August 31, 2013; Mr. Garraux retired on September 30. 2013; Mr. Lohr retired on November 30, 2013; and Mr. Surma retired on December 31, 2013. For each of these former officers, the amount shown represents the number of shares owned as of the date of their retirement.

Compensation & Organization Committee Report

The Compensation & Organization Committee of the Board of Directors of the Corporation has reviewed and discussed the Compensation Discussion & Analysis with management. Based on such review and discussion, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.

John G. Drosdick, Chairman	Charles R. Lee
Dan O. Dinges	Robert A. McDonald
Murry S. Gerber	Patricia A. Tracey

Executive Compensation

Compensation Discussion & Analysis

Dear U. S. Steel Stockholder:

The executive compensation programs of our company are designed to be competitive with market practices; to attract, motivate and retain top-tier talent; and to align pay for performance. The Compensation & Organization Committee is composed solely of independent Directors who are responsible for providing the appropriate level of oversight that ensures executive pay is aligned with your interests as a stockholder of United States Steel Corporation.

When making executive pay decisions, we consider your feedback, and also take into account the results of the “say on pay” stockholder vote cast by you. In 2013, we further increased our communications outreach to you and made changes consistent with your input which are outlined here. Under the leadership of our new President and Chief Executive Officer, our company has undertaken a broad business transformation designed to return the company to sustainable profitability and to enhance shareholder value creation. We will continue to engage with our stockholders in 2014.

United States Steel Corporation is proud to be part of your portfolio, and we appreciate your support as the company works toward creating a competitive, profitable and value creating future.

Sincerely,

John G. Drosdick, Chairman	Charles R. Lee
Dan O. Dinges	Robert A. McDonald
Murry S. Gerber	Patricia A. Tracey

Introduction	This section provides detailed information regarding the policies and practices of our executive compensation program and supports the compensation amounts paid or awarded to our executive officers as disclosed in the Summary Compensation Table. In 2013, our Named Executive Officers (NEOs) were:

Mario Longhi	President & Chief Executive Officer
David B. Burritt	Executive Vice President & Chief Financial Officer
George F. Babcoke	Senior Vice President – European Operations & Global Safety, and President USSK
Michael S. Williams	Senior Vice President – Strategic Planning & Business Development
Douglas R. Matthews	Senior Vice President – North American Flat-Rolled Operations
NEOs who retired in 2013:
John P. Surma	Former Chairman of the Board & Chief Executive Officer
Gretchen R. Haggerty	Former Executive Vice President & Chief Financial Officer
James D. Garraux	Former General Counsel & Senior Vice President – Corporate Affairs
David H. Lohr	Former Senior Vice President – Business Services and Administration

Mr. Longhi’s election as CEO was the result of a careful succession planning process. Mr. Longhi was hired by the Corporation as Executive Vice President and Chief Operating Officer on June 28, 2012 and became President and Chief Operating Officer on June 1, 2013. On September 1, 2013, he succeeded Mr. Surma as CEO and, in order to ensure a smooth transition, Mr. Surma served as Executive Chairman until his retirement on December 31, 2013.

Under the leadership of Mr. Longhi, the Corporation began a broad business transformation effort in 2013. Referred to as “The Carnegie Way,” the disciplined approach incorporates Lean/Six Sigma methodologies to discover and implement business improvements designed to return the Corporation to sustainable profitability and improve shareholder value creation. To facilitate this transformation, the Corporation has created a Performance Scorecard (outlined in more detail on page 50) which establishes goals aligned with four critical drivers of shareholder value creation: (1) profitability, (2) customer/markets, (3) operational excellence, and (4) high performing organization, and has re-designed its 2014 annual incentive compensation plan and long term incentive plan for executives to align with these performance goals. We believe the Performance Scorecard creates clear “line of sight” with the Corporation’s business transformation priorities and creates accountability at the corporate, business segment and individual levels, while reinforcing the need to operate as a highly principled company and upholding our values and code of ethical business conduct.

Executive Summary	Summary of 2013 Corporate Performance

The steel industry is highly cyclical, intensely competitive, and impacted by the political and financial uncertainties in the global economy. After improving each year since 2009, the Corporation’s total income from operations for reportable segments and other businesses decreased from $855 million in 2012 to $400 million in 2013 as a result of lower demand and decreased profitability in all of our business segments and major markets. The following table shows the results over the last three years of the financial and operational performance measures used in the Corporation’s incentive plans:

Measure	2011 Performance	2012 Performance	2013 Performance
ROCE (1)	2.9%	6.2%	2%
TSR (2)	-54.4%	-9.1%	24.5%
Shipment Tons (millions) (1)	22.3	21.7	20.4

(1)	See page 60 for information on the calculation of ROCE and the definition of Shipment Tons.

(2)	Total Shareholder Return (TSR) is based on the calendar year using the following formula: closing price on December 31 plus all dividends per share for the year, divided by the closing price on December 31 of the prior year, minus 1.

Alignment of Pay and Performance

Executive compensation is targeted at the 50th percentile of the Corporation’s peer group. Under the Corporation’s annual incentive compensation program in 2013, the total payout rate was 31% of target, reflecting below target performance for return on capital employed (ROCE) and Shipment Tons, and improved environmental emissions, and safety goal performance.

Under the Corporation’s long-term incentive plan, awards are allocated among stock options, restricted stock units, and performance awards. The value of the stock options and restricted stock units will rise or fall as a function of our stock price. The performance awards have a three year vesting requirement and are dependent upon the Corporation’s total shareholder return (TSR) compared to the TSR of the companies in our peer group. For the 2010 performance awards, the performance period ended in 2013 with the Corporation’s performance below the threshold required to earn a payout.

For 2013, the long-term incentive plan was amended as described below to further align pay with performance. Of the total awards under the plan, 70% were performance-based (40% performance awards and 30% premium priced stock options) and the remaining 30% were in the form of restricted stock units, which were intended to assist in the retention of our executives.

2013 Advisory Vote on Executive Compensation and Key Changes in 2013

In 2013, approximately 65% of the shareholders who voted approved of the compensation of our NEOs as disclosed in our 2013 Proxy Statement. In connection with the 2013 vote, management contacted approximately 75 of our largest shareholders representing nearly 50% of our outstanding shares to gain insight into our shareholders’ views and the factors that influence their “say on pay” vote. In general, our shareholders expressed the following views:

•

Some shareholders indicated that although the value of stock options is directly related to the performance of our stock, they consider options to be less performance-based than other long-term incentive vehicles, such as our performance awards.

•	They would prefer our long-term incentive vehicles to be more performance-based rather than time-based, noting that a 50/50 mix is not uncommon.

•	Some shareholders were also concerned with the escalating number of shares being awarded under our long-term incentive plan as our stock price has declined in recent years.

After consideration of the advisory vote on executive compensation and the views expressed by our shareholders, the Committee modified our long-term incentive plan in 2013 to increase the extent to which our long-term incentives are based on the achievement of performance goals as follows:

•

Traditional stock options were replaced with “premium priced stock options” with an exercise price set at $25.00, which was a 34% premium over the grant date stock price of $18.64. The premium priced stock options add an additional performance based feature to our traditional stock options and allow our shareholders to benefit from the first 34% increase in our stock price before executives realize any value.

•

Sensitive to the prospect of granting more shares when compared to previous years because of a lower stock price at the time of grant, the Committee used a $25.00 stock price (instead of the fair market value of $18.64 on the date of grant) to determine the number of shares granted for all equity awards except new-hire grants, which resulted in fewer shares being granted in comparison to prior years.

•	For the performance awards, the Committee increased the rigor of the performance standards required to earn a payout as shown in the table below:

Level	2012 Relative TSR Ranking	2013 Relative TSR Ranking	Award Payout as a % of Target
	< 25th percentile	< 30th percentile	0%
Threshold	25th percentile	30th percentile	50%
Target	50th percentile	60th percentile	100%
Maximum	75th percentile	90th percentile	200%

Other changes made in 2013 include:

•

The adoption of a formal Hedging and Pledging Policy that applies to executives and Directors as further described on page 53. Prior to the adoption of the policy, the pledging of our shares as collateral was generally prohibited by our Executive Stock Transactions Policy.

•	The removal of the tax gross-up provision from all change in control agreements approved prior to July 1, 2011. Agreements approved after July 1, 2011 did not include a gross-up provision.

•	The elimination of executive dining and parking perquisites, effective January 1, 2014.

•	A reduction of over 50% in the number of club memberships maintained by the Corporation.

Discussions with Major Shareholders

In November of 2013, management and the Committee’s consultant contacted our largest shareholders again and held telephonic meetings with eight of them representing nearly 30% of the Corporation’s outstanding shares. The Chairman of the Committee participated in all but two of the calls. While the shareholders provided a diverse set of viewpoints regarding future incentive plan design, two central themes stood out and were shared by nearly all eight shareholders. In general, the shareholders indicated that they believe the following:

•	The majority of the long-term incentive value or shares granted should be allocated or granted in the form of performance-based equity awards.

•	The equity awards should be based on a capital return performance metric with continued use of TSR as a second metric, or used as a modifier to the earned award.

The Committee believes that shareholder communication is important and, as described in the next section, considers the views expressed by our shareholders in making compensation decisions.

2014 Changes to our Executive Compensation Program

Taking into consideration the shareholder feedback discussed above, the Committee has established new performance measures in the incentive plans for 2014, which are designed to support the Corporation’s business transformation efforts. As previously described, to facilitate this transformation, the Corporation has created a Performance Scorecard that establishes goals for four critical drivers of shareholder value creation. We believe this creates accountability at the corporate, business segment and individual levels. The four value creation drivers are shown in the table below.

Performance Scorecard – Value Creation Drivers
Profitability	Customer/Markets	Operational Excellence	High Performing Organization

• Cash flow • Income from Business Operations (Corporate & Segment) • ROCE	• Customer Value • Market Share Optimization • Margin Enhancement • Innovation • Differentiation	• Safety • Quality, Timeliness, Cost/Value • Engineering & Technology • Lean/Six Sigma	• Build Organizational Capabilities

The Committee modified the short-term incentive program as set forth in the table below to focus on fundamental improvements in cash flow and income from operations, to create stronger corporate, business segment and individual accountability, and to reward executives when Performance Scorecard goals are achieved. For 2014, we also continue to emphasize a safe work environment with safety as a modifier capable of increasing an award by up to 5%. These measures are consistent with the value creation drivers in the Performance Scorecard.

Annual Incentive Compensation Program

2013 Performance Measures		2014 Performance Measures (1)

ROCE (2) Shipment Tons (2)	80% + 20%	Cash Flow (2) Income from Operations (2)	40% + 60%

Environmental Emissions Improvement	+/- 5%	Individual Performance	x 50%-130%

Safety	+/- 10%	Safety	+5%

(1)	For 2014, an Award Pool will be established and funded contingent upon a pre-established goal of Shipment Tons. The performance measures above are applicable if the Award Pool is funded.

(2)	Weighting at the target performance level. For 2014, the payout is reduced to 50% of target for performance at the threshold level, and increased to 175% of target for performance at the maximum level.

In recognition of the achievement of our environmental emissions performance improvements, including reductions in noncompliant air and water emissions, we have removed the environmental goal from the annual incentive plan. However, we continue to maintain a comprehensive environmental policy and programs, and are committed to further reducing our emissions as well as our carbon footprint.

The Committee also modified the long-term incentive plan as shown in the tables below to increase the performance awards from 40% to 60% of the total awards and to add ROCE as a second performance metric for 2014.

Long-Term Incentive Plan

Equity Vehicle	2013 Weighting	2014 Weighting
Performance Awards	40%	60%
Stock Options	30%	20%
Restricted Stock Units	30%	20%

Performance Awards

Metric	Weighting	Threshold	Target	Maximum
2013
Relative TSR	100%	30th percentile	60th percentile	90th percentile
2014
Relative TSR	50%	30th percentile	60th percentile	90th percentile
ROCE	50%	50% of Target	100% of Target	150% of Target

The Committee believes these changes address the views expressed by our shareholders and support the efforts of executive management to transform the Corporation and return it to sustainable profitability.

Executive Compensation Program	Our Compensation Principles

Our compensation programs are designed to attract, retain, motivate and reward executives who make significant contributions to the achievement of our corporate goals. The following principles support these objectives and guide the design of our compensation programs:

Compensation Principles	Compensation Design
Be Fair and Competitive

•     Executive compensation is targeted at the 50th percentile of our peer group.

•     Our compensation programs are primarily focused on objective corporate performance measures and, to a lesser extent, individual performance.

Link Executive Pay to Performance

•     Short-term incentives are based on corporate performance, principally financial and operational measures, but also safety and environmental measures.

•     Long-term incentives are tied to the performance of the Corporation’s stock over several years and, for 2014, return on capital employed.

Compensation Principles	Compensation Design
Align Executive and Shareholder Interests	• A significant portion of an executive’s compensation is delivered in equity incentives. • Executives are subject to the Corporation’s rigorous stock ownership and retention policy.
Retain Executives	• Our annual long-term incentive grants include restricted stock units and performance awards (based on relative total shareholder return) that retain some value in a period of stock market decline.
Be Cash- and Tax-Efficient	• The greatest portion of an executive’s compensation is in the form of long-term equity incentives, which preserve cash. • Our compensation programs are designed to preserve tax deductions.

Our Compensation Practices

The Compensation & Organization Committee, which consists of independent directors, has implemented the following best practices with respect to executive compensation:

What we do:

•

The Committee considers the results of the most recent say on pay advisory vote and has implemented proactive communications with shareholders for the purpose of gaining input and feedback when making executive compensation decisions.

•	The Committee reserves time at each meeting to meet in executive session (without management).

•	The Committee has engaged its own independent compensation consultant, and annually assesses the consultant’s performance and independence.

•	The Committee, with input of the full Board, engages in formal goal setting and performance evaluation processes with the CEO.

•	The Committee has established formal selection criteria for the peer group and annually reviews the composition of the peer group.

•	The Committee annually reviews tally sheets analyzing compensation, wealth accumulation and potential amounts to be paid upon various termination scenarios.

•	The Committee annually reviews the risks associated with our compensation programs and mitigates the risks by:

•	paying the majority of our executives’ compensation in equity,

•	implementing rigorous stock ownership and retention requirements for our executives,

•	utilizing multiple performance measures that focus on companywide metrics, and

•	placing a cap on the potential incentive payments.

•

Our Long-Term Incentive Compensation Plan requires a “double trigger” in order for any unvested awards to vest following a change in control, so that termination of the executive’s employment is a condition to accelerated vesting.

•

We have a Recoupment Policy that applies to executive management and provides for the recoupment of incentive awards in the event the Corporation’s financial statements are restated and an executive is involved in fraud or misconduct, including gross negligence, in connection with the reason for the restatement.

•

In 2013, as recommended by the Committee, the Board adopted a Hedging and Pledging Policy. The policy prohibits executives and Directors from pledging our stock as collateral for a loan and holding shares in a margin account, which may be sold by a broker without the customer’s consent, except with prior approval of the General Counsel and CEO. It also prohibits all employees and Directors from engaging in any transaction that is designed to hedge or offset any decrease in our stock price.

What we don’t do:

•

We do not, as a standard practice, provide contractual severance benefits other than in connection with a change in control. However, we have agreed to provide severance benefits for a limited period of time as part of an offer package to new executives and do maintain a supplemental unemployment benefit plan that is generally available to all non-union employees.

•	We do not pay tax gross-ups to any employee for any payments relating to a change in control.

•	We do not reprice options. The Committee believes that the intended value of an award at grant date reflects both the upside and downside potential of any such award.

Elements of Executive Compensation

The following charts present the principal elements of our executive compensation program: base salary, a short-term incentive (annual bonus) and long-term incentives (premium priced stock options, restricted stock units, and performance share awards). The distribution of compensation among the various compensation elements is based on the Committee’s belief that, in order to link pay to performance, most of an executive’s compensation should be paid in the form of performance-based variable compensation with an increasingly greater emphasis on variable components for the more senior executives who have greater responsibility for the performance of the business.

All of the principal elements of our compensation program, except for base salary and restricted stock units (which constitute 30% of the long-term incentive awards), are considered variable compensation as amounts actually paid are based upon achievement of performance goals or the performance of our stock. In 2013, variable compensation accounted for approximately 63% of our CEO’s target compensation and approximately 56% of the target compensation of our other NEOs, excluding the NEOs who retired during the year. Fixed compensation, which consists of base salary and restricted stock units, accounted for approximately 37% of our CEO’s target compensation and approximately 44% of the target compensation of our other NEOs. These percentages reflect the additional premium priced stock options and restricted stock units that were awarded to Mr. Longhi when he was elected CEO and Mr. Burritt when he was hired as

Chief Financial Officer. For the NEOs who retired during the year, variable compensation averaged approximately 61% and fixed compensation averaged approximately 39%. Only the base salary and short-term incentive were paid in cash.

Alignment of Pay and Performance

2013 Corporate Performance

The Corporation’s performance in 2013 continues to reflect the challenging economic conditions that began with the global economic recession in 2008, which resulted in significantly lower demand and decreased profitability across all of our business segments and major markets. While end use markets supplied by our Flat-rolled and U. S. Steel Europe segments have shown modest demand recovery during 2011, 2012, and 2013, overall steel demand has not yet returned to pre-recession levels and market price levels remain pressured by factors stemming from excess capacity globally. Our Tubular business, which is heavily dependent upon the level of oil and natural gas drilling in the United States, was adversely affected by the continued high level of imports and increased domestic capacity resulting in reduced proceeds for our Tubular products.

The following table shows the segment results for the last three years and, although profitability has declined since 2012, all segments were profitable in 2013.

Segment Income (Loss) from Operations

Other factors in the steel industry that have impacted our financial results include the cyclical nature of the demand for steel products, the sensitivity of that demand to worldwide general economic conditions, and the influences of government policy (e.g., trade law enforcement, fiscal expansion or contraction, credit conditions and regulatory burdens) on business investment confidence in North America and Europe.

For purposes of our incentive compensation programs, performance is measured by Return on Capital Employed (ROCE), Total Shareholder Return (TSR), and Shipment Tons (i.e., the total tons of steel products we ship). The table below shows these performance measures over the last three years.

Measure	2011 Performance	2012 Performance	2013 Performance
ROCE (1)	2.9%	6.2%	2%
TSR (2)	-54.4%	-9.1%	24.5%
Shipment Tons (millions) (1)	22.3	21.7	20.4

(1)	See page 60 for information on the calculation of ROCE and the definition of Shipment Tons.

(2)	Total Shareholder Return (TSR) is based on the calendar year using the following formula: closing price on December 31 plus all dividends per share for the year, divided by the closing price on December 31 of the prior year, minus 1.

Incentive Compensation Payments

Our 2013 incentive compensation programs were tied directly to the performance of the Corporation. Specifically:

•

The amount of the annual short-term incentive award was based on achievement of our goals relating to ROCE and Shipment Tons, subject to modification based on safety performance and environmental emissions improvement.

•	Under our long-term incentive program:

•	the value of the stock options and the restricted stock units is directly related to our stock price, and

•	the vesting of performance awards is dependent on our TSR compared to the TSR of the companies in our peer group.

In assessing the alignment of our pay to performance, it is important to note that the amounts shown under “Stock Awards” and “Option Awards” in the Summary Compensation Table reflect the valuation methodology mandated by SEC regulations, which is based on grant date fair value as determined under generally accepted accounting principles and does not reflect subsequent performance of our shares. However, it is precisely the performance of our shares subsequent to the grant date that determines the ultimate value to be realized by our executives and aligns the interest of our executives and shareholders.

The following table illustrates how our performance has affected the payout of our short-term incentives and the effect of the performance of our common stock on the ultimate value of the long-term incentives that would be received by our executives based on our closing stock price of $29.50 on December 31, 2013 and for 2012 and 2013, a weighted average of all awards granted during the year.

	Annual Incentive (1)	Stock Options		Restricted Stock (3)	Performance Awards (4)
Year	Calculated Maximum Award as a % of Target	Exercise Price	Intrinsic Value (2)	Value as a % of Grant Value	Award Payout as a % of Target
2013	31%	$25.00	$4.50	118%	200%
2012	75%	$22.280	$7.22	132.4%	0%
2011	54%	$45.805	$0	64.4%	0%

(1)	The “Annual Incentive” column indicates the percentage of the Target Award earned under our Annual Incentive Compensation Plan, based upon corporate performance and without consideration of individual executive performance.

(2)	The “Intrinsic Value” is the amount (if any) by which the market value of our shares underlying an option exceeds the exercise price. If the exercise price exceeds the market price, the stock options have no intrinsic value.

(3)	The “Restricted Stock” column shows the market value on December 31, 2013 of the shares underlying the restricted stock units as a percentage of the market value on the grant date. To the extent that the market value has declined, the dollar amount of the value of the restricted stock units reflected in the Summary Compensation Table also will decline.

(4)	The “Performance Awards” column indicates the percentage of the performance awards that would be paid out based on our TSR as compared to the TSR of the peer group companies. The information in the table reflects the assumption that the performance periods for the 2011, 2012 and 2013 performance awards ended on December 31, 2013. The 200% payout reflects a 23.7% increase in the Corporation’s closing stock price of $23.85 on December 31, 2012, for the initial 8 months of the 36 month performance period.

Realizable Compensation

Another method of evaluating the alignment of our pay to performance is to compare both our company performance with respect to certain key performance metrics and the realizable value of our direct compensation to those of our peer group.

To establish a comparative performance indicator, the Committee’s consultant developed a performance composite reflecting the average ranking of U. S. Steel’s net revenue growth, EBIT margin (earnings before interest and taxes as a percentage of revenue), return on capital employed (ROCE), and total shareholder return (TSR) against the companies in the peer group from 2010 through 2012, the last year for which information is available. These measures were selected because they are considered by the Committee to be reasonable indicators of performance and, in the case of ROCE and TSR, are significant performance measures used in the Corporation’s incentive programs.

To establish a comparative compensation indicator, the Committee assessed the realizable value of the CEO’s total direct compensation (salary, short-term incentives and long-term incentives) over the three-year period ending on December 31, 2012. The use of realizable value shifts the focus of compensation from the accounting value on the date of grant (as reflected in the Summary Compensation Table) to the current value of awards based on actual performance and current stock price, which takes into account changes in the value of equity awards. We refer to the realizable value of compensation as “realizable compensation.”

The table below demonstrates, for the three year period ending December 31, 2012, the pay for performance alignment of our CEO’s compensation relative to our peer group based on the performance composite described above, as well as ROCE and TSR performance. For purposes of the table, and consistent with the Committee’s analysis, realizable compensation includes:

•	base salary,

•	actual annual short-term incentive compensation earned, and

•	aggregate value of long-term incentives, consisting of:

•	the in-the-money value of stock options granted during the period,

•	the value of restricted stock units granted during the period, and

•	for performance awards, the actual payouts for awards granted in 2010 and the payout for performance awards granted in 2011 and 2012, if the performance period ended on December 31, 2012.

Pay for Performance Alignment

2010–2012 CEO Realizable Compensation (1)

	Performance			CEO Realizable Compensation
	ROCE	TSR	Composite (2)
Percentile Rank Compared to Peer Group Companies	2%	2%	24%	5%

(1)	The above table is based on publicly disclosed data from 2010 through 2012. Information on the peer group of companies for 2013 was not available at the time of the printing of this proxy statement.
(2)	Composite performance represents the average percentile for net revenue growth, EBIT margin, ROCE and TSR.

Setting Executive Compensation	Consultant and Management Input

The Committee is responsible for determining and approving the compensation of the CEO and other executives of the Corporation. The Committee has retained Pay Governance LLC, an independent consultant, to assist it in evaluating executive compensation and also obtains input from the CEO with regard to compensation for other executives.

Target Compensation

The Committee targets compensation at the 50th percentile of the peer group of companies for each of the three major elements of compensation (salary, short-term incentive and long-term incentive compensation). The actual amount of the payment to our executives under our incentive plans may be more or less than the targeted 50th percentile if the Corporation’s performance exceeds or falls short of our expectations and the performance of our peers. An executive’s actual compensation also may be positioned above or below the targeted 50th percentile based upon individual performance, the executive’s experience in the position, and the relative strategic importance the Corporation assigns to the position.

Individual Performance

The Committee is responsible for approving the CEO’s compensation, giving consideration to, among other things, the CEO’s individual performance in the areas of integrity, leadership and effectiveness. The CEO’s individual performance objectives are reviewed by the Committee and approved by the Board. A similar evaluation is performed by the CEO with respect to all other executives using like measures and objectives. The 2013 individual performance objectives are listed in the following table:

Performance Category
Strategy	Results and Operations	People	Communications

• Strategic Objectives	• Safety • Profitable Results • Management of Operations • Compliance and Reporting Process Controls	• Succession Planning • Develop and Retain High Performance Organization • Diversity and Inclusion	• Shareholder Relations • External Relations • Board Relations • Employees

Compensation Assessments

As part of its annual process of determining executive compensation, the Committee’s consultant prepares competitive assessments by position for each element of compensation at the time the Committee makes its compensation decisions. Additionally, the consultant prepares a competitive assessment of the aggregate compensation for the prior year by position. This review is conducted against the prior year in order to compare the Corporation’s information with the peer group of companies’ public disclosures and other data that the consultant deems relevant. The objective of this assessment is to determine the alignment of the executive’s compensation relative to the Corporation’s performance.

Peer Group

The Committee also considers relevant market pay practices in its decision making process. Specifically, a peer group of companies is used to:

•	Serve as a market reference when making compensation decisions,

•	Assess the competitiveness of each element of compensation and compensation in total,

•	Serve as a market reference for program design features,

•	Serve as the standard for evaluating total shareholder return for long-term incentive purposes, and

•	Serve as a reference when analyzing pay-for-performance alignment.

As a secondary source of information, the Committee will from time to time use other data supplied by the consultant.

The following criteria was developed by the Committee’s consultant to aid in the selection of companies to include in the peer group:

•	Large companies primarily from the Materials sector or Industrials sector within the GICS classification codes,

•	Companies similar in complexity — specifically, companies that have:

•	Revenues that range from half to double that of the Corporation,

•	Capital intensive businesses as indicated by lower asset turnover ratios,

•	Market capitalization reasonably aligned with the Corporation, and

•	Employee headcount similar to that of the Corporation,

•	Acceptable levels of financial and shareholder performance and a higher company stock price volatility (commonly referred to as “Beta”) to align with that of the Corporation, and

•	Elimination of companies with unusual compensation practices (e.g., company founders who receive little or no compensation and companies that are subsidiaries of other companies).

The Committee desires to maintain a peer group of 25 to 30 companies with the Corporation at approximately the middle of the peer group. In recent years, the Corporation’s stock price has resulted in market capitalization that was low when compared to its peer group. Accordingly, the Committee has been required to balance company size with market capitalization. Over the past several years, the Committee has replaced several of the larger companies with peer companies that generally are smaller than the Corporation in terms of revenue and asset size but larger than the Corporation in terms of market capitalization.

($s are in millions) Company	Revenue Actual FY2012	Total Assets FY2012	Market Cap 6/30/2013	Employees	Stock Price Volatility 6/30/2013
Johnson Controls Inc.	$41,955	$30,884	$24,516	170,000	1.7
Hess Corporation	$37,691	$43,441	$22,515	14,775	1.7
Deere & Company	$35,736	$56,266	$31,529	66,900	0.7
International Paper Company	$27,833	$32,153	$19,711	70,000	1.2
Alcoa Inc.	$23,700	$40,179	$8,363	61,000	1.4
The Goodyear Tire & Rubber Company	$20,992	$16,973	$3,756	69,000	1.8
Union Pacific Corporation	$20,926	$47,153	$72,015	46,610	1.1
Nucor Corporation	$19,429	$14,152	$13,766	22,200	1.3
Whirlpool Corp.	$18,143	$15,396	$9,053	68,000	1.4
Freeport-McMoRan Copper & Gold Inc.	$18,010	$35,440	$28,659	34,000	1.9
Illinois Tool Works Inc.	$17,924	$19,309	$31,156	60,000	1.2
Cummins Inc.	$17,352	$12,548	$20,579	46,000	1.6
PACCAR Inc.	$17,051	$18,628	$18,981	21,800	1.6
TRW Automotive Holdings Corp.	$16,444	$10,857	$7,983	66,100	1.8
Eaton Corporation plc	$16,311	$35,848	$31,135	102,000	1.4
PPG Industries Inc.	$15,251	$15,878	$20,885	39,200	1.1
Ingersoll-Rand Plc	$14,035	$18,493	$16,594	49,000	1.2
Parker-Hannifin Corporation	$13,146	$11,170	$14,239	58,151	1.3
Navistar International Corporation	$12,948	$9,102	$2,232	18,500	3.4
Textron Inc.	$12,237	$13,033	$7,238	33,000	1.7
Reliance Steel & Aluminum Co.	$8,442	$5,858	$5,028	11,600	1.2
Eastman Chemical Co.	$8,102	$11,619	$10,853	13,500	1.1
Masco Corporation	$7,745	$6,875	$6,955	30,000	2.3
Terex Corp.	$7,348	$6,746	$2,925	21,300	3.1
Weyerhaeuser Co.	$7,059	$12,592	$15,603	13,200	1.5
AK Steel Holding Corporation	$5,934	$3,903	$414	6,400	2.1
Cliffs Natural Resources Inc.	$5,873	$13,575	$2,488	7,589	1.1
MeadWestvaco Corporation	$5,459	$8,908	$6,036	16,000	0.9
Allegheny Technologies Inc.	$5,032	$6,248	$2,840	11,200	2.2
Timken Co.	$4,987	$4,245	$5,412	19,769	1.6
25th Percentile	$7,834	$9,541	$5,568	16,625	1.2
Median	$15,781	$13,863	$12,310	33,500	1.5
75th Percentile	$19,108	$27,990	$20,808	60,750	1.8
United States Steel Corporation	$19,328	$15,217	$2,529	39,000	1.8
Percentile	76%	55%	7%	55%	77%

Source: publicly disclosed data. Data is based upon each company’s fiscal year, which, in some cases, does not align with the Corporation’s fiscal year end of December 31st.

In 2013, the Committee reviewed the peer group for purposes of benchmarking executive compensation in 2014 and removed Timkin Co., which is the smallest peer company, because it had announced its intention to separate into two public companies and its steel business is projected to be significantly below the Corporation’s peer group selection criteria. The peer group will be reviewed again by the Committee before the 2014 performance awards are granted.

Risks Related to Executive Compensation

The Committee annually assesses the Corporation’s exposure to risk that may result from its compensation programs for executives and other employees. As a result of its most recent review, the Committee noted the following:

•

Compensation Mix: Executives receive a mixture of short-term and long-term incentives in addition to base salary. Long-term incentives, which are paid in equity, make up the majority of our executives’ compensation.

•	Capped Awards: Payments under our short-term incentive plan are capped at 215% of target and our performance share awards are capped at 200% of target.

•	Performance Metrics: Long-term incentives are based upon different metrics from those used for the short-term incentives.

•	Stock Ownership and Retention: Executives are required to retain a significant portion of their long-term incentive compensation in the form of common stock.

For these reasons, the Committee concluded that our 2013 compensation programs discourage executives from taking excessive risks and encourage them to act in the best long-term interests of the Corporation’s shareholders.

Elements of Executive Compensation	The types of compensation provided to our executives include: salary, short-term incentive compensation, long-term incentive compensation, retirement benefits, and other compensation.

Salary

The Committee reviews the salaries of our executives on an annual basis, as well as at the time of promotion or other change in responsibilities. Salary adjustments are based on an evaluation of an executive’s performance and level of pay compared with salary levels for comparable executives at the companies in our peer group. In its discretion, the Committee may choose not to approve any annual salary increases or may limit or defer increases in response to financial constraints.

2013 Salary Decisions

In 2013, neither Mr. Surma as Chief Executive Officer nor Mr. Longhi as Chief Operating Officer received any increase in base salary. However, Mr. Longhi’s annual salary was increased from $820,000 to $900,000 when he was promoted to President, effective June 1, 2013, and increased to $1,100,000 when he succeeded Mr. Surma as CEO, effective September 1, 2013. For the other NEOs combined (including the NEOs who retired during the year), the average increase in base salary was approximately 1.66%, which is below the 3% projected by the Committee’s consultant for both the general and manufacturing industries for 2013.

Short-Term Incentive Compensation

Our Annual Incentive Compensation Plan is a short-term incentive program designed to provide performance-based compensation that generally retains the tax deductibility of short-term incentive awards. Typically, the short-term incentive awards are paid in cash, but the Committee retains discretion to provide the award in cash, stock, or a combination of both. The plan’s objective is to align our executives’ compensation with the achievement of annual performance goals that support our business strategy. In 2013, the Committee selected four performance measures for the program: a financial measure, an operational measure, and two citizenship measures.

Financial and Operational Performance Measures

The Committee sets performance goals for each performance period based on expected business results for the upcoming year, which are intended to be challenging yet achievable and in alignment with shareholder interests. The primary financial and operational performance measures used in 2013, ROCE and Shipment Tons, are critical measures of overall corporate and operational performance that link to our business plans and strategy. Of these two measures, the greater emphasis was placed on ROCE at an 80% weighting with the remaining 20% placed on Shipment Tons. The Committee’s consultant tests the appropriateness of these goals by considering the general economic environment for the upcoming year, reviewing historical performance among our peer group of companies and a broader index of durable goods manufacturers and conducting probability analyses based on historical results.

•

Return on Capital Employed (ROCE) – This financial performance measure is intended to keep executives focused on maximizing the Corporation’s near-term return, including operating results, from the use of its resources, including working capital and fixed investments. It is calculated by dividing our annual income from operations by average capital employed in the business. Capital employed is the average of quarterly amounts determined by subtracting accounts payable from the sum of receivables, inventories, and net property, plant and equipment. Unless contemplated in the approved performance target, income from operations excludes charges or credits for business dispositions, acquisitions, asset sales, asset impairments, workforce reductions, shutdowns, and amounts not allocated to business segments.

•

Shipment Tons – This operational performance measure is intended to encourage business growth. The Committee uses this measure, rather than a measure based on production, to avoid providing incentive to build inventory beyond the level of demand for our products. Shipment Tons is defined as the total tons of steel products we ship worldwide during the year. Shipments from facilities that are the subject of dispositions and acquisitions during the current Performance Period are excluded from this measure.

The following table demonstrates the weighting of the two main performance measures:

Performance Measures	ROCE Payout as a Percent of the Individual Target Award	Shipment Tons Payout as a Percent of the Individual Target Award	Total Award as a Percent of the Individual Target Award
Threshold	40%	10%	50%
Target	80%	20%	100%
Maximum	160%	40%	200%

Since 2009, the annual ROCE target has reflected the Corporation’s cost of capital and has been above the annual business plan ROCE in an effort to ensure alignment with shareholder interests. This has resulted in the ROCE target goal being highly rigorous, and in most years, well above the actual results. In 2013, the Committee established the performance target for ROCE at 10% and the performance threshold for payout at 5%.

Citizenship Measures

The Committee believes that a responsible, well-functioning company should maintain certain citizenship standards. Accordingly, we use additional performance measures referred to as “citizenship” measures to promote certain behavior. In 2013, the Committee set goals for two such measures – the safety of our workforce and reduction in the Corporation’s environmental emissions.

•

Safety performance is based on the number of incidents related to serious work-related injuries that prevent an employee from returning to work for 31 days, and work-related fatalities, if any. The targeted performance level takes into consideration both industry performance and recent actual performance of the Corporation.

•	Environmental emissions improvement is based on a reduction in the number of occurrences of noncompliant air and water emissions from the prior performance period.

In 2013, these citizenship measures were used as modifiers, capable of increasing or decreasing an executive’s calculated award by up to 5% with respect to environmental emissions and by up to 10% with respect to safety performance. As a result, the maximum amount payable to an executive in 2013 was 215% of the individual’s Target Award at maximum performance.

Individual Target Awards

An executive’s Target Award under the short-term incentive plan is equal to the percent of base salary assigned to each executive. The percentage is generally set above the market-median, determined using the benchmarking analysis described above. Although compensation is targeted at the 50th percentile, the Committee usually sets an executive’s Target Award above the market-median to establish a maximum amount that may be awarded under the plan and to enable the Corporation to deduct such awards. In consideration of individual performance by the executive, the Committee may, in its discretion, award amounts up to the maximum amount payable under the plan. Individual performance is evaluated using subjective criteria and, in the case of executives other than the CEO, with input from the CEO.

2013 Short-Term Incentive Compensation Targets and Decisions

In 2013, the Target Awards ranged from 15% below to 25% above the market median, with the average award for the NEOs approximately 12% above the market median. The Committee made no adjustments to the incentive target levels, except for the CEO and COO positions, which were each increased by 10% to 140% and 110% respectively. For the CEO position, the incentive target was increased to the market median and reflects target adjustments within the peer group. For the COO position, the 2013 incentive target remains 15% below the market median. Additionally, the incentive target for Mr. Burritt, who was hired as the Executive Vice President and Chief Financial Officer effective September 1, 2013, was set at 110% of his base salary reflecting his significant chief financial officer and business transformation experience.

The actual performance of the Corporation with respect to the 2013 performance metrics resulted in a Total Payout Rate of 31% of the Target Award as shown in the table below. The payout rates demonstrate the pay for performance design of our Annual Incentive Compensation Plan. With respect to the two primary performance measures, ROCE decreased from 6.2% in 2012 to 2% in 2013, which resulted in no payout under the plan, and Shipment Tons decreased from 21.7 million tons in 2012 to 20.4 million tons in 2013, which is below target and resulted in a reduced payout. With respect to the two citizenship measures, both environmental emissions and safety improved with a 20% reduction from 2012 in noncompliant air and water emissions and serious work-related injuries, respectively. In 2013, the Corporation had the lowest rate of serious work-related injuries in its history.

Performance Measure	2013 Performance	Payout Rate(2)
ROCE
Actual	2%	0%
	<5.0%	0%
Threshold	5%	40%
Target (1)	10%	80%
Maximum	≥15%	160%

Shipment Tons (millions)
	<17.8	0%
Threshold	17.8	10%
Actual	20.4	16%
Target (1)	22.3	20%
Maximum	≥23.8	40%

Safety (Actual)		10%
Environmental (Actual)		5%
Total Payout Rate for Actual Performance		31%

(1)	Performance at the Target level would result in a 100% payout rate (80% weighting for ROCE and 20% weighting for Shipment Tons).

(2)	The Actual Payout Rates are interpolated based on actual performance within the 2013 Target Performance ranges and are rounded in total.

The Committee considered the market median and individual performance for each executive and awarded amounts to the NEOs that were, on average, approximately 10% below the Calculated Maximum Award. The table below shows the Calculated Maximum Award and the Actual Awarded Amount for 2013.

Executive	Target Award as % of Base Salary (1)	Target Award (2)	Total Payout Rate (3)	Calculated Maximum Award (4)	Actual Awarded Amount (5)
M. Longhi	140%	$1,540,000	31%	$477,400	$477,400
D. B. Burritt	110%	256,667	31%	79,567	79,567
G. F. Babcoke	95%	518,899	31%	160,859	144,773
M. S. Williams	95%	518,899	31%	160,859	141,556
D. R. Matthews	90%	450,000	31%	139,500	128,340
J. P. Surma	140%	1,764,000	31%	546,840	546,840
G. R. Haggerty	100%	414,120	31%	128,377	115,539
J. D. Garraux	95%	427,409	31%	132,497	0
D. H. Lohr	95%	479,655	31%	148,693	133,824

(1)	Base Salary is the rate of pay determined by annualizing the salary for the last month of the performance period (December 2013) or, if earlier, the month of retirement.

(2)	Target Award is the amount that would be paid to the executive assuming the Corporation achieves its target performance objectives and before consideration of the market median and individual performance. The Target Award is pro-rated based on the number of full months worked during the performance period for Mrs. Haggerty who retired on August 31, 2013; Mr. Garraux who retired on September 30, 2013; Mr. Lohr who retired on November 30, 2013; and Mr. Burritt who was hired on September 1, 2013.

(3)	Total Payout Rate is determined by the Corporation’s actual performance measured against the 2013 performance metrics.

(4)	Calculated Maximum Award is the maximum award payable. The Calculated Maximum Award is equal to the Total Payout Rate times the Target Award.

(5)	Actual Awarded Amount is the amount awarded by the Committee after consideration of the market median and individual performance. See footnote 7 to the Summary Compensation Table regarding payments under the Annual Incentive Compensation Plan.

Long-Term Incentive Plan and Stock Ownership

Historically, equity awards under the long-term incentive program have been allocated among performance awards, stock options, and restricted stock units. In 2012 and 2013, 40% of the total awards were allocated to performance awards and the remaining awards were divided between stock options and restricted stock units at 30% each. The Committee believes these three long-term incentive vehicles best accomplish its objectives, as indicated in the following table:

Plan Objectives	Stock Options (30%)	Restricted Stock Units (30%)	Performance Awards (40%)
Pay for Performance	X		X
Alignment of Executive and Shareholder Interests	X	X	X
Retention of Executives		X	X
Cash Efficient	X	X	X
Tax Efficient	X		X

Equity incentive awards are typically granted at the Committee’s May meeting. The Corporation does not time the granting of such awards with the timing of the release of material non-public information. In prior years, approved award values were converted to a number of award units (shares) by dividing the aggregate award value by the grant date value of an award unit determined in accordance with generally accepted accounting principles.

2013 Long-Term Incentive Compensation Decisions

In 2013, the Committee revised the long-term incentive program to reinforce its performance-based compensation philosophy as follows:

•	With regard to the performance awards, the Committee increased the rigor of the performance standards required to earn a payout as shown in the table below:

Level	2012 Relative TSR Ranking	2013 Relative TSR Ranking	Award Payout as a % of Target
	< 25th percentile	< 30th percentile	0%
Threshold	25th percentile	30th percentile	50%
Target	50th percentile	60th percentile	100%
Maximum	75th percentile	90th percentile	200%

•

The Committee replaced the traditional stock options under the program with “premium priced stock options” that have an exercise price of price $25.00, which is a 34% premium over the grant date stock price of $18.64. The premium priced stock options add an additional performance based feature to our traditional stock options and allow our shareholders to benefit from the first 34% increase in our stock price before executives realize any value.

•

Sensitive to the prospect of granting more shares when compared to previous years because of a lower stock price at the time of grant, the Committee also used a $25.00 stock price, instead of the fair market value of $18.64 on the date of grant, to determine the number of shares granted for all equity awards, which resulted in fewer shares being awarded.

In 2013, the Committee also determined that the Corporation had underperformed its peer group and granted incentive awards below the market median. The value of the incentive award granted to Mr. Surma as CEO was 19% below the market median for CEOs of the peer group and the incentive award for Mr. Longhi as COO was 8% below the market median. The awards granted to the other NEOs were positioned in the second quartile of the peer group.

With regard to the 2010 performance awards which vested in 2013, the Committee determined that the awards did not earn a payout because the Corporation’s TSR ranking was below the threshold performance level for the preceding three-year performance period.

For the 2013 performance awards, the Committee approved the use of the same peer group noted above with no modifications for TSR comparison purposes.

Performance Share Awards

Performance share awards provide an incentive for executives to earn full-value shares based on our TSR as compared to that of our peer group of companies over a three-year performance period. Performance awards encourage executives to enhance the Corporation’s performance in a manner that will enable it to achieve a superior total shareholder return in comparison to the peer group of companies. The performance share awards do not pay dividends or carry voting privileges prior to vesting.

The 2013 performance period began on the third business day (May 3, 2013) following the public release of the Corporation’s earnings for the first quarter of 2013 and will end on the twelfth business day following the public release of the Corporation’s earnings for the first quarter of 2016 or, if earlier, the date of a change in control. The Committee chose to use these beginning and ending measurement periods to ensure that the measurements will occur after the market has absorbed the Corporation’s latest earnings information and to alleviate any concerns that shareholders may have regarding the timing of the release of material information in connection with the determination of executive compensation. Additionally, the performance period begins following the release of first quarter earnings because, for tax deduction purposes, the performance period must begin within 90 days of the May grants.

As indicated in the above table, award payouts are determined based on the rank of our TSR compared to the TSR of the companies in our peer group. Interpolation is used to determine actual award payout as a percentage of target for a TSR ranking between the percentages specified in the table.

Stock Options

The Committee believes that stock options are a good vehicle for delivering performance-based compensation to our executives. Stock options are performance-based awards that reward executives for an increase in the Corporation’s stock price over the term of the option. The value to executives is limited to the appreciation of our stock price, if any, above the option’s exercise price after the option becomes exercisable and before it expires. Stock options have a term of ten years and vest ratably on each of the first, second and third anniversaries of the grant date, subject to continued employment on each vesting date. As indicated above, for 2013, the Committee replaced the traditional stock options with premium stock options, which have an exercise price of $25.00 and are otherwise subject to the same terms as the traditional stock options.

Restricted Stock Units

Restricted stock units are awards that deliver shares of common stock (“full-value shares”) and accumulated dividends upon vesting. Restricted stock units vest ratably on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on each vesting date.

The Committee believes that restricted stock units provide the best retention benefits among our long-term incentives, especially during times of challenging economic and industry conditions. They also enable our executives to build ownership in the Corporation, which addresses a key compensation objective. Restricted stock units provide downside risk to the executives, thereby discouraging the executives from taking risks that would not be in the best long-term interest of shareholders.

Stock Ownership and Retention Policy

We have adopted a comprehensive stock ownership and retention policy designed to support a culture of ownership among our executives that will align their interests with those of the Corporation’s shareholders. The program consists of two elements:

•	Stock ownership requirements, and

•	Stock retention requirements.

Our stock ownership policy requires our executives to accumulate and retain a minimum level of ownership in the Corporation’s common stock based upon their positions and salaries. Specifically, our executives must hold stock having a fair market value equal to a designated multiple of salary, as indicated in the table below:

Executive Salary Level	Multiple of Salary Reference Point
CEO	6 X
Salary Grades 2-4	3 X
Salary Grades 5-8	1 X

Unvested restricted stock units count towards the ownership requirements. Until an executive satisfies the ownership requirements, the executive must retain 100% of the after-tax value of stock acquired upon vesting of restricted stock units and performance awards and 25% of the after-tax value of shares issued upon stock option exercises. Once the stock ownership requirement is met, each executive is expected to retain at least 25% of all additional shares (net of any exercise costs and taxes) obtained through the exercise of stock options and the vesting of restricted stock units and performance awards. As of December 31, 2013, all NEOs had exceeded their ownership requirements and had complied with the stock retention policy.

The Committee believes the ongoing 25% retention requirement is an appropriate complement to our long-term incentive plan, as it underscores a principle objective of the program—namely to align executive interests with those of our shareholders over the long-term.

Retirement Benefits

In order to attract and retain talented executives, we believe that it is important to provide employees with some level of income replacement during their retirement. Retirement benefits provided to our CEO have been compared to those provided to chief executive officers among our peer group of companies. When expressed as a percent of pre-retirement base salary and short-term incentive awards, our CEO’s retirement benefits were found to be reasonable and within the range of benefits provided to other peer group chief executive officers.

Qualified Plans

The Corporation maintains the two qualified retirement programs shown below (together, the “Qualified Pension Programs”):

•	United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (the “Steel Pension Plan”) and

•	United States Steel Corporation Savings Fund Plan for Salaried Employees (the “Steel Savings Plan”).

Participation in the Steel Pension Plan, which is a defined benefit plan, was frozen on July 1, 2003. Instead of accruing a benefit under the Steel Pension Plan, eligible employees who were hired, or rehired, after participation in the Steel Pension Plan was frozen, receive a non-elective employer contribution to a “Retirement Account” under the Steel Savings Plan, which is a defined contribution plan. The Retirement Account contributions are in addition to any employer matching contributions made under the Steel Savings Plan. In 2013, all of our NEOs participated in both Qualified Pension Programs, except for Messrs. Longhi, Burritt, and Williams who only participated in the Steel Savings Plan because they were hired, or rehired, after participation in the Steel Pension Plan was frozen.

Non-Qualified Plans

The Corporation also maintains the following non-qualified pension programs (together, the “Non-Qualified Pension Programs”) that are designed to provide retirement benefits to executives and other high-level employees of the Corporation and its affiliates:

•	United States Steel Corporation Non Tax-Qualified Pension Plan (the “Non Tax-Qualified Pension Plan”),

•	United States Steel Corporation Executive Management Supplemental Pension Program (the “Supplemental Pension Program”),

•	United States Steel Corporation Supplemental Thrift Program (the “Supplemental Thrift Program”),

•	United States Steel Corporation Non Tax-Qualified Retirement Account Program (the “Non Tax-Qualified Retirement Account Program”), and

•	United States Steel Corporation Supplemental Retirement Account Program (the “Supplemental Retirement Account Program”).

In 2013, all of our NEOs participated in the Supplemental Thrift Program. All of our NEOs other than Messrs. Longhi, Burritt, and Williams participated in the Non Tax-Qualified Pension Plan and the Supplemental Pension Program. Messrs. Longhi, Burritt, and Williams are the only NEOs who participated in the Non Tax-Qualified Retirement Account Program and the Supplemental Retirement Account Program. In 2012, a separate non-qualified plan known as the Supplemental Account was established for Mr. Longhi, which provided him with benefits similar to those provided to other executives and high-level employees of the Corporation and its affiliates under the Supplemental Retirement Account Program. In 2013, the Supplemental Account was merged into the Supplemental Retirement Account Program.

The purpose of the Non Tax-Qualified Pension Plan, the Supplemental Thrift Program, and the Non Tax-Qualified Retirement Account Program is to provide benefits that are not permitted to be provided under the Qualified Pension Programs due to certain limits established under, or that are required by, the Internal Revenue Code (“Code”). The benefit accrual formulas under these Non-Qualified Pension Programs are approximately equal to the formulas under the respective Qualified Pension Programs.

The purpose of the Supplemental Pension Program and the Supplemental Retirement Account Program is to provide pension benefits for executives and certain non-

executives based upon compensation paid under our short-term incentive compensation plans, which is excluded under the Qualified Pension Programs. We provide a retirement benefit based on incentive pay to enable our executives (who receive more of their pay in the form of incentive compensation) to receive a comparable retirement benefit.

Benefits under the Supplemental Pension Program and the Supplemental Retirement Account Program are subject to service-based and age-based restrictions. Unless the Corporation consents, benefits under the Supplemental Pension Program are not payable if the executive voluntarily terminates employment (1) prior to age 60 or before completing 15 years of service, or (2) within 36 months of the date coverage under the program commenced. Similarly, unless the Corporation consents, benefits under the Supplemental Retirement Account Program are not payable if the executive voluntarily terminates employment (1) prior to age 55 or before completing 10 years of service (or, if earlier, attaining age 65), or (2) within 36 months of the date coverage under the program commenced. We believe that these restrictions help to support our retention objectives.

For more information on the Non Qualified Pension Programs, see the “2013 Pension Benefits” and “2013 Nonqualified Deferred Compensation” sections below.

Letter Agreements

We employ letter agreements only under special circumstances. Except as described below, only Mr. Surma and Mr. Babcoke had letter agreements in 2013. The agreement with Mr. Surma was generally entered into as an inducement for him to join an affiliate of U. S. Steel in 1997 and was assumed by U. S. Steel in connection with its 2001 separation from Marathon Oil Corporation and Mr. Surma’s agreement to transfer to U. S. Steel. The agreement with Mr. Babcoke was generally entered into as an inducement for him to accept employment with USS/Kobe Steel Company – a joint venture of U. S. Steel and Kobe Steel. For a detailed description of the letter agreements for Mr. Surma and Mr. Babcoke, see the discussion under “2013 Pension Benefits — Letter Agreements”).

The Corporation has also entered into certain agreements from time to time in order to attract experienced professionals for high-level positions, adequately staff certain positions, or retain key employees. For example, Mr. Longhi’s offer letter included a severance provision that provides him with a lump sum payment equal to the sum of one year of his base salary and target bonus under the short-term incentive program if the Corporation terminates his employment, other than for cause, prior to the third anniversary of his date of hire. Mr. Burritt’s offer letter included a similar severance provision that applies if the Corporation terminates his employment, other than for cause, within two years from his date of hire.

Other Compensation

Severance Agreements

We have change in control severance agreements in place for all executives. The Committee believes that these arrangements enable our executives to evaluate corporate opportunities that may be favorable for the shareholders without the accompanying concerns about the potential impact on their job security. In 2013, the Committee removed the tax gross-up provision from all change in control agreements approved prior to July 1, 2011. Agreements approved after July 1, 2011 did not include a gross-up provision.

Payments under these severance agreements would be triggered only upon the occurrence of both a change in control of the Corporation and a termination of employment. Mr. Surma’s agreement provided for a payment equivalent to three times his salary and bonus upon a change in control and termination. Mr. Babcoke’s agreement also provides for a payment equivalent to three times his salary and bonus. For all other executives, including Mr. Longhi, the severance agreements provide payments up to two and one-half times salary and bonus. See “Potential Payments Upon Termination or Change in Control” for additional information regarding the key terms and provisions and the quantification of these benefits.

Perquisites

We provide a limited number of perquisites as a recruiting and retention tool and to ensure the health and safety of our key employees. In general, the perquisites:

•	facilitate the executives’ ability to do their jobs without undue distractions or delays,

•	have clear business-related purposes (e.g., club memberships, which facilitate the entertainment of customers, suppliers and other business associates),

•	ensure accurate personal tax reporting of the financial intricacies of our compensation programs (e.g., financial planning and tax preparation), and

•	provide a measure of safety unavailable elsewhere (e.g., personal use of corporate aircraft).

The perquisites we provide include residential and personal security services, but only if the employee is the subject of a credible and specific threat on account of his employment with the Corporation. The level of security provided depends upon the nature of the circumstance. In 2013, Messrs. Longhi, Surma, Garraux, Babcoke, and Williams were each provided with security services because of business-related security concerns.

The perquisites provided maximize the safe and efficient use of our executives’ time and, by facilitating the development of commercial and other business relationships, provide a significant benefit to the Corporation and its shareholders.

We do not provide gross-up payments to cover personal income taxes that may be attributable to any of the perquisites except for (a) relocation and (b) tax equalization and travel related to expatriate assignments. These gross-ups are also provided to non-executive employees.

Other Benefit Programs

The Corporation’s executives participate in many of the benefits provided to non-union employees generally, including vacation and holiday benefits, insurance benefits, disability benefits, and medical and prescription drug programs. Under the insurance benefits, certain employees, including the NEOs, have been offered the U. S. Steel Variable Universal Life Insurance program, a form of company-provided life insurance as an alternative to the Corporation’s basic life insurance coverage. We believe these benefits support our overall retention objectives.

Accounting and Tax Matters	For a discussion of the accounting impacts on various elements of long-term incentive compensation, see footnote 12 to the Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2013.

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid to a public company’s CEO and certain other highly compensated officers in compensation any taxable year. However, “qualifying performance-based compensation” that meets specified legal requirements is not subject to the deduction limit. All short-term incentive awards paid during 2013 satisfied the requirements for deductibility under Section 162(m). All service-vesting restricted stock units vesting during 2013, including any dividends on such stock, did not satisfy the requirements for deductibility under Section 162(m). Also, annual salary and imputed income, such as perquisites, do not qualify as performance-based compensation under Section 162(m). In 2013, only Mr. Longhi had nonperformance-based compensation that exceeded the $1 million threshold described above, which, in addition to his salary, was primarily the result of the vesting of restricted stock units. The estimated tax-related cash impact of non-deductible compensation on the Corporation is approximately $62,000.

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Corporation. Tax consequences, including but not limited to tax deductibility by the Corporation, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the Corporation. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the Corporation.

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executive Officers who rendered services to U. S. Steel and its subsidiaries during 2013.

Executive & Principal Position	Year (2)	Salary (3) ($)	Stock Awards (4)(5) ($)	Option Awards (4)(6) ($)	Non-Equity Incentive Plan Compensation (7) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (8) ($)	All Other Compensation (9)(10) ($)	Total ($)
M. Longhi (1)	2013	$933,337	$2,097,684	$1,894,134	$477,400	N/A	$239,101	$5,641,656
President & Chief Executive Officer	2012	$410,000	$1,871,063	$630,456	$307,500	N/A	$118,073	$3,337,092
D. B. Burritt	2013	$233,333	$1,749,993	$1,249,986	$79,567	N/A	$41,305	$3,354,184
Executive Vice President & Chief Financial Officer
G. F. Babcoke	2013	$542,640	$457,615	$182,585	$144,773	$554,166	$301,612	$2,183,391
Senior Vice President-European Operations & Global Safety & President-USSK	2012	$532,000	$868,071	$372,048	$341,000	$996,991	$80,249	$3,190,360
	2011	$515,000	$786,940	$393,416	$250,000	$857,689	$211,276	$3,014,321

M. S. Williams	2013	$542,640	$581,157	$231,949	$141,556	N/A	$138,547	$1,635,849
Senior Vice President-Strategic Planning & Business Development
D. R. Matthews	2013	$477,708	$470,012	$187,598	$128,340	$308,658	$52,136	$1,624,452
Senior Vice President-North American Flat-Rolled Operations
J. P. Surma (1)	2013	$1,260,000	$2,918,396	$1,164,843	$546,840	$6,311,177	$276,153	$12,477,409
Former Chairman of the Board and Chief Executive Officer	2012	$1,260,000	$4,129,820	$1,770,037	$1,181,000	$2,535,910	$216,397	$11,093,164
	2011	$1,260,000	$3,542,898	$1,771,467	$901,000	$2,529,584	$214,240	$10,219,189
G. R. Haggerty	2013	$414,120	$581,157	$231,949	$115,539	$5,754,323	$130,122	$7,227,210
Former Executive Vice President & Chief Financial Officer	2012	$617,120	$868,071	$372,048	$410,000	$1,265,188	$94,429	$3,626,856
	2011	$601,000	$819,797	$410,001	$310,000	$1,182,544	$81,715	$3,405,057

J. D. Garraux	2013	$442,215	$667,722	$266,529	$0	$2,719,171	$113,574	$4,209,211
Former General Counsel & Senior Vice President- Corporate Affairs	2012	$571,200	$868,071	$372,048	$402,000	$991,120	$89,989	$3,294,428
	2011	$547,504	$819,797	$410,001	$280,000	$989,183	$74,257	$3,120,742

D. H. Lohr	2013	$504,900	$581,157	$231,949	$133,824	$2,892,152	$77,025	$4,421,007
Former Senior Vice President- Business Services and Administration	2012	$547,200	$868,071	$372,048	$352,000	$1,004,807	$82,552	$3,226,678
	2011	$526,676	$819,797	$410,001	$264,000	$996,257	$85,229	$3,101,960

(1)	Mr. Surma served as Chairman of the Board and Chief Executive Officer from January 1, 2013 through August 31, 2013, and thereafter served as Executive Chairman until his retirement on December 31, 2013. Mr. Longhi was elected President and Chief Executive Officer on September 1, 2013. Prior to September 1, Mr. Longhi served as President and Chief Operating Officer.

(2)	Amounts are not reported for 2012 and 2011 if the executive was not an NEO in those years, except for Mr. Babcoke who was an NEO in 2011, but not in 2012.

(3)	Salaries for certain executives are pro-rated to reflect the amount earned in 2013 based on a date of hire or a date of retirement as follows: Mr. Burritt was hired on September 1, 2013; Mrs. Haggerty retired on August 31, 2013; Mr. Garraux retired on September 30, 2013; and Mr. Lohr retired on November 30, 2013.

(4)	Stock and option award grant date values are computed in accordance with Accounting Standard Codification Topic 718 (ASC 718), as described in footnote 12 to the Corporation’s Financial Statements for the year ended December 31, 2013 and filed on Form 10-K. The Stock Awards column includes restricted stock units and performance awards that are reported at the target number of shares and the grant date fair value of such awards includes a factor for the probable performance outcome of the performance awards, and excludes the effect of estimated forfeitures. The maximum payout for the performance awards is 200% of target. The following table reflects the grant date fair value of these performance awards, as well as the maximum grant date fair value of these performance awards based on the closing price of the Corporation’s stock on the grant date if, due to the Corporation’s performance during the applicable performance period, the performance awards vested at their maximum level:

Name	Grant Date Fair Value of Performance Awards			Maximum Value of Performance Awards
	2011	2012	2013	2011	2012	2013
	($)	($)	($)	($)	($)	($)
M. Longhi	$ N/A	$1,040,600	$623,270	$ N/A	$2,081,200	$1,246,540
D. B. Burritt	N/A	N/A	N/A	N/A	N/A	N/A
G. F. Babcoke	$393,333	$496,000	$250,711	$786,666	$992,000	$501,423
M. S. Williams	$393,333	$496,000	$318,333	$786,666	$992,000	$636,667
D. R. Matthews	$261,667	$318,000	$257,516	$523,334	$636,000	$515,032
J. P. Surma	$1,771,500	$2,360,000	$1,598,684	$3,543,000	$4,720,000	$3,197,368
G. R. Haggerty	$410,000	$496,000	$318,333	$820,000	$992,000	$636,667
J. D. Garraux	$410,000	$496,000	$365,754	$820,000	$992,000	$731,508
D. H. Lohr	$410,000	$496,000	$318,333	$820,000	$992,000	$636,667

(5)	The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for the NEOs, other than Mr. Burritt, is $18.64 per share for our 2013 restricted stock unit grants, $22.31 for our 2012 restricted stock unit grants, and $45.81 per share for our 2011 restricted stock unit grants, $21.26 per share for our 2013 performance award grants, $25.36 per share for our 2012 performance award grants, and $65.47 per share for our 2011 performance award grants. The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for Mr. Burritt’s 2013 grant is $18.25 per share. In addition to his annual grant, Mr. Longhi received a grant of 52,600 restricted stock units when he became CEO in September 2013. The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for Mr. Longhi’s September grant is $18.25 per share. For further detail, see our report on Form 10-K for the year ended December 31, 2013, Financial Statement footnote 12.

(6)	The grant date fair market value used to calculate compensation expense in accordance with ASC 718, for the NEOs other than Mr. Burritt, is $8.50 per share for our 2013 stock option grants, $11.95 per share for our 2012 stock option grants, and $24.39 per share for our 2011 stock option grants. The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for Mr. Burritt’s 2013 stock option grant is $8.18 per share. In addition to his annual grant, Mr. Longhi received a grant of 176,040 stock options when he became CEO in September 2013. The grant date fair market value used to calculate compensation expense in accordance with ASC 718 for Mr. Longhi’s September grant is $8.18 per share. All stock options granted to NEOs in 2013 have a premium exercise price of $25.00, as further described below under the 2013 Grants of Plan Based Awards table. For further detail, see our report on Form 10-K for the year ended December 31, 2013, Financial Statement footnote 12.

(7)	The Non-Equity Incentive Plan Compensation benefits are referred to within our executive compensation discussions as short-term incentive awards and represent the aggregate amount of incentive awards earned pursuant to the 2010 Annual Incentive Compensation Plan (“AICP”) for the NEOs. Because Mr. Surma did not meet the age and service requirements for retirement under the terms of the AICP, his incentive payment was paid as a separate bonus outside of the AICP. Because of his September 1, 2013 hire date which is more than 90 days after the performance period commenced, and his status as a “covered employee,” as that term is defined under Section 162(m) of the Internal Revenue Code, Mr. Burritt was not eligible to participate in the AICP, and his award was paid as a separate amount, pursuant to his offer letter. Payments made outside of the AICP are subject to the same performance conditions and negative discretion as applicable under the AICP. For a discussion of the actual results under the AICP for 2013, see “Compensation Discussion & Analysis – Elements of Executive Compensation – Short-Term Incentive Compensation Targets and Decisions.”

(8)	These amounts represent the aggregate increase in actuarial value on an accumulated benefit obligation (ABO) basis that accrued to each Named Executive Officer in 2013 under the Corporation’s retirement plans and programs, calculated using the same assumptions used for the Corporation’s annual financial statements and including enhancements to the benefits provided through letter agreements, as disclosed on the 2013 Pension Benefits table and described in “2013 Pension Benefits – Letter Agreements”, below, except that retirement age is assumed to be the normal retirement age for the respective plans. Key assumptions, and the present value of the accumulated benefits for each executive reflecting all benefits earned as of December 31, 2013 by the executive under each plan and letter agreement, are shown under the 2013 Pension Benefits table. For the NEOs who retired in 2013, the aggregate increase in benefits is based on the actual interest rate used for calculating lump sum payments at retirement. This interest rate is lower than the rate used for projection purposes before retirement. The values reported in the earnings column of the 2013 Nonqualified Deferred Compensation table are not included here because the earnings are not above-market and are not preferential. These amounts exclude any benefits to be paid from plans of formerly affiliated companies.

(9)	Components of All Other Compensation are as follows:

				ALL OTHER COMPENSATION
Executive	Year	Life Insurance Premiums (a)		Steel Savings Plan Contributions (b)	Non Qualified Defined Contribution Plan Accruals (c)	Foreign Service Tax Gross-Ups & Reimbursements (d)	Perquisites (e)	TOTAL
M. Longhi	2013	$	N/A	$36,338	$125,135		$77,628	$239,101
D. B. Burritt	2013	$	N/A	$25,375	N/A		$15,930	$41,305
G. F. Babcoke	2013		$14,424	$15,260	$17,258	$70,635	$184,035	$301,612
M. S. Williams	2013	$	N/A	$35,441	$72,227		$30,879	$138,547
D. R. Matthews	2013	$	N/A	$15,300	$13,362		$23,473	$52,136
J. P. Surma	2013		$26,465	$14,913	$60,688		$174,088	$276,153
G. R. Haggerty	2013		$14,263	$15,300	$9,547		$91,012	$130,122
J. D. Garraux	2013		$21,446	$15,300	$11,233		$65,595	$113,574
D. H. Lohr	2013		$15,923	$13,996	$16,298		$30,808	$77,025

(a)	Life Insurance Premiums were paid to provide life insurance protection in lieu of basic life insurance available under the Corporation’s insurance program, for each of Messrs. Surma, Babcoke, Garraux and Lohr and Mrs. Haggerty. Premiums are calculated based on age and the amount of coverage provided. The program is designed to pay premiums to the insurance company until the executive reaches age 62 unless the employee terminates employment prior to reaching the age and service requirements for other than a deferred vested pension. If such termination occurs, the obligation to pay premiums will end at the time employment is terminated. Messrs. Longhi, Burritt, Williams and Matthews participate in the Corporation’s group term life program which is available to all non-union salaried employees.

(b)

Steel Savings Plan Contributions include (i) employer matching contributions that were made in the form of the Corporation’s common stock and (ii) other non-elective employer contributions known as Retirement Account contributions that were made to the executive’s account in the Steel Savings Plan (a federal income tax-qualified defined contribution plan also known as a “401(k) plan”) during the most recently completed fiscal year. The Steel Savings Plan is available to all non-represented, domestic employees of U. S. Steel and certain of its subsidiaries and affiliates. The plan is designed to allow employees to supplement their retirement income. Employee contributions are voluntary and may commence the month following the employee’s hire date. The Corporation matches the employee contributions up to certain limits. Eligible employees who are not covered by the Steel Pension Plan automatically receive Retirement Account contributions. As described below under “2013 Nonqualified Deferred Compensation,” Messrs. Longhi, Burritt and Williams are eligible to receive Supplemental Retirement Account contributions.

(c)	The Non Qualified Defined Contribution Plan Accruals include accruals under the following programs:

•

The Supplemental Thrift Program, in which benefits accrue in the form of phantom shares of U. S. Steel common stock equal to the portion of the Corporation’s matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation and annual contributions.

•

The Non Tax-Qualified Retirement Account Program, which provides book accruals equal to the amount of Retirement Account contributions that cannot be provided under the Steel Savings Plan due to the statutory limits on covered compensation and annual contributions.

•

The Supplemental Retirement Account Program, which provides book accruals equal to the applicable Retirement Account contribution rate (8.5% for Messrs. Longhi, Burritt and Williams) under the Steel Savings Plan multiplied by incentive compensation paid under our short-term incentive compensation programs or similar plans.

Messrs. Longhi and Williams accrued benefits under each of the above plans. Mr. Burritt did not accrue benefits under the above plans because of his September 1, 2013 hire date. All the other NEOs only accrued benefits under the Supplemental Thrift Program.

(d)	Foreign service tax gross-ups and reimbursements include reimbursements, tax gross-ups and settlements associated with foreign service. In connection with his foreign service, Mr. Babcoke received net tax reimbursements of $59,597, and tax gross-ups of $17,303.

(e)	Types of perquisites available to our executives include personal usage of corporate aircraft and automobiles, dining privileges, club memberships, financial planning and tax preparation services, company-paid physicals, parking expenses, limited personal use of corporate properties, tickets to entertainment and sporting events, company matching contributions to charities, relocation expenses and residential and personal security services. The amounts disclosed above are calculated using the aggregate incremental costs related to the perquisites received by the NEOs for the last fiscal year. The aggregate incremental cost of the personal use of corporate aircraft is calculated using the rate per flight hour for the type of corporate aircraft used. The rates are published twice per year by a nationally recognized and independent service. The calculated incremental costs for personal flights include the costs related to all flight hours flown in connection with the personal use. The Corporation consistently applies allocation methods for flights that are not entirely either business or personal. Not included in All Other Compensation are the values of dividends paid on restricted stock awards because these amounts are considered in determining the grant date fair market value shown under Stock Awards. Mr. Longhi’s 2013 personal aircraft usage totaled $39,961, and Mr. Surma’s 2013 personal aircraft usage totaled $110,617. Mrs. Haggerty’s 2013 club membership payments totaled $45,060. During 2013, Mr. Babcoke received relocation reimbursements of $31,591 and personal security detail related to his foreign service assignment in the amount of $84,120.

(10)	The amounts reported for Messrs. Surma and Garraux in 2011 and 2012 have been adjusted to reflect certain security services not previously reported. For Mr. Surma, the additional security services totaled $7,589 in 2011 and $9,961 in 2012. For Mr. Garraux, the additional security services totaled $22,055 in 2011 and $1,660 in 2012.

2013 Grants of Plan-Based Awards

The following table summarizes the grant of any non-equity incentive compensation and equity based compensation to each Named Executive Officer in 2013.

Executive	Plan Name (1)	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (5)			All Other Stock Awards: Number of Shares of Stock or Units (6) (#)	All Other Option Awards: Number of Securities Underlying Options (7) (#)	Exercise Price of Option Awards (8) ($/Share)	Closing Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards (9) ($)
			Threshold ($) (4)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. Longhi	AICP	1/28/2013	$770,000	$1,540,000	$3,311,000
	LTICP	5/28/2013				14,655	29,310	58,620	27,600	53,450	$25.00	$18.47	$1,591,863
	LTICP	9/1/2013							52,600	176,040	$25.00	$18.20	$2,399,957
D. B. Burritt	AICP	9/1/2013	$128,333	$256,667	$551,833
	LTICP	9/3/2013							95,890	152,810	$25.00	$18.20	$2,999,978
G. F. Babcoke	AICP	1/28/2013	$259,450	$518,900	$1,115,634
	LTICP	5/28/2013				5,895	11,790	23,580	11,100	21,490	$25.00	$18.47	$640,201
M. S. Williams	AICP	1/28/2013	$259,450	$518,900	$1,115,634
	LTICP	5/28/2013				7,485	14,970	29,940	14,100	27,300	$25.00	$18.47	$813,107
D. R. Matthews	AICP	1/28/2013	$225,000	$450,000	$967,500
	LTICP	5/28/2013				6,055	12,110	24,220	11,400	22,080	$25.00	$18.47	$657,611
J. P. Surma	AICP	1/28/2013	$882,000	$1,746,000	$3,792,600
	LTICP	5/28/2013				37,590	75,180	150,360	70,800	137,100	$25.00	$18.47	$4,083,242
G. R. Haggerty	AICP	1/28/2013	$310,590	$621,180	$1,335,537
	LTICP	5/28/2013				7,485	14,970	29,940	14,100	27,300	$25.00	$18.47	$813,107
J. D. Garraux	AICP	1/28/2013	$284,939	$569,878	$1,225,239
	LTICP	5/28/2013				8,600	17,200	34,400	16,200	31,370	$25.00	$18.47	$934,251
D. H. Lohr	AICP	1/28/2013	$261,630	$523,260	$1,125,009
	LTICP	5/28/2013				7,485	14,970	29,940	14,100	27,300	$25.00	$18.47	$813,107

(1)	AICP is the Executive Management Annual Incentive Compensation Program under the United States Steel Corporation 2010 Annual Incentive Compensation Plan. As described above under footnote 7 to the Summary Compensation Table, pursuant to the terms of his offer letter, the incentive payment made to Mr. Burritt was paid as a separate bonus outside of the AICP. Because Mr. Surma did not meet the age and service requirements for retirement under the terms of the AICP, his incentive payment was also paid as a separate bonus outside of the AICP. Payments made outside of the AICP were subject to the same performance conditions and negative discretion. LTICP is the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan. The amounts shown under the LTICP for Messrs. Surma, Garraux and Lohr and Mrs. Haggerty reflect the full grant awarded in May 2013. A pro-rated portion of these amounts was forfeited upon their retirement from the Corporation in 2013.

(2)	The grant date for the AICP represents the date that the Committee established the annual incentive targets for the 2013 performance period. Our equity-based awards are considered by the Committee and, if approved have been customarily granted at the Committee’s May meeting. Grants are not timed in any way with the release of material non-public information. The exercise price for option awards is customarily set at the average of the high and low stock prices on the grant date; however, for 2013, option awards have a premium exercise price of $25.00 which is higher than the average high and low stock prices on the date of grant. The date of grant is the date that the Committee approves the grant unless the Committee meets on a day the market is not open, in which case the grant date is the next day the market is open. Mr. Burritt’s equity-based awards were granted on September 3, 2013, the first business day following his date of hire.

(3)	Our NEOs, except for Messrs. Surma and Burritt, received non-equity incentive compensation under our 2010 Annual Incentive Compensation Plan. For a discussion of the program, the 2013 performance targets and the 2013 award amounts, see “Compensation Discussion & Analysis — Elements of Executive Compensation – Short-Term Incentive Compensation.” Pro-rata payments were made to Messrs. Surma and Lohr, and Mrs. Haggerty who retired from the Corporation in 2013 under the Corporation’s AICP.

(4)	The calculated threshold is based upon the lowest possible payouts for return on capital employed (40% of target) and shipment tons (10% of target) for a combined threshold of 50%. However, it is possible that only one, or the other, threshold could be accomplished. Additionally, either, or both, of the citizenship goals could be accomplished or not accomplished. Therefore, a threshold calculation could involve any combination of the thresholds for the performance metrics. Also, because below target performance for citizenship measures can result in reductions to the awards, the combination of payouts for the awards theoretically could result in a payout as low as 1% of target.

(5)	Performance award grants were made on May 28, 2013 to all NEOs, except for Mr. Burritt, who did not receive performance awards in 2013 due to his hire date of September 1, 2013. Vesting is performance-based and will occur, if at all, following the end of the three-year performance period (the “performance period”) on the date the Committee meets to determine the Corporation’s actual performance for the performance period. The Committee may not increase or decrease performance awards and payout is based upon the rank of our total shareholder return compared to the total shareholder returns for the companies in the peer group. Performance awards do not pay dividends or carry voting privileges. Under the 2005 Stock Incentive Plan, which the shareholders approved on April 27, 2010, the Committee approved the Long-Term Incentive Compensation Program, under which executives may receive grants of options and restricted stock units in addition to performance awards. We have not engaged in any repricing or other material modification of any outstanding options or other equity-based award under the plan.

(6)

Restricted stock unit grants were made on May 28, 2013 to all NEOs, except for Mr. Burritt, whose annual and retention restricted stock unit grants were made on September 3, 2013, the first business day following his date of hire. The units are time-based awards and, for NEOs other than Mr. Burritt, vest over a three-year period with one-third of the granted shares vesting on May 28, 2014; an additional one-third of the shares vesting on May 28, 2015; and the remaining one-third of the shares vesting on May 28, 2016, subject in each case to continued employment on the vesting dates. Mr. Burritt’s annual awards are subject to the same three-year vesting schedule, except his awards will vest on September 3rd of each of the respective years. Mr. Burritt also received 27,400 retention restricted stock units which are subject to a three-year cliff vesting from the date of grant.

(7)

Option grants were made on May 28, 2013 to all NEOs, except for Mr. Burritt, whose annual stock option grant was made on September 3, 2013, the first business day following his date of hire. The option grants are time-based, with a ten-year term, and, for NEOs other than Mr. Burritt, vest over a three-year period with one-third of the granted shares vesting on May 28, 2014; an additional one-third of the shares vesting on May 28, 2015; and the remaining one-third of the shares vesting on May 28, 2016, subject in each case to continued employment on the vesting dates. Mr. Burritt’s options are subject to the same term and three-year vesting schedule, except his awards will vest on September 3rd of each of the respective years.

(8)	Exercise Price of Option Awards represents a premium strike price of $25.00 which is an approximate 35% premium over the closing market price of $18.47 on the grant date for the annual grants awarded on May 28, 2013. Messrs. Longhi’s and Burritt’s grants awarded in September 2013 also have a premium strike price of $25.00 which is approximate 37% higher than the closing market price of $18.20 on the grant date.

(9)	Represents the full grant date fair market value for the equity incentive awards, stock awards and option awards, calculated in accordance with ASC 718 as described in our report on Form 10-K for the year ended December 31, 2013, Financial Statement footnote 12. The restricted stock units accrue dividends at a non-preferential rate ($0.05) per share as of the last announced dividend) that are paid when the underlying restricted stock units vest. The value of these dividends is reflected in the fair market value of the restricted stock unit grant. Restricted stock units carry no voting privileges. For purpose of this calculation, the target number of performance awards is used because the grant date fair value of each performance award includes a factor predicting the probable outcome of the performance goals for the grant. The factor for the 2013 performance award grant was 1.140813, determined by a third-party consultant using a binomial calculation. The maximum payout for the performance awards is 200% of target. Accordingly, if maximum share payouts were achieved for such performance awards, the aggregate grant date fair value for such awards would be twice the target amount disclosed in the table related to such performance awards.

2013 Outstanding Equity Awards At Fiscal Year-End

		Option Awards				Stock Awards
Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
M. Longhi	7/3/2012	18,166	36,334	$21.630	7/3/2022	28,684	846,178	21,155	624,073
	5/28/2013	0	53,540	$25.00	5/28/2023	27,600	814,200	14,655	432,323
	9/1/2013	0	176,040	$25.00	9/3/2023	52,600	52,600	0	0
D. B. Burritt	9/3/2013	0	152,810	$25.00	9/3/2023	95,890	2,828,755	0	0
G. F. Babcoke	5/30/2006	2,100	0	$65.400	5/30/2016
	5/29/2007	2,667	0	$109.315	5/29/2017
	5/27/2008	4,910	0	$169.225	5/27/2018
	5/26/2009	13,447	0	$29.805	5/26/2019
	5/25/2010	10,970	0	$45.650	5/25/2020
	5/31/2011	10,753	5,377	$45.805	5/31/2021	2,864	84,488	3,005	88,648
	5/29/2012	10,380	20,760	$22.305	5/29/2022	11,120	328,040	9,780	288,510
	5/28/2013	0	21,490	$25.00	5/28/2023	11,100	327,450	23,580	695,610
M. S. Williams	5/29/2007	1,840	0	$109.315	5/29/2017
	5/27/2008	1,470	0	$169.225	5/27/2018
	5/26/2009	14,947	0	$29.805	5/26/2019
	5/25/2010	14,870	0	$45.650	5/25/2020
	5/31/2011	10,753	5,377	$45.805	5/31/2021	2,864	84,488	3,005	88,648
	5/29/2012	10,380	20,760	$22.305	5/29/2022	11,120	328,040	9,780	288,510
	5/28/2013	0	21,490	$25.00	5/28/2023	14,100	415,950	29,940	883,230
D. R. Matthews	5/30/2006	1,074	0	$65.400	5/30/2016
	5/29/2007	1,480	0	$109.315	5/29/2017
	5/27/2008	1,600	0	$169.225	5/27/2018
	5/26/2009	11,660	0	$29.805	5/26/2019
	5/25/2010	7,680	0	$45.650	5/25/2020
	5/31/2011	7,153	3,577	$45.805	5/31/2021	1,904	56,168	2,000	59,000
	5/29/2012	6,653	13,307	$22.305	5/29/2022	7,127	210,247	6,270	184,965
	5/28/2013	0	22,080	$25.00	5/28/2023	11,400	336,300	24,220	714,490
J. P. Surma	5/30/2006	54,400	0	$65.400	5/31/2016
	5/29/2007	34,000	0	$109.315	12/31/2016
	5/27/2008	34,620	0	$169.225	12/31/2016
	5/26/2009	0	0	N/A	N/A
	5/25/2010	89,110	0	$45.650	12/31/2016
	5/31/2011	48,420	14,123	$45.805	12/31/2016	7,520	221,840	11,651	343,705
	5/29/2012	49,383	28,808	$22.305	12/31/2016	15,430	455,185	24,558	724,446
	5/28/2013	0	26,659	$25.00	12/31/2016	13,767	406,127	29,238	862,521
G.R. Haggerty	5/30/2006	14,200	0	$65.400	5/31/2016
	5/29/2007	9,100	0	$109.315	8/31/2016
	5/27/2008	8,530	0	$169.225	8/31/2016
	5/26/2009	33,620	0	$29.805	8/31/2016
	5/25/2010	17,820	0	$45.650	8/31/2016
	5/31/2011	11,206	1,401	$45.805	8/31/2016	746	22,007	2,348	69,251
	5/29/2012	10,380	2,595	$22.305	8/31/2016	1,390	41,005	4,075	120,213
	5/28/2013	0	2,275	$25.00	8/31/2016	1,175	34,663	2,496	73,632
J. D. Garraux	5/30/2006	4,100	0	$65.400	5/31/2016
	5/29/2007	6,800	0	$109.315	9/30/2016
	5/27/2008	7,490	0	$169.225	9/30/2016
	5/26/2009	29,590	0	$29.805	9/30/2016
	5/25/2010	16,450	0	$45.650	9/30/2016
	5/31/2011	11,206	1,868	$45.805	9/30/2016	995	29,353	2,435	71,818
	5/29/2012	10,380	3,460	$22.305	9/30/2016	1,854	54,693	4,437	128,237
	5/28/2013	0	3,486	$25.00	9/30/2016	1,800	53,100	3,824	112,808
D. H. Lohr	5/30/2006	7,134	0	$65.400	5/31/201
	5/29/2007	6,600	0	$109.315	11/30/2016
	5/27/2008	7,110	0	$169.225	11/30/2016
	5/26/2009	28,130	0	$29.805	11/30/2016
	5/25/2010	16,450	0	$45.650	11/30/2016
	5/31/2011	11,206	2,802	$45.805	11/30/2016	1,492	44,014	2,609	76,951
	5/29/2012	10,380	5,190	$22.305	11/30/2016	2,780	82,010	4,890	144,255
	5/28/2013	0	4,550	$25.00	11/30/2016	2,350	69,325	4,990	147,205

(1)	All options vest in equal increments on the first three anniversaries of the date of grant, subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period. The unexercisable stock options listed for Messrs. Surma, Garraux, Lohr and Mrs. Haggerty as of December 31, 2013 are scheduled to vest upon the next regularly scheduled vesting dates in 2014, which are May 31, May 29 and May 28 with respect to the stock options granted to those individuals on May 31, 2011, May 29, 2012 and May 28, 2013, respectively.

(2)	All restricted stock units vest in equal increments on the first three anniversaries of the date of grant, subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period; except for the restricted stock unit retention grants (9,250 units and 27,400 units awarded to Messrs. Longhi and Burritt respectively) pursuant to their offer letters, which are conditioned on continued employment with the Corporation and are subject to three-year cliff vesting from the date of grant. The number of units indicated for Messrs. Surma, Garraux, Lohr, and Mrs. Haggerty represents the prorata portion that vested upon retirement.

(3)	Value is based on $29.50 per share, which was the closing price of the stock on December 31, 2013.

(4)

Performance awards vest after a three year performance period based upon total shareholder return during the performance period relative to a group of peer companies and continued employment (pro rata vesting on the vesting date applies to retirement during the performance period, assuming the performance goals are accomplished). Using stock prices and dividends reported since the beginning of the respective performance periods, we estimate that, through December 31, 2013, the Corporation has performed at the 99th percentile relative to the peer group for the 2013 award, at the 11th percentile for the 2012 award, and at the 15th percentile for the 2011 award. The table above shows the number of shares corresponding to the next highest performance level for the 2012 and 2011 awards, which is at the threshold level at 50% of the target award, and the actual performance level for 2013, which is at the maximum level of 200% of target. The number of awards indicated for Messrs. Surma, Garraux and Lohr and Mrs.Haggerty represent the pro rata portion at target that vested at retirement.

2013 Option Exercises and Stock Vested

The following table illustrates for each Named Executive Officer, on an aggregate basis, the value realized from the exercise of stock options and from the vesting of restricted stock awards and performance awards in 2013.

	Option Awards		Stock Awards (1)
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
M. Longhi	—	$—	9,716	$179,843
D. B. Burritt	—	$—	—	$—
G. F. Babcoke	—	$—	10,370	$188,737
M. S. Williams	—	$—	11,063	$201,654
D. R. Matthews	—	$—	6,830	$124,343
J. P. Surma	—	$—	55,160	$1,006,986
G. R. Haggerty	—	$—	11,707	$213,577
J. D. Garraux	—	$—	11,463	$209,029
D. H. Lohr	—	$—	11,463	$209,029

(1)	Stock Awards include the vesting of restricted stock grants during 2013.

(2)	Value before taxes and exercise costs.

2013 Pension Benefits

The following table illustrates the actuarial present value of pension benefits accumulated by the Named Executive Officers as of December 31, 2013 and payments made to the Named Executive Officers during 2013. Messrs. Longhi, Burritt and Williams are not eligible to participate in the Corporation’s defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year (3) ($)
G. F. Babcoke	Steel Pension Plan	34	$1,787,962
	Non Tax-Qualified Pension Plan	34	$1,657,542
	Supplemental Pension Program	34	$3,702,294
	Letter Agreement	4	$666,524
	Total		$7,814,322
D. R. Matthews	Steel Pension Plan	23	$872,355
	Non Tax-Qualified Pension Plan	23	$437,158
	Supplemental Pension Program	23	$828,425
	Total		$2,137,938
J. P. Surma	Steel Pension Plan	12	$855,424
	Non Tax-Qualified Pension Plan	12	$3,220,181
	Supplemental Pension Program	12	$9,867,148
	Letter Agreement	11	$13,948,137
	Total		$27,890,890

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year (3) ($)
G. R. Haggerty	Steel Pension Plan	37	N/A	$2,098,309
	Non Tax-Qualified Pension Plan	37	$4,905,109	$131,352
	Supplemental Pension Program	37	$10,362,645	$349,913
	Total		$15,267,754	$2,579,574
J. D. Garraux	Steel Pension Plan	34	N/A	$2,395,792
	Non Tax-Qualified Pension Plan	34	$3,120,562	$91,960
	Supplemental Pension Program	34	$5,905,195	$199,688
	Total		$9,025,757	$2,687,440
D. H. Lohr	Steel Pension Plan	40	N/A	$2,319,242
	Non Tax-Qualified Pension Plan	40	$3,614,332	$91,961
	Supplemental Pension Program	40	$7,294,834	$247,447
	Total		$10,909,166	$2,658,650

(1)	Service shown represents credited service years (rounded) used to calculate accrued benefits as of December 31, 2013, or, if earlier, the date of retirement.

(2)	Accumulated benefit at December 31, 2013. The present value of accumulated benefits is calculated using the assumptions used for the Corporation’s annual financial reporting, except that retirement age is assumed to be the normal retirement age for the respective plans. Key assumptions used for the calculations in this table and in the Summary Compensation Table include a 4.5% discount rate for the 2013 calculations (3.75% for 2012 and 4.5% for 2011); a lump sum rate assumption of 3.0% for 2013 (3.0% for 2012 and 3.0% for 2011) assuming the Section 417(e) minimum was not applicable; a 100% lump sum benefit election for all plans; and unreduced benefit ages, which at December 31, 2013, are age 62 for the Steel Pension Plan and age 60 for the Non Tax-Qualified Pension Plan and the Supplemental Pension Program.

(3)	Payments during the last fiscal year were made for the following retirements: Mr. Lohr retired on November 30; Mr. Garraux retired on September 30; and Mrs. Haggerty retired on August 31. For retirements during 2013, the present value of accumulated benefits represents the actual benefits to be paid under the plan.

Steel Pension Plan

General Description of the Plan

The United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (“Steel Pension Plan”) provides defined benefits for substantially all non-represented, domestic employees who were hired before July 1, 2003. Messrs. Longhi and Burritt, who were hired in 2012 and 2013 respectively, and Mr. Williams who was rehired in 2006 after receiving a distribution of his full benefit under the Steel Pension Plan, are not participants in the Steel Pension Plan and the related non-qualified plans. The Steel Pension Plan is designed to provide eligible employees with replacement income during retirement. The two primary benefits provided to non-represented employees are based on final earnings (the “Final Earnings Benefit”) and career earnings (the “Career Earnings Benefit”) formulas. Benefits may be paid as an actuarially determined lump sum in lieu of monthly pensions. The Internal Revenue Code (the “Code”) limits the amount of pension benefits that may be paid from tax-qualified pension plans.

The Final Earnings Benefit component is based on a formula using a specified percentage (dependent on years of service) of average monthly earnings which is determined from the five consecutive 12-month calculation periods in which the employee’s aggregate earnings were the highest during the last ten 12-month calculation periods of continuous service prior to retirement. Incentive compensation is not considered when determining average monthly earnings. Eligibility for an unreduced Final Earnings Benefit under the Steel Pension Plan is based on attaining at least 30 years of credited service or at least age 62 with 15 years of credited service. In addition to years of service and earnings while employed by the Corporation, service and earnings for certain purposes include those accrued while working for certain affiliated companies. All NEOs who are participants in the Steel Pension Plan, with the exception of Messrs. Surma and Matthews, were eligible for an unreduced early retirement pension under the Final Earnings Benefit component. Mr. Surma, who retired on December 31, 2013, received a deferred vested Final Earnings Benefit that was reduced based on his age as of the commencement of his pension payments.

The annual normal retirement benefit under the Career Earnings Benefit component is equal to 1.3 percent of total career earnings. Incentive compensation is not considered when determining total career earnings. Career Earnings Benefits commenced prior to attaining normal retirement or age 62 with 15 years of service, but after attaining age 58, are subject to an early commencement reduction equal to one-quarter of one percent for each month the commencement of pension payments precedes the month in which the participant attains the age of 62 years and one month. Career Earnings Benefits commenced prior to attaining age 58 are based on 1.0 percent of total career earnings and subject to a larger early commencement reduction. With respect to the Career Earnings Benefit, Mrs. Haggerty, Mr. Lohr, and Mr. Garraux, each had over 30 years of credited service, and, therefore were eligible for early retirement. Mrs. Haggerty’s annual Career Earnings Benefit was reduced by 11.75 percent for her retirement on August 31, 2013; Mr. Garraux’s benefit was reduced by 4 percent for his retirement on September 30, 2013; and Mr. Lohr’s benefit was reduced by 6 percent for his retirement on November 30, 2013. Mr. Surma retired on December 31, 2013 with a deferred vested Career Earnings Benefit, based on 1 percent of his total career earnings, which was reduced by 19.02 percent for early retirement. If they had retired on December 31, 2013, Mr. Babcoke’s annual Career Earnings Benefit would have been reduced by 6.25 percent, and Mr. Matthew’s annual Career Earnings Benefit would have been reduced by 31.25 percent.

Benefits accrued for each executive for the purpose of calculating both the Final Earnings and Career Earnings Benefits are limited to the executive’s unreduced base salary and foreign service premium, if any.

Steel Pension Plan Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned by the executives under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 62, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2013. Estimated final average earnings were developed based on the average of the actual monthly salaries paid in the highest five consecutive twelve month periods during the ten years preceding December 31, 2013. The salary amounts include base salary, excluding incentive compensation. For these calculations, the executive’s unreduced base salary is used to the extent necessary to avoid the adverse effects of the temporary reduction in base salary that was effective between July 1, 2009 and July 1, 2010. For the NEOs who retired in 2013, the present value of accumulated benefit obligations represents their actual Career Earnings and Final Earnings Benefit as of the date of retirement, in the form of a lump sum payment. The number of years of credited service in the 2013 Pension Benefits table shows the number of years earned and used to calculate the accrued benefits reported.

Non Tax-Qualified Pension Plan

General Description of the Plan

The purpose of the United States Steel Corporation Non Tax-Qualified Pension Plan is to compensate individuals for the loss of benefits under the Steel Pension Plan that occur due to certain limits established or required under Internal Revenue Code. The amount payable under the Non Tax-Qualified Pension Plan is equal to the difference between the benefits the executive actually receives under the Steel Pension Plan and the benefits that the executive would have received under the Steel Pension Plan except for the limitations imposed by the Code.

Benefits paid under the Non Tax-Qualified Pension Plan are in the form of an actuarially determined lump sum distribution of both the benefits payable to the executive and the benefits payable to the surviving spouse and/or other survivor upon the named executive’s termination of employment, subject to the six-month waiting period under Section 409A of the Code for specified employees.

Non Tax-Qualified Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned by the executives under the Non Tax-Qualified Pension Plan and was based on the same provisions and eligibility status as determined under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 60, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2013. For the NEOs who retired in 2013, the present value of accumulated benefit obligations represents the actual value of their benefits under the Non Tax-Qualified Pension Plan as of the date of retirement in the form of a lump sum payment.

Supplemental Pension Program

General Description of the Program

The purpose of the United States Steel Corporation Executive Management Supplemental Pension Program is to provide a pension benefit for executives and certain non-executives who participate in the Steel Pension Plan with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures. Executives with at least 15 years of continuous service become eligible to receive a benefit under the Supplemental Pension Program at retirement or termination of employment. Benefits will not be payable under the program with respect to an executive who (a) terminates employment prior to age 60 or (b) terminates employment within 36 months of the date coverage under the Supplemental Pension Program begins, unless the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause. Distributions are subject to the six-month waiting period under Section 409A of the Code for specified employees.

An executive’s average earnings are used to calculate the benefit under the Supplemental Pension Program and are defined as the average monthly earnings derived from the total short-term incentives (described as Non-Equity Incentive Plan Compensation in the Summary Compensation Table) paid or credited to the executive under the 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) with respect to the three calendar years for which total short-term incentive payments were the highest out of the last ten consecutive calendar years prior to the executive’s termination. Short-term incentive payments payable for the calendar year in which termination occurs would be considered if such payment produces average earnings greater than that determined at termination. Benefits are paid as an actuarially determined lump sum. Such lump sum cannot be less than the lump sum value determined using the executive’s highest monthly accrued benefit under the Supplemental Pension Program.

Supplemental Pension Program Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned through December 31, 2013 by the executives under the Supplemental

Pension Program. Assumptions used in the calculations include a normal retirement age of 60, a lump sum payment, and average earnings as of December 31, 2013 (includes 2013 incentive compensation paid in 2014). Credited service under the Supplemental Pension Program is the same as under the Steel Pension Plan. For the NEOs who retired in 2013, the present value of accumulated benefit obligations represents the actual value of their benefits under the Supplemental Pension Program as of the date of retirement in the form of a lump sum payment.

Letter Agreements

When Mr. Surma joined USX Corporation as an employee of Marathon in 1997, he was provided certain pension benefits in an employment agreement. U. S. Steel partially assumed the obligation for this employment agreement and has since restated the obligation under its own agreement with Mr. Surma, without changing the obligation, in order to comply with the requirements of Section 409A of the Code. The supplemental pension benefits assumed by U. S. Steel consist of the difference between (1) Mr. Surma’s pension benefits determined using incremental service under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program, and (2) his actual pension benefits under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program determined using his actual accrued service. Mr. Surma’s enhanced pension benefits are determined by increasing the service he actually accrues under such plans by (a) 15 years for the purpose of computing his benefit eligibility and vesting and (b) a number of years equal to the product of 15 multiplied by the ratio of his actual accrued service under the Steel Pension Plan to his actual accrued service under both the Steel and Marathon Pension plans for the purpose of calculating his pension benefits (11 years) as of December 31, 2013. The pension benefits, so calculated, would be paid by the Corporation to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or, in the event of his death before retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

On May 1, 2005, U. S. Steel entered into an agreement with Mr. Babcoke in consideration for his agreement to continue to serve as an officer of U. S. Steel. The agreement provides that Mr. Babcoke be made whole upon retirement for any reduction in retirement benefits that he may realize as a result of his employment with USS/Kobe Steel Company (“USS/Kobe” – a joint venture of U. S. Steel and Kobe Steel), and its successor, Republic Technologies International, LLC (“RTI”) in an amount calculated as if this period of employment was covered under the U. S. Steel retirement plans. Mr. Babcoke was employed by USS/Kobe and RTI from March 1, 1997 through December 31, 2000 and was covered under the retirement benefit programs of these companies. The amount payable at retirement by the Corporation to Mr. Babcoke under this agreement is calculated as if his period of employment by USS/Kobe and RTI was covered under the U. S. Steel retirement plans, offset by the retirement benefits that he received from USS/Kobe and RTI, as increased by interest from the date of distribution to his U. S. Steel retirement date. The agreement was amended in 2007 to comply with Section 409A of the Code.

2013 Nonqualified Deferred Compensation

The following table provides information with respect to accruals under the Corporation’s non-qualified defined contribution plans in 2013. 2013 Year-End Aggregate Balances are as of December 31, 2013.

Executive	Plan Name	2013 Company Contributions/ Accruals (1)	2013 Aggregate Earnings (2)	2013 Year-End Aggregate Balance
M. Longhi	Supplemental Thrift Program	$41,338	$18,585	$70,199
	Non Tax-Qualified Retirement Account Program	$57,659	$4,068	$75,448
	Supplemental Retirement Account Program	$26,138	$2,281	$28,419
	Total	$125,135	$24,934	$174,066
D. B. Burritt	Supplemental Thrift Program	$—	$—	$—
	Non Tax-Qualified Retirement Account Program	$—	$—	$—
	Supplemental Retirement Account Program	$—	$—	$—
	Total	$—	$—	$—
M. S. Williams	Supplemental Thrift Program	$18,793	$17,577	$79,845
	Non Tax-Qualified Retirement Account Program	$24,449	$14,016	$143,595
	Supplemental Retirement Account Program	$28,985	$19,294	$182,108
	Total	$72,227	$50,887	$405,548
G. F. Babcoke	Supplemental Thrift Program	$17,258	$20,215	$95,843
D. R. Matthews	Supplemental Thrift Program	$13,362	$10,303	$50,067
J. P. Surma	Supplemental Thrift Program	$60,688	$119,445	$537,620
G. R. Haggerty	Supplemental Thrift Program	$9,547	$(23,458)	$241,930
J. D. Garraux	Supplemental Thrift Program	$11,233	$(7,373)	$68,588
D. H. Lohr	Supplemental Thrift Program	$16,298	$15,904	$116,069

(1)	Accruals are included in the All Other Compensation column of the Summary Compensation Table (See footnote 9 to that table for detail.) Accruals in prior years have been reported in prior years under All Other Compensation in the Summary Compensation Table. No benefit accruals are reported in Mr. Burritt’s Supplemental Retirement Account as he received no short-term incentive compensation payments in 2013.

(2)	Determined by taking the balance at the end of 2013, less 2013 accruals, less the balance at the beginning of 2013, and includes dividend equivalents.

Supplemental Thrift Program

The purpose of the United States Steel Corporation Supplemental Thrift Program (which is referred to as the “Supplemental Thrift Program”) is to compensate individuals for the loss of matching contributions by the Corporation under the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation (which limit was $255,000 in 2013) and combined company and individual annual contributions (which limit was $51,000 in 2013). Under the Supplemental Thrift Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock. In the aggregate, the benefit accruals under the Supplemental Thrift Program and the matching contributions under the Steel Savings Plan may equal up to 6 percent of the executive’s eligible base salary.

An executive receives a lump sum distribution of the benefits payable under this program upon his or her (a) termination of employment with five or more years of continuous service, (b) termination of employment, prior to attaining five years of continuous service, with the consent of the Corporation, or (c) pre-retirement death, subject to the six-month waiting period under Section 409A of the Code for specified employees.

Non Tax-Qualified Retirement Account Program

The purpose of the United States Steel Corporation Non Tax-Qualified Retirement Account Program is to compensate individuals for the loss of Retirement Account contributions that cannot be provided under the Steel Savings Plan due to the statutory limits on covered compensation (which limit was $255,000 in 2013) and combined company and individual annual contributions (which limit was $51,000 in 2013). In general, the Retirement Account contributions are non-elective employer contributions that are made on behalf of each eligible employee who was hired, or rehired, after participation in the Steel Pension Plan was frozen on July 1, 2003. Accordingly, Messrs. Longhi, Burritt and Williams participate in the Non Tax-Qualified Retirement Account Program.

Under the Non Tax-Qualified Retirement Account Program, accrued benefits are recorded in a hypothetical account and credited with earnings as if the account had been invested in the Steel Savings Plan. In the aggregate, benefit accruals under this program and the Retirement Account contributions under the Steel Savings Plan shall equal 8.5% of eligible base salary for Messrs. Longhi, Burritt and Williams.

Benefits under this program are payable in a lump sum distribution following (a) the termination of employment after completing three years of continuous service, (b) termination of employment, prior to completing three years of continuous service, with the consent of the Corporation, or (c) pre-retirement death, subject to the six-month waiting period under Section 409A of the Code for specified employees.

Supplemental Retirement Account Program

The purpose of the Supplemental Retirement Account Program is to provide Retirement Account contributions with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures. Messrs. Longhi, Burritt and Williams participate in the program. The separate Supplemental Account established for Mr. Longhi in 2012 was merged into the Supplemental Retirement Account Program in 2013.

Accrued benefits under the Supplemental Retirement Account Program are recorded in a hypothetical account and credited with earnings as if the account had been invested in the Steel Savings Plan. Executives who complete at least 10 years of continuous service (or, if earlier, attain age 65) become eligible to receive a benefit under the Supplemental Retirement Account Program at retirement or termination of employment. Benefits will not be payable under the program with respect to an executive who (a) terminates employment prior to age 55 or (b) terminates employment within 36 months of the date coverage under the program begins, unless the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause. Benefits under the Supplemental Retirement Account Program are payable in the form of a lump sum distribution following termination of employment, subject to the six-month waiting period under Section 409A of the Code for specified employees.

Potential Payments Upon Termination or Change in Control

The compensation and benefits payable to our executives upon termination vary depending upon the event triggering the termination and the executive’s relevant employment facts at the time of termination. For purposes of the tables and discussions below, we have assumed the following termination scenarios (the column references are to the columns in the tables that follow):

Termination Scenarios	Voluntary Termination (with Consent) or Retirement – (Column A)

This termination scenario assumes retirement pursuant to a retirement plan. Benefits under the Supplemental Pension Program are not payable to an executive who voluntarily terminates employment prior to age 60, unless the Corporation consents to such termination. We have assumed the Corporation’s consent to retire prior to age 60 under this scenario; however, the Corporation usually reserves its consent for an executive who has served the Corporation well, is not leaving for an opportunity at another company, and is not leaving prior to the development of his or her successor.

With respect to long-term incentives, the Committee has discretion to terminate unvested awards upon termination and certain vested option awards if the executive retires before the age of 65. While the Committee reserves the right to decide these matters on a case-by-case basis, its practice has been to prorate the vesting of the shares scheduled to vest during the current vesting period for the time employed during the current vesting period (for example, in the case of stock options and restricted stock units, seven months worked during the twelve-month vesting period from June 2013 to May 2014 would result in a vesting of seven-twelfths of the number of shares scheduled to vest in May 2014, with no such pro rata vesting for the shares scheduled to vest after May 2014). Given our assumption under this scenario that the Committee has consented to the executive’s retirement, the pro rata vesting discussed above has been applied to the calculations in the table below.

Voluntary Termination (Without Consent) or Involuntary Termination (for Cause) – (Column B)

This termination scenario assumes that the Corporation does not consent to an executive’s voluntary termination of his or her employment prior to age 60, or that U. S. Steel terminates the executive’s employment for cause. Under these conditions, the Committee is not likely to exercise any discretion that it may have in favor of the executive and, accordingly, we have not assumed the exercise of any discretion in favor of executives with respect to unvested awards for purposes of the calculations in the tables below.

Involuntary Termination (Not for Cause) – (Column C)

Events that could cause the Corporation to terminate an executive’s employment involuntarily, not for cause, include the curtailment of certain lines of business or a facility shutdown where the executive’s services are no longer required due to business conditions or an organizational realignment. Prior to the involuntary termination, the executive may be eligible for benefits under our Supplemental Unemployment Benefit

Program for Non-Union Employees, which may include the payment of a percentage of base salary, basic life and health insurance and creditable service toward pension while on layoff. For purposes of determining the vesting of equity awards upon termination, we have assumed for Messrs. Longhi, Burritt and Williams, who are not covered by the Steel Pension Plan, that their employment was terminated on December 31, 2013, and for Messrs. Babcoke and Matthews, who are covered by the Steel Pension Plan, that their employment was terminated on December 31, 2014 and December 31, 2015, respectively, as further explained below (see “Discussion of Compensation Elements – Steel Pension Plan”). We have not assumed the exercise of any discretion in favor of executives with respect to unvested awards and, accordingly, awards are forfeited upon termination for purposes of the calculations in the tables below.

Change in Control and Termination – (Column D)

All of the Corporation’s executives have severance agreements, or “change in control agreements.” In addition to the benefits paid pursuant to the severance agreements, all long-term incentive awards would vest upon a change in control and a termination and benefits would be paid according to each benefit plan’s provisions following the termination of an executive’s employment in connection with a change in control.

The severance agreements expire on December 31, 2014; however, unless notice to the contrary is given to the executive by the Corporation not later than September 1st of each year, his or her agreement would automatically be extended for one year. The agreements are automatically extended for 24 months in the event of a Change in Control (defined below). The following discussion describes the events and circumstances that would trigger payments under the change in control agreements.

Generally, payments are triggered upon the occurrence of both a change in control of the Corporation and termination of the executive’s employment by the Corporation for other than cause. Under the agreements, each executive agrees to remain in the employ of the Corporation until the earlier of (i) a date three months after a Change in Control and (ii) a date six months after a Potential Change in Control (defined below). Payments are also triggered if the executive terminates his or her employment for Good Reason (defined below); however, in order for the Corporation to be obligated to pay the benefits under the contract, all Good Reason terminations must also involve an actual Change in Control (if the Good Reason termination occurs prior to a Change in Control, the change in control must be a 409A Change in Control; see definition below).

Following a Change in Control, if there is a termination by the Corporation (other than for cause or disability) or by the executive for Good Reason, the executive is entitled to the following benefits, most of which are discussed under “Discussion of Compensation Elements,” below:

•	Accrued compensation and benefits;

•	Cash severance;

•	Supplemental retirement benefit;

•	Active medical;

•	Outplacement services;

•	Supplemental Savings Benefit – equal to the unvested portion of the Corporation’s contributions on behalf of the executive under the tax-qualified and non tax-qualified savings plans; and

•

Legal fees – reimbursement for legal fees incurred as a result of termination of employment and incurred in contesting or disputing such termination or seeking to enforce any right or benefit under the agreement or in connection with any tax audit relating to IRC sections 4999 (excise taxes) or 409A (deferred compensation).

A “Good Reason” termination involves a voluntary termination following any of these events:

•	An executive is assigned duties inconsistent with his or her position;

•	Reduction in base salary;

•	Relocation in excess of 50 miles from the executive’s current work location;

•

Failure to continue all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the executive participates or failure of the Corporation to continue the executive’s participation therein at amounts and levels relative to other participants;

•	Failure of the Corporation to obtain agreement from any successor to the Corporation to assume and perform the agreement; or

•

Any termination that is not effected pursuant to a Notice of Termination (a Notice of Termination is to be given by the Corporation in connection with any termination for cause or disability and the executive must give a notice of termination in connection with a termination for good reason).

A “Change in Control” happens under the agreements if any of the following occurs:

•	A person (defined to include individuals, corporations, partnerships, etc.) acquires 20 percent or more of the voting power of the Corporation;

•	A merger occurs involving the Corporation except (a) a merger with at least a majority of continuing directors or (b) a merger involving a division, business unit or subsidiary;

•	A change in the majority of the Board of Directors;

•	A sale of all or substantially all of the assets of the Corporation; or

•	Shareholder approval of a plan of complete liquidation.

A “Potential Change in Control” occurs if:

•	The Corporation enters into an agreement that would result in a Change in Control;

•	A person acquires 15 percent or more of the voting power of the Corporation;

•	There is a public announcement by any person of intentions that, if consummated, would result in a Change in Control; or

•	The Corporation’s Board of Directors passes a resolution stating that a Potential Change in Control has occurred.

A “409A Change in Control” is similar to a Change in Control except that it meets the requirements of Section 409A of the Code. The main difference between the two definitions is that a 409A Change in Control requires a person to acquire 30 percent of the total voting power of the Corporation’s stock, while a Change in Control requires a person to acquire 20 percent of the total voting power of the Corporation’s stock. A 409A Change in Control must occur prior to any payment in the event the termination precedes the Change in Control. In other words, payments under the change in control agreement are due to the executive if:

•	There is an involuntary termination by the Corporation (other than for cause or disability) or a voluntary termination by the executive for Good Reason;

•	The executive reasonably demonstrates that an Applicable Event (defined below) has occurred; and

•	A 409A Change in Control occurs within twenty-four months following the termination.

An “Applicable Event” (a term used for various purposes, including defining points at which compensation amounts and periods are measured) means a Change in Control, Potential Change in Control or actions of a third party who has taken steps reasonably calculated to effect a Change in Control.

To the extent required by Section 409A of the Code, payments would be delayed six months following the applicable reference date.

As mentioned above, a “double trigger” must occur prior to the Corporation incurring any liability under the change in control agreements; that is, for there to be payments under the change in control agreements, both of the following must occur: (i) a termination and (ii) a Change in Control (or, in some cases, a 409A Change in Control).

Disability – (Column E)

Employees with at least 15 years of continuous service who are covered by the Steel Pension Plan and become totally and permanently disabled prior to age 65 are eligible to retire on a permanent incapacity pension (see “Discussion of Compensation Elements – Steel Pension Plan” and “– Non Tax-Qualified Pension Plan,” below). The criteria for a disability termination under the Long-Term Incentive Compensation Program are the same as for a disability termination under Section 409A of the Code.

Death – (Column F)

If an employee with at least 15 years of service dies while actively employed, benefits under the Corporation’s qualified and non-qualified plans are calculated as if the employee had retired on the date of his or her death (see “Discussion of Compensation Elements – Steel Pension Plan” and “Discussion of Compensation Elements – Non Tax-Qualified Pension Plan” below).

Potential Payments Upon Termination Tables	Below are tables developed using the above termination scenarios, as modified to reflect contractual obligations with executives, and an estimation of the amounts that would be payable to each NEO under the relevant scenario. A discussion of each of the types of compensation follows the tables (see “Discussion of Compensation Elements”). The estimated present values of the benefits provided to the NEOs under each of these termination scenarios by the Corporation, the Qualified Pension Programs, or the Non-Qualified Pension Programs are shown using the following assumptions:

1.	Unless otherwise noted, the tables reflect amounts that would have been payable at, following, or in connection with a termination of employment, with the triggering event occurring on December 31, 2013 or, in the case of retired executives, the amounts paid or estimated to be payable upon their retirement;

2.	The stock price used for valuation purposes for the long-term incentive awards was the closing stock price on December 31, 2013, which was $29.50;

3.	The normal life expectancy obtained from the 1971 Group Annuity Mortality Tables, or, for a permanent incapacity type of pension, life expectancy obtained from the Disabled Life Expectancy Tables (wages and salaried) based on the Corporation’s experience, made gender neutral on a nine to one male/female ratio; and

4.	The December 31, 2013 Pension Benefit Guaranty Corporation interest rate of 1.75% was used to determine 2013 lump sum payment amounts.

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
M. Longhi	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$2,640,000	$6,600,000	$—	$—
	Short-Term Incentive	$477,400	$—	$—	$—	$477,400	$477,400
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$175,664	$—	$—	$1,196,205	$1,196,205	$1,196,205
	Restricted Stock (Awards/Units) (4)	$746,911	$—	$272,875	$3,212,058	$3,212,058	$3,212,058
	Performance Stock Award (6)	$912,111	$—	$407,956	$2,112,790	$624,073	$624,073

	SubTotal	$2,312,086	$—	$3,320,831	$13,121,053	$5,509,736	$5,509,736

	Benefits
	Supplemental Thrift Program	$70,199	$—	$70,199	$—	$70,199	$70,199
	Non Tax-Qualified Retirement Account Program	$75,448	$—	$75,448	$—	$75,448	$75,448
	Supplemental Retirement Account	$28,419	$—	$28,419	$—	$28,419	$28,419
	Active Medical	$—	$—	$—	$22,524	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$1,028,286	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ N/A	N/A	N/A

	SubTotal	$174,066	$—	$174,066	$1,065,810	$174,066	$174,066

	TOTAL	$2,486,152	$—	$3,494,896	$14,186,863	$5,683,802	$5,683,802

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
D. B. Burritt	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$1,470,000	$3,675,000	$—	$—
	Short-Term Incentive	$79,567	$—	$—	$—	$79,567	$79,567
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$76,405	$—	$—	$687,645	$687,645	$687,645
	Restricted Stock (Awards/Units) (4)	$224,495	$—	$—	$2,020,455	$2,020,455	$2,020,455
	Performance Stock Award (6)	$—	$—	$—	$—	$—	$—

	SubTotal	$380,467	$—	$1,470,000	$6,383,100	$2,787,667	$2,787,667

	Benefits
	Supplemental Thrift Program	$—	$—	$—	$—	$—	$—
	Non Tax-Qualified Retirement Account Program	$—	$—	$—	$—	$—	$—
	Supplemental Retirement Account	$—	$—	$—	$—	$—	$—
	Active Medical	$—	$—	$—	$ N/A	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$460,469	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ N/A	N/A	N/A

	SubTotal	$—	$—	$—	$475,469	$—	$—

	TOTAL	$380,467	$—	$1,470,000	$6,858,569	$2,787,667	$2,787,667

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
G. F. Babcoke	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$327,726	$3,195,329	$—	$—
	Short-Term Incentive	$144,773	$—	$—	$—	$144,773	$144,773
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$62,369	$—	$—	$246,073	$246,073	$246,073
	Restricted Stock (Awards/Units) (4)	$208,622	$—	$—	$739,958	$739,958	$739,985
	Performance Stock Award (5)	$524,838	$—	$857,737	$1,102,120	$465,805	$465,805

	SubTotal	$940,602	$—	$1,185,463	$5,283,480	$1,596,609	$1,596,609

	Benefits
	Steel Pension Plan	$1,884,260	$1,884,260	$2,114,201	$1,884,260	$2,038,951	$1,739,840
	Non Tax-Qualified Pension Plan	$2,669,370	$2,669,370	$2,948,298	$2,669,370	$2,231,384	$2,422,831
	Supplemental Pension Program	$5,097,579	$—	$5,099,272	$5,097,579	$4,288,475	$4,546,426
	Supplemental Thrift Program	$95,843	$95,843	$95,843	$95,843	$95,843	$95,843
	Letter Agreement	$1,045,824	$470,241	$1,072,841	$1,045,824	$921,066	$927,734
	Universal Life Insurance Protection	$65,172	$65,172	$65,172	$65,172	$65,172	$65,172
	Active Medical	$—	$—	$—	$44,031	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$2,304,824	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ N/A	N/A	N/A

	SubTotal	$10,858,048	$5,184,886	$11,395,627	$13,221,903	$9,640,891	$9,797,846

	TOTAL	$11,798,650	$5,184,886	$12,581,090	$18,505,383	$11,237,500	$11,394,455

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
M. S. Williams	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$232,139	$2,130,219	$—	$—
	Short-Term Incentive	$141,556	$—	$—	$—	$141,556	$141,556
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$71,540	$—	$—	$272,218	$272,218	$272,218
	Restricted Stock (Awards/Units) (4)	$225,831	$—	$—	$828,458	$828,458	$828,458
	Performance Stock Award (5)	$543,079	$—	$390,408	$1,195,930	$465,805	$465,805

	SubTotal	$982,006	$—	$622,547	$4,426,825	$1,708,037	$1,708,037

	Benefits
	Supplemental Thrift Program	$79,845	$79,845	$79,845	$79,845	$79,845	$79,845
	Non Tax-Qualified Retirement Account Program	$143,595	$143,595	$143,595	$143,595	$143,595	$143,595
	Supplemental Retirement Account	$182,108	$—	$182,108	$	$182,108	$182,108
	Universal Life Insurance Protection	N/A	N/A	N/A	N/A	N/A	N/A
	Active Medical	$—	$—	$—	$23,892	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$488,750	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ N/A	N/A	N/A

	SubTotal	$405,548	$223,440	$405,548	$751,082	$405,548	$405,548

	TOTAL	$1,387,554	$223,440	$1,028,095	$5,177,908	$2,113,585	$2,113,585

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
D.R. Matthews	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$275,000	$2,000,000	$—	$—
	Short-Term Incentive	$128,340	$—	$—	$—	$128,340	$128,340
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$47,245	$—	$—	$195,101	$195,101	$195,101
	Restricted Stock (Awards/Units) (4)	$159,464	$—	$—	$602,685	$602,685	$602,685
	Performance Stock Award (5)	$366,316	$—	$795,558	$845,175	$302,965	$302,965

	SubTotal	$701,365	$—	$1,070,558	$3,642,961	$1,229,091	$1,229,091

	Benefits
	Steel Pension Plan	$764,439	$764,439	$1,435,535	$764,439	$1,317,768	$725,180
	Non Tax-Qualified Pension Plan	$385,438	$385,438	$2,011,406	$385,438	$1,534,010	$361,721
	Supplemental Pension Program	$2,117,625	$—	$2,213,616	$2,117,625	$1,803,108	$1,815,276
	Supplemental Thrift Program	$50,067	$50,067	$50,067	$50,067	$50,067	$50,067
	Universal Life Insurance Protection	N/A	N/A	N/A	N/A	$ N/A	N/A
	Active Medical	$—	$—	$—	$50,022	$—	$—
	Supplemental Retirement Benefit (7)	$—	$—	$—	$3,646,451	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ N/A	N/A	N/A

	SubTotal	$3,317,569	$1,199,944	$5,710,624	$7,029,042	$4,704,953	$2,952,244

	TOTAL	$4,018,934	$1,199,944	$6,781,182	$10,672,003	$5,934,044	$4,181,335

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J. P. Surma	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—
	Short-Term Incentive	$546,840
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$327,239
	Restricted Stock (Awards/Units) (4)	$1,083,152
	Performance Stock Award (5)	$2,567,562

	SubTotal	$4,524,793

	Benefits
	Steel Pension Plan	$855,424
	Non Tax-Qualified Pension Plan	$3,220,181
	Supplemental Pension Program	$9,867,148
	Supplemental Thrift Program	$537,620
	Letter Agreement	$13,948,137
	Universal Life Insurance Protection	$—
	Active Medical	$—
	Supplemental Retirement Benefit (7)	$—
	Outplacement Services	N/A
	Excise Tax Gross-Up	N/A

	SubTotal	$28,428,510

	TOTAL	$32,953,303

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
G.R. Haggerty	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—
	Short-Term Incentive	$115,539
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$28,909
	Restricted Stock (Awards/Units) (4)	$97,675
	Performance Stock Award (5)	$415,744

	SubTotal	$657,867

	Benefits
	Steel Pension Plan	$2,098,309
	Non Tax-Qualified Pension Plan	$5,008,177
	Supplemental Pension Program	$10,652,805
	Supplemental Thrift Program	$241,930
	Universal Life Insurance Protection	$—
	Active Medical	$—
	Supplemental Retirement Benefit (7)	$—
	Outplacement Services	N/A
	Excise Tax Gross-Up	N/A

	SubTotal	$18,001,221

	TOTAL	$18,659,008

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J.D. Garraux	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—
	Short-Term Incentive	$—
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$40,582
	Restricted Stock (Awards/Units) (4)	$137,146
	Performance Stock Award (5)	$456,513

	SubTotal	$634,241

	Benefits
	Steel Pension Plan	$2,395,792
	Non Tax-Qualified Pension Plan	$3,199,017
	Supplemental Pension Program	$6,079,327
	Supplemental Thrift Program	$68,588
	Universal Life Insurance Protection	$—
	Active Medical	$—
	Supplemental Retirement Benefit (7)	$—
	Outplacement Services	N/A
	Excise Tax Gross-Up	N/A

	SubTotal	$11,742,724

	TOTAL	$12,376,965

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
D.H. Lohr	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—
	Short-Term Incentive	$133,824
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$57,817
	Restricted Stock (Awards/Units) (4)	$195,349
	Performance Stock Award (5)	$516,014

	SubTotal	$903,004

	Benefits
	Steel Pension Plan	$2,319,242
	Non Tax-Qualified Pension Plan	$3,701,071
	Supplemental Pension Program	$7,531,742
	Supplemental Thrift Program	$116,069
	Universal Life Insurance Protection	$—
	Active Medical	$—
	Supplemental Retirement Benefit (7)	$—
	Outplacement Services	N/A
	Excise Tax Gross-Up	N/A

	SubTotal	$13,668,124

	TOTAL	$14,571,128

(1)	The term “with Consent” means consent with respect to each component of pay. This termination scenario typically involves retirement pursuant to a retirement plan. Retirement is generally not applicable to Messrs. Longhi and Burritt because they have not yet attained the necessary age and service requirements for retirement and, accordingly, the amounts set forth in this column are payable to them only in the event of a voluntary termination with consent.

(2)	Cash severance benefits would be paid over a specified period based on years of service. For executives covered by the Steel Pension Plan all other amounts become payable on December 31, 2014, after a one-year period of layoff. For executives not covered by the Steel Pension Plan, all other amounts become payable on December 31, 2013. Messrs. Longhi and Burritt’s cash severance amounts are based on their offer letters.

(3)	All benefit amounts would become payable on May 31, 2014 under a permanent incapacity or a deferred vested pension, 5 months following a disabling event that occurred on December 31, 2013.

(4)	The annual awards include pro rata vesting on each grant date anniversary, and for May grants to NEOs other than Messrs. Longhi and Burritt there are seven months (June through December) counted toward service for the unvested portion of the stock option, restricted stock unit and restricted stock awards under certain termination events. For the annual awards granted in July 2012 to Mr. Longhi, there are six months counted toward service for the unvested portion of the stock options, restricted stock unit and restricted stock awards under certain termination events. For the annual awards granted in September 2013 to Mr. Burritt, there are four months counted toward service for the unvested portion of the stock options, restricted stock unit and restricted stock awards under certain termination events. Accordingly, the annual stock option and restricted stock unit awards would vest at a rate of either 7/36ths (June through December in the case of NEOs other than Messrs. Longhi and Burritt) or 6/36ths for Mr. Longhi, and 4/36 in the case of Mr. Burritt except in the cases of (i) a change in control event and a termination or a disability or death event, which would cause all unvested awards to vest, or (ii) a voluntary termination without consent or involuntary termination event, which would cause all unvested awards to be forfeited. These terms also apply in the case of retention restricted stock units granted to Messrs. Longhi and Burritt, except that those retention restricted stock units would also fully vest upon an involuntary termination by the Corporation other than for cause or a voluntary termination with consent, and would be forfeited upon retirement. For the executives who retired during 2013, the amount shown represents the gain on the pro rata portion of the award that vested upon retirement, calculated using the December 31, 2013 stock price of $29.50.

(5)	Assumes payout at target for the 2013, 2012 and 2011 performance award grants. The following are the possible vesting outcomes for the awards: (i) the performance goals are determined in the event of a change in control and termination (Column D) based upon performance through the abbreviated performance period ending December 31, 2013 and the performance shares vest immediately in the case of a termination that is not for cause and is not voluntary absent good reason (ii) all shares are assumed to be forfeited in the event of a voluntary termination without consent or an involuntary termination (Columns B and C), (iii) none of the 2013 grant, 1/2 of the 2012 grant and all of the 2011 grant (subject, in both cases, to satisfaction of the performance goals) would vest in the event of a death or disability (Columns E and F) and (iv) 7/36ths of the 2013 grant (June through December), 19/36ths of the 2012 grant (12 months in 2013 and 7 months in 2012) and 31/36ths of the 2011 grant (12 months in 2013, 12 months in 2012 and 7 months in 2011) are assumed to vest on the vesting date for all other termination events (Column A).

(6)	The vesting outcomes described in footnote (5) are applicable to Mr. Longhi’s annual performance award grant made in 2012, except that pro-rata vesting (used in the case of death, disability, voluntary termination with consent and retirement) is based upon the July grant date rather than the May grant date used for other NEOs. With respect to Mr. Longhi’s retention performance award grant made in 2012, the vesting outcomes described in footnote (5) are applicable in the event of a change in control and termination, voluntary termination without consent and involuntary termination for cause. However, pursuant to the terms of his offer letter, retention performance awards granted to Mr. Longhi would fully vest in the case of a voluntary termination with consent or an involuntary termination other than for cause subject, in both cases, to satisfaction of the performance goals. The retention performance awards would be forfeited in the case of retirement. In addition, the retention performance awards granted to Mr. Longhi would proportionately vest based upon the July grant date in the event of death or disability, subject to satisfaction of the performance goals. Mr. Burritt did not receive Performance Awards in 2013.

(7)	For the NEOs other than Messrs. Longhi, Burritt and Williams each participant’s age and service is increased by three years for purposes of the Corporation’s non tax-qualified defined benefit plans. For Messrs. Longhi, Burritt and Williams, who are not covered by the Corporation’s defined benefit plans, the Supplemental Retirement Benefit is equal to the sum of (i) the Retirement Account contributions that would have been received under the Steel Savings Plan and the Corporation’s related non tax-qualified plans if his employment would have continued for an additional 36 months plus earnings, and (ii) the amount they would have received under the Steel Savings Plan and the related non tax-qualified plans if they were fully vested on December 31st.

Discussion of Compensation Elements	Cash Severance

No cash severance payments are made with respect to an executive’s termination of employment due to voluntary termination (with consent or retirement) (Column A), voluntary termination (without consent) or involuntary termination for cause (Column B), disability (Column E) or death (Column F).

Under our broad-based Supplemental Unemployment Benefit Program covering most non-represented employees, monthly cash benefits are payable to executives for up to 12 months (depending on years of service) while on layoff in the event of an involuntary termination not for cause (Column C).

Cash severance is one of the payments made to executives under the change in control agreements in the event of a termination in connection with a change in control (Column D) (see “Terminations Scenarios – Change in Control and Termination” above). Under the agreements with our NEOs, payment would be made in a lump sum amount equal to three times for Mr. Babcoke, 2.5 times for Messrs. Longhi and Burritt, and 2 times for Messrs. Williams and Matthews the sum of (a) base salary and (b) the current target under the short-term incentive compensation program (or, if higher than the target, the average short-term incentive compensation for the prior three years). With respect to Mr. Longhi, pursuant to the terms of his offer letter, if the Corporation terminates his employment prior to July 2, 2015 other than for cause and he is not entitled to any payment under his change-in-control agreement, he will be entitled to a lump sum payment equal to the sum of (a) twelve months of his base salary and (b) one year of his target bonus under the short-term incentive compensation program, which shall be in lieu of any benefits payable under the Supplemental Unemployment Benefit Program, subject to the six-month waiting period under Section 409A of the Code for specified employees. Mr. Burritt has a similar provision in his offer letter that applies if the Corporation terminates his employment prior to September 1, 2015.

Short-Term Incentive

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), an executive would be entitled to receive a short-term incentive award if (a) the relevant performance goals are achieved, (b) the executive is employed for at least six months during the performance period, and (c) the Committee does not exercise its discretion to reduce or eliminate the award.

Except as disclosed above for Messrs. Longhi and Burritt, if an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily (Columns B and C), regardless of whether the termination is for cause or not for cause, no short-term incentive award is payable.

Because the cash severance payment, discussed above, includes a multiple of the target short-term incentive, no payments are made pursuant to the short-term incentive program in the event of a change in control (Column D).

Stock Options

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested stock options would vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested options would be forfeited. In the event of a disability (Column E) or death (Column F), all unvested options vest immediately. All vested options granted under the current stock plan remain exercisable for three years after termination or, if less, until the original expiration date.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested options are forfeited.

For involuntary terminations that are not for cause (Column C) we have assumed that the executive was laid off on December 31, 2013, and then retired or terminated with consent at the end of the layoff period, December 31, 2014. No options would vest upon termination since the executive would not have worked during the vesting period (May 2014 to May 2015); however, the layoff would have no affect upon the vesting of options in May 2014.

Stock options include a “double-trigger” and require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. Unvested stock options would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control (see “Termination Scenarios – Change in Control and Termination” for definition) occurs within twenty-four months following the commencement of the potential change in control period.

Restricted Stock Units

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested restricted stock units would vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested restricted stock units would be forfeited. In the event of a disability (Column E) or death (Column F), all unvested restricted stock units vest immediately. As described in the footnotes to the table above, different provisions may apply in the case of retention restricted stock units granted to Messrs. Longhi and Burritt.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested restricted stock units are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive was laid off on December 31, 2013, and then retired or terminated with consent at the end of the layoff period, December 31, 2014. No restricted stock units would vest upon termination since the executive would not have worked during the vesting period (May 2014 to May 2015). However, the layoff would have no affect upon the vesting of restricted stock units in May 2014.

Restricted stock units require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. Unvested restricted stock units would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Performance Awards

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), the prorated value of the performance awards would vest based on the number of complete months worked during the relevant performance period (each is approximately three years), provided that the relevant performance goals are achieved. For performance awards for which the performance goals are achieved, a modified proration is used in the event of a death (Column F) or disability (Column E) allowing 0% of the achieved award if such event occurs prior to the completion of the first third of the performance period, 50% of the achieved award if such event occurs on or after completion of the first third, but prior to completion of the second third, of the performance period, and 100% of the achieved award for events occurring on or after completion of the second third of the performance period. This modified proration effectively shortens the post-termination waiting period to a maximum of two years, thereby allowing an estate to potentially close within two years, since there would be no value allowed for performance awards granted within one year of a participant’s death. As described in the footnotes to the table above, different provisions may apply in the case of retention performance awards granted to Mr. Longhi.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested performance awards are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive’s employment was terminated on December 31, 2013, except for Messrs. Babcoke and Matthews. For Messrs. Babcoke and Matthews, who are covered by the Steel Pension Plan, we have assumed that they retired or terminated with consent at the end of their respective layoff periods, December 31, 2014 and December 31, 2015. The number of awards that would vest depends on the Corporation’s performance and is prorated based on the number of months worked during the performance periods. The number shown in Column C assumes such prorated vesting at target.

Performance awards require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. For these awards, the performance period would end upon the change of control; however, the awards would not vest until the earlier to occur of a termination within 24 months of the change in control or the normal vesting date. Unvested performance awards would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Steel Pension Plan

Benefits under the Steel Pension Plan are payable on behalf of the executives, other than Messrs. Longhi, Burritt and Williams, under each of the termination of employment scenarios. Refer to the “2013 Pension Benefits” section for a description of the Steel Pension Plan. Benefits under the Steel Pension Plan may be payable under the Non-Qualified Pension Plans to the extent they are limited by the qualified plan limitations established by the Internal Revenue Code.

If an executive is placed on involuntary layoff status as of December 31, 2013 (Column C), the executive would be eligible to remain on layoff for a period of up to two years. Having satisfied certain age and service requirements, Mr. Babcoke would be eligible to commence a Rule-of-70/80 early retirement option on December 31, 2014, after being on layoff for one year, and Mr. Matthews would be eligible to commence a Rule-of-65 early retirement option on December 31, 2015 after being on layoff for two years. (unless they are given a reasonable offer of employment with the Corporation). The present value amounts shown for an involuntary termination not for cause (Column C) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension.

If an executive becomes inactive on December 31, 2013 due to a disability (Column E), which is determined to be a permanent incapacity, the executive would be eligible to commence a Permanent Incapacity early retirement on May 31, 2014, which is five months after the qualifying disability. The present value amounts shown reflect enhanced benefits attributable to the additional age and continuous service accrued during the five-month period, and the lower early-commencement charges, but not the temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension or, if earlier, governmental disability benefits.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the survivor (typically his or her spouse) or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the higher of (i) the actuarial equivalent of the executive’s pension benefit (excluding the survivor and surviving spouse’s benefits) that would have been payable if the executive had retired on the date of death, or (ii) the value of the survivor and surviving spouse’s benefits as defined in the Steel Pension Plan.

Non Tax-Qualified Pension Plan

Benefits from the Non Tax-Qualified Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios. Refer to the “2013 Pension Benefits – Non Tax-Qualified Pension Plan” section for a description of the Non Tax-Qualified Pension Plan. The present value amounts shown for the various termination scenarios vary based upon the total amount payable under the Steel Pension Plan before the application of the statutory limitations established by the Internal Revenue Code. See the paragraph below, “Letter Agreements” for a description of the letter agreement benefits payable to Messrs. Surma and Babcoke that are related to the Non Tax-Qualified Pension Plan.

Supplemental Pension Program

Benefits from the Supplemental Pension Program are payable on behalf of the executives under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B), since the executives have at least 15 years of continuous service as of December 31, 2013. Refer to the “2013 Pension Benefits – Supplemental Pension Program” section for a description of the Supplemental Pension Program. See the paragraph below, “Letter Agreements,” for a description of the letter agreement benefits payable to Messrs. Surma and Babcoke that are related to the Supplemental Pension Program.

The present value amounts shown for an involuntary termination not for cause (Column C) and a disability (Column E) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff status and during the five-month period following the disability event, respectively.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the surviving spouse or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the actuarial equivalent of the executive’s pension benefit (excluding the surviving spouse’s benefits) that would have been payable with the Corporation’s consent if the executive had retired on the date of death.

Supplemental Thrift Program

The conditions for a payment of benefits under the Supplemental Thrift Program include the attainment of five years of continuous service. For all NEOs other than Messrs. Longhi and Burritt, this condition has been met and therefore, this benefit is payable under all termination scenarios. Because Messrs. Longhi and Burritt have not yet attained five years of continuous service, this benefit is only payable if employment is terminated with the consent of the Corporation or if the executive dies prior to retirement.

Non Tax-Qualified Retirement Account Program

The conditions for a payment of benefits under the Non Tax-Qualified Retirement Account Program include the attainment of three years of continuous service. Because Messrs. Longhi and Burritt have not yet met this condition, this benefit is only payable if employment is terminated with the consent of the Corporation or if the executive dies prior to retirement.

Supplemental Retirement Account Program

The conditions for a payment of benefits under the Supplemental Retirement Account Program include the termination of employment after completing at least 10 years of continuous service or, if earlier, on or after the attainment of age 65. Because Messrs. Longhi and Burritt have not yet completed 10 years of service and both are under age 65, this benefit is only payable if (a) termination of employment occurs prior to age 65, with the consent of the Corporation, (b) employment is involuntarily terminated other than for cause, or (c) death prior to retirement.

Letter Agreements

The amounts payable to Messrs. Surma and Babcoke under their respective letter agreements are shown in the tables above. Mr. Babcoke’s amounts depend upon the termination scenarios under the retirement plans in which he participates. For a discussion of the letter agreements, please see “2013 Pension Benefits – Letter Agreements”.

Universal Life Insurance Protection

Except for Mr. Surma, the amounts shown under each of the termination scenarios other than in the case of death (Column F) represent the present value of the monthly premiums for coverage under the U. S. Steel Variable Universal Life Insurance program that would be paid by U. S. Steel for all months following the termination event until the executive reaches age 62. Mr. Longhi is not eligible for the Universal Life Insurance Program. In the case of death (Column F), the values shown in the table represent the death benefit payable under the universal life insurance policy to the executive’s named beneficiary or if there is no beneficiary, to his or her estate.

Active Medical Insurance

The amount shown for a change in control and termination (Column D) represents the estimated cost of providing 36 months of active employee insurance coverage to the executive.

Supplemental Retirement Benefit

The supplemental retirement benefit represents the increase in retirement benefits to an executive in the event of a termination in connection with a change in control (Column D) and is paid pursuant to the change in control agreement (see “Termination Scenarios – Change in Control and Termination”, above). The benefit is paid in a lump sum amount representing the difference between the present values of the Enhanced Pension Benefit and the Actual Pension Benefit:

•

“Enhanced Pension Benefit” is equal to the Actual Pension Benefit (see below) under the Steel Pension Plan, Non Tax-Qualified Pension Plan and Supplemental Pension Program sponsored or maintained by the Corporation, including employment agreements that provide non-qualified defined benefit supplements (“All Pension Plans”) as of the date of termination of employment, plus the following enhancements:

•	Service – an additional three years are added to the executive’s service for purposes of calculating the monthly normal retirement benefit payable at normal retirement age;

•

Final Average Pay – is based on the higher of (a) the executive’s final average pay used in calculating Actual Pension Benefit or (b) final average pay using the executive’s base salary in effect immediately prior to the Applicable Event (see definition under “Termination Scenarios – Change in Control and Termination”, above) and, to the extent short-term incentive payment is considered in the calculation of pension benefits, the higher of (i) an executive’s current target short-term incentive payment, or if higher, the executive’s target short-term incentive payment immediately prior to the Applicable Event and (ii) the average of the executive’s short-term incentive payments for the prior three years, or if higher, the three years prior to the Applicable Event;

•

Early Commencement Factors – an additional three years are added to age and service and, if the executive satisfies the Rule-of-65 or 70/80 retirement options under All Pension Plans using these additional three years, the executive is eligible to commence an immediate pension under such retirement option; and

•	Full Vesting – accrued benefits under All Pension Plans are deemed to be vested or, to the extent not vested, paid as an additional benefit.

•	“Actual Pension Benefit” equals the sum of the monthly pension benefits payable under All Pension Plans as of the date of termination of employment.

Outplacement Services

In the event of a termination in connection with a change in control (Column D), the change in control agreements provide for the payment of reasonable outplacement services (two year maximum) for all terminations following an Applicable Event.

Excise Tax Gross-Up

Gross-up payments are no longer provided to cover excise taxes imposed under Section 4999 of the Code for an executive who receives compensation under a change in control termination scenario (Column D).

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and persons holding more than ten percent of any class of our equity securities, are required to file with the Securities and Exchange Commission initial reports of the their ownership of our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all U. S. Steel directors and executive officers and other persons subject to Section 16 of the Securities Exchange Act of 1934 filed all required reports in a timely manner in 2013. During February of 2014, the following reports were filed late due to inadvertent administrative errors by the Corporation: (i) one report on Form 4 covering three transactions for Murry S. Gerber, a Director of the Corporation, and (ii) one report on Form 4 covering two transactions for Suzanne R. Folsom, General Counsel & Senior Vice President – Governmental Affairs of the Corporation.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders

If you have consented to the delivery of only one set of proxy materials to multiple U. S. Steel shareholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may call us toll-free at 1-866-804-1409 or you can request a copy via the Internet at www.MaterialRequest.com or you can write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800. If you request a copy of the proxy statement and annual report by telephone or Internet, have your proxy card available, as you will be required to provide the 11 digit number located on your proxy card in the box by the arrow. Shareholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by writing to us at the above address or by sending an email to shareholderservices@uss.com.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. In addition, we may hire third parties to assist in the solicitation process at an estimated cost not to exceed $100,000. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

Website

Our Corporate Governance Principles, Code of Ethical Business Conduct (which is applicable to all directors and employees, including the CEO and senior financial officers), Board committee charters, and annual and quarterly reports on Forms 10-K and 10-Q are available on our website, www.ussteel.com. By referring to these documents we do not incorporate the contents of the website into this document.

By order of the Board of Directors,

Joseph A. Napoli

Secretary

March 14, 2014

Appendix A

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

UNITED STATES STEEL CORPORATION

2005 STOCK INCENTIVE PLAN

Amended and Restated through April 29, 2014

SECTION 1. PURPOSE

1.01 The purpose of the 2005 Stock Incentive Plan (the “Plan”) is to assist United States Steel Corporation (the “Corporation”) in attracting, retaining and motivating employees and non-employee directors of outstanding ability and to align their interests with those of the shareholders of the Corporation.

SECTION 2. DEFINITIONS; CONSTRUCTION

2.01 Definitions. In addition to the terms defined elsewhere in the Plan, the following terms as used in the Plan shall have the following meanings when used with initial capital letters:

2.01.1 “Amended and Restated Effective Date” has the meaning provided in Section 12.01 hereof.

2.01.2 “Appreciation Right” shall have the meaning provided in Section 4.01 hereof.

2.01.3 “Available Shares” shall have the meaning provided in Section 4.01 hereof.

2.01.4 “Award” means any Option, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award, including Appreciation Rights, or any other right or interest relating to Shares granted under the Plan.

2.01.5 “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

2.01.6 “Board” means the Corporation’s Board of Directors.

2.01.7 “Business Combination” shall have the meaning provided in Section 9.03(iii) hereof.

2.01.8 “Cause,” when used with respect to the termination of employment or service of a Participant, means:

(a) the willful and continued failure by the Participant to substantially perform his duties with the Corporation or a Subsidiary or affiliate (other than any such failure resulting from the Participant’s disability), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his duties, and which failure has not been cured within 30 days after such written demand; or

(b) the willful and continued engaging by the Participant in conduct which is demonstrably and materially injurious to the Corporation or a Subsidiary or affiliate, monetarily or otherwise, or

(c) the breach by the Participant of any obligation of confidentiality owed to the Corporation or a Subsidiary or affiliate.

For purposes of this Section 2.01.8, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that such action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Participant is guilty of the conduct set forth above in clauses (a), (b) or (c) of this Section 2.01.8 and specifying the particulars thereof in detail.

2.01.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder. References to particular sections of the Code shall include any successor provisions.

2.01.10 “Change of Control” has the meaning provided in Section 9.03.

2.01.11 “Committee” means, (a) with respect to Participants who are employees and other service providers, the Compensation & Organization Committee or such other committee of the Board as may be designated by the Board to administer the Plan, as referred to in Section 3.01 hereof, consisting of at least three members of the Board; provided however, that any member of the Committee participating in the taking of any action under the Plan shall qualify as (1) an “outside director” as then defined under Section 162(m) of the Code or any successor provision, (2) a “non-employee director” as then defined under Rule 16b-3 or any successor rule and (3) an “independent” director under the rules of the New York Stock Exchange, or (b) with respect to Participants who are non-employee directors, the Board.

2.01.12 “Common Stock” means shares of the common stock, par value $1.00 per share, and such other securities of the Corporation or other corporation or entity as may be substituted for Shares pursuant to Section 8.01 hereof.

2.01.13 “Continuing Directors” shall have the meaning provided in Section 9.03(iii)(A) hereof.

2.01.14 “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

2.01.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.01.16 “Excluded Transaction” shall have the meaning provided in Section 9.03(iii) hereof.

2.01.17 “Fair Market Value” of shares of any stock, including but not limited to Common Stock, or units of any other securities (herein “shares”), shall be the mean between the highest and lowest sales prices per share for the date as of which Fair Market Value is to be determined in the principal market in which such shares are traded, as quoted in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely upon). If the Fair Market Value of shares on any date cannot be determined on the basis set forth in the preceding sentence, or if a determination is required as to the Fair Market Value on any date of property other than shares, the Committee shall in good faith determine the Fair Market Value of such shares or other property on such date. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

2.01.18 “Full-Value Shares” shall have the meaning provided in Section 4.01 hereof.

2.01.19 “Good Reason” shall have the meaning provided in Section 9.02 hereof.

2.01.20 “New Board” shall have the meaning provided in Section 9.03(iii)(A) hereof.

2.01.21 “Option” means a right, granted under Section 6.02 hereof, to purchase Shares at a specified price during specified time periods.

2.01.22 “Other Stock-Based Award” means an Award, granted under Section 6.06 hereof, that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares.

2.01.23 “Participant” means an employee, other service provider or a non-employee director of the Corporation or any Subsidiary or affiliate, including, but not limited to, a Covered Employee, who is granted an Award under the Plan.

2.01.24 “Performance Award,” “Performance Goal” and “Performance Period” shall have the meanings provided in Section 6.05.

2.01.25 “Restricted Stock” means Shares, granted under Section 6.03 hereof, that are subject to certain restrictions.

2.01.26 “Restricted Stock Unit” means a unit, granted under Section 6.04 hereof, that is subject to certain restrictions.

2.01.27 “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor to such Rule promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

2.01.28 “Shares” means the common stock of the Corporation, par value $1.00 per share, and such other securities of the Corporation as may be substituted for Shares pursuant to Section 8.01 hereof.

2.01.29 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the chain owns stock possessing at least 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.01.30 “Termination of Employment” shall have the meaning provided in Section 9.02 hereof.

2.02 Construction. For purposes of the Plan, the following rules of construction shall apply:

2.02.1 The word “or” is disjunctive but not necessarily exclusive.

2.02.2 Words in the singular include the plural; words in the plural include the singular; words in the neuter gender include the masculine and feminine genders, and words in the masculine or feminine gender include the other and neuter genders.

SECTION 3. ADMINISTRATION

3.01 The Plan shall be administered by the Committee. References hereinafter to the Committee shall mean the Compensation & Organization Committee of the Board (or other appointed committee) with respect to employee and other service provider Participants and the Board with respect to non-employee director Participants.

The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to designate Participants;

(ii) to determine the type or types of Awards to be granted to each Participant;

(iii) to determine the number of Awards to be granted, the number of Shares or amount of cash or other property to which an Award will relate, the terms and conditions of any Award (including, but not limited to, any exercise price, grant price or purchase price, any limitation or restriction, any schedule for lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited, exchanged or surrendered;

(v) to interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(vi) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations as the Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, any Award Agreement or other instrument entered into or Award made under the Plan;

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan; and

(x) to make such filings and take such actions as may be required from time to time by appropriate state, regulatory and governmental agencies.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Corporation, Subsidiaries, Participants, any Person claiming any rights under the Plan from or through any Participants, employees, directors and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers, managers and/or agents of the Corporation or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative and other functions under the Plan. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by an officer, manager or other employee of the Corporation or a Subsidiary, the Corporation’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Corporation and/or Committee to assist in the administration of the Plan.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.01 The maximum net number of Shares which may be issued and in respect of which Awards may be granted under the Plan shall be limited to the sum of (i) the number of Shares available under the Plan prior to this amendment and restatement, which as of December 31, 2013, was 2,609,897 Shares, and (ii) 5,800,000 additional Shares, subject to adjustment as provided in Section 8.01, which may be used for all forms of Awards (such shares may be referred to as “Available Shares”). Each Option or purchase right in which the Participant pays at least the Fair Market Value for such Share measured as of the grant date and each appreciation right which is based upon at least the Fair Market Value of a Share as of the grant date (an “Appreciation Right”) shall reduce the number of Available Shares by one share for each Share represented by such Option or right, except to the extent the Award is settled in cash and without giving effect to the net number of Shares that may be issued. All other Shares to which an Award relates shall be referred to as “Full-Value Shares” and, unless such Award is settled in cash, shall reduce the number of Available Shares by 1.64 shares.

For purposes of this Section 4.01, the number of Shares to which an Award relates shall be counted against the number of Available Shares under the Plan at the time of grant of the Award, unless such number of Shares cannot be determined at that time, in which case the number of Shares actually distributed pursuant to the Award shall be counted against the number of Available Shares under the Plan at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the number of Shares reserved and available under the Plan in accordance with procedures adopted by the Committee so as to ensure appropriate counting but avoid double counting.

If any Shares to which an Award relates are forfeited or the Award otherwise terminates without payment being made to the Participant in the form of Shares or if payment is made to the Participant in the form of cash, cash equivalents or other property other than Shares, any Shares counted against the number of Available Shares under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination or alternative payment, again be available for Awards under the Plan. Subject to the provisions of Section 8.01, such shares shall be added to the number of Available Shares at the rate for which the award was originally subtracted from the number of Available Shares. If the exercise price of an Award is paid by delivering to the Corporation Shares previously owned by the Participant or by withholding Shares issuable upon exercise or if Shares are delivered or withheld for purposes of satisfying a tax withholding obligation or if Shares are repurchased by the Company with Option proceeds, the number of Shares covered by the Award equal to the number of Shares so delivered, withheld or repurchased shall be counted, however, against the number of Shares granted and shall not again be available for Awards under the Plan. In addition, all Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Shares, shall be counted against the number of Shares granted and shall not again be available for Awards under the Plan. Any Shares distributed pursuant to an Award may consist, in whole or part, of authorized and unissued Shares or of treasury Shares, including Shares repurchased by the Corporation for purposes of the Plan.

SECTION 5. ELIGIBILITY

5.01 Awards may be granted only to individuals who are employees, other service providers and/or non-employee directors of the Corporation or any Subsidiary or affiliate.

SECTION 6. SPECIFIC TERMS OF AWARDS

6.01 General. Subject to the terms of the Plan and any applicable Award Agreement, Awards may be granted as set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to the terms of Section 10.01), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including separate escrow provisions and terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant. Except as required by applicable law, Awards may be granted for no consideration other than prior and/or future services. Dividends and dividend equivalents shall not be paid on Options, Appreciation Rights and unvested Full-Value Awards other than issued and outstanding Restricted Stock awards. Dividends and dividend equivalents may not be paid with respect to Performance Awards before the Performance Goals are achieved and the Performance Awards are earned.

6.02 Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per Share of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii) Option Term and Vesting Period. The term of each Option shall be determined by the Committee, except that, consistent with the provisions of Section 7.04, no Option shall be exercisable after the expiration of ten years from the date of grant. The Option shall be evidenced by a form of written Award Agreement, and subject to the terms thereof. The vesting period applicable to Options shall, in the case of a time-based vesting schedule, be not less than three years, and with ratable vesting over such period or, in the case of a performance-based vesting schedule, be not less than one year.

(iii) Times and Methods of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which the exercise price may be paid or deemed to be paid, and the form of such payment, including, without limitation, cash, Shares, or other property or any combination thereof, having a Fair Market Value on the date of exercise equal to the exercise price, provided, however, that in the case of a Participant who is at the time of exercise subject to Section 16 of the Exchange Act, any portion of the exercise price representing a fraction of a Share shall in any event be paid in cash or in property other than any equity security (as defined by the Exchange Act) of the Corporation.

Delivery of Shares in payment of the exercise price of an Option, if authorized by the Committee, may be accomplished through the effective transfer to the Corporation of Shares held by a broker or other agent. Unless otherwise determined by the Committee, the Corporation will also cooperate with any person exercising an Option who participates in a cashless exercise program of a broker or other agent under which all or part of the Shares received upon exercise of the Option are sold through the broker or other agent, for the purpose of paying the exercise price of an Option. Additionally, if authorized by the Committee, a Participant may elect the withholding of shares to be acquired upon exercise, valued at the Fair Market Value on the date of exercise, for the purpose of paying the exercise price of an Option. Notwithstanding any of the preceding, unless the Committee, in its discretion, shall otherwise determine, the exercise of the Option shall not be deemed to occur, and no Shares will be issued by the Corporation upon exercise of an Option, until the Corporation has received payment in full of the exercise price. Notwithstanding language in any grant form to the contrary, if the optionee is subject to taxation on the benefit received from the Option in a jurisdiction outside the United States the optionee (i) shall not be permitted to pay the exercise price by surrendering shares of Common Stock that he or she already owns or attesting to the ownership of shares of Common Stock and (ii) shall not be permitted to elect the withholding of shares to be acquired upon exercise to satisfy either the exercise price or the tax withholding obligation if, in the opinion of the Committee, such election could cause the participant, or the Corporation, to receive unfavorable tax treatment.

(iv) Termination of Employment. In the case of Participants who are employees or other service providers, unless otherwise determined by the Committee and reflected in the Award Agreement or award program:

(A) if a Participant shall die while employed or engaged by the Corporation or a Subsidiary or affiliate or during a period following termination of employment or engagement during which an Option otherwise remains exercisable under this Section 6.02(iv), Options granted to the Participant, to the extent exercisable at the time of the Participant’s death, may be exercised within three years after the date of the Participant’s death, but not later than the expiration date of the Option, by the executor or administrator of the Participant’s estate or by the Person or Persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution.

(B) if the employment or engagement of a Participant with the Corporation and its Subsidiaries and affiliates shall be involuntarily terminated under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation, or if a Participant shall retire under the terms of any retirement plan of the Corporation or a Subsidiary or shall terminate his or her employment or engagement with the written consent of the Corporation or a Subsidiary specifically permitting such exercise, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of employment or engagement, may be exercised within three years after the date of termination of employment or engagement, but not later than the expiration date of the Option.

(C) except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9.01, any Option granted to a Participant shall terminate immediately upon the termination of all employment or engagement of the Participant with the Corporation or a Subsidiary or affiliate.

(v) Termination of Service. In the case of Participants who are non-employee directors, unless otherwise determined by the Board and reflected in the Award Agreement or award program:

(A) if a Participant shall die while in service with the Corporation or a Subsidiary or during a period following termination of service during which an Option otherwise remains exercisable under this Section 6.02(v), Options granted to the Participant, to the extent exercisable at the time of the

Participant’s death, may be exercised within three years after the date of the Participant’s death, but not later than the expiration date of the Option, by the executor or administrator of the Participant’s estate or by the Person or Persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution.

(B) if the service of a Participant with the Corporation and its Subsidiaries shall be terminated for reasons other than removal for cause, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of service, may be exercised within three years after the date of termination of service, but not later than the expiration date of the Option.

(C) except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9.01, any Option granted to a Participant shall terminate immediately upon the termination of all service of the Participant with the Corporation or a Subsidiary.

(vi) Individual Limit. The aggregate number of Shares for which may be granted under the Plan to any single Participant in any calendar year shall not exceed 1,000,000 Shares. The limitation in the preceding sentence shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

6.03 Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine at the time of grant or thereafter. The restriction period applicable to Restricted Stock shall, in the case of a time-based restriction, be not less than three years, with ratable vesting over such period or, in the case of a performance-based restriction period, be not less than one year. Except in the case of death, disability (as defined under Section 409A of the Code), involuntary termination without Cause, retirement, or Change of Control, the Committee will not accelerate the vesting of, or waive the restrictions with respect to, Restricted Stock.

(ii) Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter subject to the limitations of the Plan, upon termination of employment, engagement or other service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at such time subject to restrictions shall be forfeited and reacquired by the Corporation.

(iii) Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, issuance of certificates representing Shares, which may be held in escrow. Certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv) Maximum Individual Performance-Based Restricted Stock Limit. In any one calendar year, the maximum number of Shares which may be earned by any single Participant under Restricted Stock awards based on performance measures specified in the Plan and intended to qualify as performance-based compensation under Section 162(m) of the Code shall be limited to 1,000,000 Shares. In the case of performance periods covering multiple calendar years, the number of Shares which is earned in any one calendar year of such performance period is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of Shares earned by a Participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and the lapsing of restrictions applicable to the Restricted Stock may occur in a subsequent calendar year or years. In the case of such performance-based Restricted Stock, following completion of the applicable performance period, and prior to any payment, the Committee shall determine in accordance with the terms of the Restricted Stock award and shall certify in writing, which may be in the form of approved meeting minutes, whether the applicable performance goals were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance.

6.04 Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock Units or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine at the time of grant or thereafter. The restriction period applicable to Restricted Stock Units shall, in the case of a time-based restriction, be not less than three years, with ratable vesting over such period or, in the case of a performance-based restriction period, be not less than one year. Except in the case of death, disability (as defined under Section 409A of the Code), involuntary termination without Cause, retirement, or Change of Control, the Committee will not accelerate the vesting of, or waive the restrictions with respect to, Restricted Stock Units.

(ii) Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter subject to the limitations of the Plan, upon termination of employment, engagement or other service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock Units that are at such time subject to restrictions shall be forfeited.

(iii) Payment. Upon vesting and in no event later than the day which is two and one-half months following the end of the calendar year in which vesting occurs, or such other time period as may be required under Section 409A of the Code to avoid characterization of such Awards as deferred compensation, the Corporation shall pay to the Participant, or his estate if applicable, a number of Shares equal to the number of Restricted Stock Units vested.

(iv) Maximum Individual Performance-Based Restricted Stock Unit Limit. In any one calendar year, the maximum number of Shares which may be earned by any single Participant under Restricted Stock Unit awards based on performance measures specified in the Plan and intended to qualify as performance-based compensation under Section 162(m) of the Code shall be limited to 1,000,000 Shares or, if such Award is payable in cash, the Fair Market Value equivalent thereof. In the case of performance periods covering multiple calendar years, the number of Shares which is earned in any one calendar year of such performance period is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of Shares earned by a Participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and actual payment to the Participant may occur in a subsequent calendar year or years. In the case of such performance-based Restricted Stock Units, following completion of the applicable performance period, and prior to any payment, the Committee shall determine in accordance with the terms of the Restricted Stock Unit and shall certify in writing, which may be in the form of approved meeting minutes, whether the applicable performance goals were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance.

6.05 Performance Awards. The Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Right to Payment. A Performance Award shall represent a right to receive Shares based on the achievement, or the level of achievement, during a specified Performance Period of one or more Performance Goals established by the Committee at the time of the Award.

(ii) Terms of Performance Awards. At or prior to the time a Performance Award is granted, the Committee shall cause to be set forth in the Award Agreement or otherwise in writing (1) the Performance Goals applicable to the Award and the Performance Period during which the achievement of the Performance Goals shall be measured, (2) the amount which may be earned by the Participant based on the achievement, or the level of achievement, of the Performance Goals or the formula by which such amount shall be determined and (3) such other terms and conditions applicable to the Award as the Committee may, in its discretion, determine to include therein; provided, however, dividends and dividend equivalents may accrue, but shall not be paid with respect to Performance Awards before the Performance Goals are achieved and the Performance Awards are earned. The terms so established by the Committee shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any Performance Goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the Participant based on such performance. The Committee may retain the discretion to reduce (but not to increase) the amount of a Performance Award which will be earned based on the achievement of Performance Goals. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code.

(iii) Performance Goals. “Performance Goals” shall mean one or more preestablished, objective measures of performance during a specified “Performance Period”, selected by the Committee in its discretion; provided, however, the Performance Period shall not be less than one year except in the event of an early termination of a Performance Period due to a Change of Control. Performance Goals may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change and on a gross or net basis: safety performance, stock price, capital expenditures, earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, income from operations per ton shipped, tons shipped, cash flow, market share, return on equity, return on assets, earnings (including EBITDA and EBIT), operating cash flow, operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, shareholder equity, debt, debt to shareholder equity, debt to earnings (including EBITDA and EBIT), interest expense and/or other fixed charges, earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges, environmental emissions improvement, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, cost per hire, turnover rate, and/or training costs and expenses. Performance Goals based on such performance measures may be based either on the performance of the Corporation, a Subsidiary or Subsidiaries, affiliate, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making a Performance Award. The Committee may in its discretion also determine to use other objective performance measures as Performance Goals.

(iv) Committee Certification. Following completion of the applicable Performance Period, and prior to any payment of a Performance Award to the Participant, the Committee shall determine in accordance with the terms of the Performance Award and shall certify in writing whether the applicable Performance Goal or Goals were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification. Performance Awards are not intended to provide for the deferral of compensation, such that payment of Performance Awards shall be paid upon vesting and in no event later than the day which is two and one-half months following the end of the calendar year in which the Performance Period ends, or such other time period as may be required under Section 409A of the Code to avoid characterization of such Awards as deferred compensation.

(v) Maximum Individual Performance Award Limit. In any one calendar year, the maximum number of shares which may be earned by any single Participant under Performance Awards granted under the Plan shall be limited to 1,000,000 Shares. In the case of Performance Periods covering multiple calendar years, the amount which is earned in any one calendar year of such performance period is the number issued for the Performance Period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of Shares earned by a Participant shall be measured as of the close of the applicable calendar year which ends the Performance Period, regardless of the fact that certification by the Committee and actual payment to the Participant may occur in a subsequent calendar year or years.

6.06 Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants, in lieu of salary, cash bonus, fees or other payments, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, Appreciation Rights, Shares awarded which are not subject to any restrictions or conditions, subject to the limitations of the Plan, convertible securities, exchangeable securities or other rights convertible or exchangeable into Shares, as the Committee in its discretion may determine. In the discretion of the Committee, such Other Stock-Based Awards, including Shares, or other types of Awards authorized under the Plan, may be used in connection with, or to satisfy obligations of the Corporation or a Subsidiary under, other compensation or incentive plans, programs or arrangements of the Corporation or any Subsidiary for eligible Participants, including without limitation the 2005 and 2010 Annual Incentive Compensation Plans, the Non-Employee Director Deferred Compensation Plan, the Non-Employee Director Stock Plan, other or successor programs and executive contracts.

The Committee shall determine the terms and conditions of Other Stock-Based Awards. Shares or securities delivered pursuant to a purchase right or Appreciation Right granted under this Section 6.06 shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, Shares, or other property or any combination thereof, as the Committee shall determine, but the value of such consideration shall not be less than the Fair Market Value of such Shares or other securities on the date of grant of such purchase right or Appreciation Right. Delivery of Shares or other securities in payment of a purchase right or Appreciation Right, if authorized by the Committee, may be accomplished through the effective transfer to the Corporation of Shares or other securities held by a broker or other agent or the withholding of Shares issuable upon exercise. Unless otherwise determined by the Committee, the Corporation will also cooperate with any person exercising a purchase right or Appreciation Right who participates in a cashless exercise program of a broker or other agent under which all or part of the Shares or securities received upon exercise of a purchase right are sold through the broker or other agent, or under which the broker or other agent makes a loan to such person, for the purpose of paying the exercise price of a purchase right. Notwithstanding the preceding sentence, unless the Committee, in its discretion, shall otherwise determine, the exercise of the purchase right or Appreciation Right shall not be deemed to occur, and no Shares or other securities will be issued by the Corporation upon exercise of a purchase right or Appreciation Right, until the Corporation has received payment in full of the exercise price.

The aggregate number of Shares for which Appreciation Rights may be granted under the Plan to any single Participant in any calendar year shall not exceed 1,000,000 Shares. The limitation in the preceding sentence shall be interpreted and applied in a manner consistent with Section 162(m) of the Code. The maximum number of Full-Value Shares available for issuance pursuant to this Section 6.06 that do not conform to the vesting requirements of Sections 6.03, 6.04 or 6.05 shall be limited to 575,000 Shares, as of the Amended and Restated Effective Date. Such Shares are not additive to the number of Available Shares and shall count against the number of Available Shares according to the terms of Section 4.01 hereof.

SECTION 7. GENERAL TERMS OF AWARDS

7.01 Stand-Alone, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other Award granted under the Plan or any award granted under any other plan, program or arrangement of the Corporation or any Subsidiary (subject to the terms of Section 10.01) or any business entity acquired or to be acquired by the Corporation or a Subsidiary. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

7.02 Certain Restrictions Under Rule 16b-3. Upon the effectiveness of any amendment to Rule 16b-3, this Plan and any Award Agreement for an outstanding Award held by a Participant then subject to Section 16 of the Exchange Act shall be deemed to be amended, without further action on the part of the Committee, the Board or the Participant, to the extent necessary for Awards under the Plan or such Award Agreement to qualify for the exemption provided by Rule 16b-3, as so amended, except to the extent any such amendment requires shareholder approval.

7.03 Decisions Required to be Made by the Committee. Other provisions of the Plan and any Award Agreement notwithstanding, if any decision regarding an Award or the exercise of any right by a Participant, at any time such Participant is subject to Section 16 of the Exchange Act, is required to be made or approved by the Committee or the Board in order that a transaction by such Participant will be exempt under Rule 16b-3, then the Committee or the Board shall retain full and exclusive power and authority to make such decision or to approve or disapprove any such decision by the Participant.

7.04 Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option, other purchase right or Appreciation Right exceed a period of ten years from the date of its grant.

7.05 Form of Payment of Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments or substitutions to be made by the Corporation upon the grant, exercise or other payment or distribution of an Award may be made in such forms as the Committee shall determine at the time of grant or thereafter (subject to the terms of Section 10.01), including, without limitation, cash, Shares, or other property or any combination thereof, in each case in accordance with rules and procedures established, or as otherwise determined, by the Committee.

7.06 Limits on Transfer of Awards; Beneficiaries. No right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any Person other than the Corporation, or shall be subject to any lien, obligation or liability of such Participant to any Person other than the Corporation or a Subsidiary. No Award and no rights or interests therein shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution, and any Option or other right to purchase or acquire Shares granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Award Agreement applicable to such Participant as well as any additional restrictions or limitations deemed necessary or appropriate by the Committee.

7.07 Registration and Listing Compliance. No Award shall be paid and no Shares or other securities shall be distributed with respect to any Award in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law or subject to a listing requirement under any listing agreement between the Corporation and any national securities exchange, and no Award shall confer upon any Participant rights to such payment or distribution until such laws and contractual obligations of the Corporation have been complied with in all material respects. Except to the extent required by the terms of an Award Agreement or another contract between the Corporation and the Participant, neither the grant of any Award nor anything else contained herein shall obligate the Corporation to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any Shares or other securities, whether or not necessary in order to permit any such payment or distribution.

7.08 Stock Certificates. Awards representing Shares under the Plan may be recorded in book entry form until the lapse of restrictions or limitations thereon, or issued in the form of certificates. All certificates for Shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares. In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the terms of the Plan or any Award Agreement, the Committee may require any Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Corporation or such other Person as the Committee may designate.

7.09. Forfeiture and Repayment. The Committee may determine that an Award shall be forfeited and/or any value received from the Award shall be repaid to the Corporation pursuant to any recoupment policies, rules or regulations in effect at the time of the Award.

SECTION 8. ADJUSTMENT PROVISIONS

8.01 If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of Common Stock then subject to any outstanding Options, Restricted Stock Units, Performance Awards or Other Stock Based Awards, the number of shares of Common Stock which may be issued under the Plan but are not then subject to outstanding Options, Restricted Stock, Restricted Stock Units, Performance Awards or Other Stock Based Awards and the maximum number of shares as to which Options, Restricted Stock, Restricted Stock Units, Performance Awards or Appreciation Rights may be granted and as to which shares may be awarded under Sections 6.02(vi), 6.03(iv), 6.04(iv), 6.05(v), and 6.06 and the maximum number of Full-Value Shares that may be awarded without conformance to vesting requirements under Section 6.06, shall be adjusted by adding thereto the number of shares of Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution. Shares of Common Stock so distributed with respect to any Restricted Stock held in escrow shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock on which they were distributed.

If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Corporation or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any then outstanding Option, Restricted Stock Unit, Performance Award or Other Stock Based Award, and for each share of Common Stock which may be issued under the Plan but which is not then subject to any outstanding Option, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock Based Award, the number and kind of shares of stock or other securities (and in the case of outstanding Options, Restricted Stock Units, Performance Awards or Other Stock Based Awards, the cash or other property) into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable. Unless otherwise determined by the Committee in its discretion, any such stock or securities, as well as any cash or other property, into or for which any Restricted Stock held in escrow shall be changed or exchangeable in any such transaction shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock in respect of which such stock, securities, cash or other property was issued or distributed.

In case of any adjustment or substitution as provided for in this Section 8.01, the aggregate option price for all Shares subject to each then outstanding Option, Restricted Stock Unit, Performance Award or Other Stock Based Award, prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction), cash or other property to which such Shares shall have been adjusted or which shall have been substituted for such Shares. Any new option price per share or other unit shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

If the outstanding shares of the Common Stock shall be changed in value by reason of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Common Stock, (a) the Committee shall make any adjustments to any then outstanding Option, Restricted Stock Unit, Performance Award or Other Stock Based Award, which it determines are equitably required to prevent dilution or enlargement of the rights of optionees and awardees which would otherwise result from any such transaction, and (b) unless otherwise determined by the Committee in its discretion, any stock, securities, cash or other property distributed with respect to any Restricted Stock held in escrow or for which any Restricted Stock held in escrow shall be exchanged in any such transaction shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock in respect of which such stock, securities, cash or other property was distributed or exchanged.

No adjustment or substitution provided for in this Section 8.01 shall require the Corporation to issue or sell a fraction of a Share or other security. Accordingly, all fractional Shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution. Owners of Restricted Stock held in escrow shall be treated in the same manner as owners of Common Stock not held in escrow with respect to fractional Shares created by an adjustment or substitution of Shares, except that, unless otherwise determined by the Committee in its discretion, any cash or other property paid in lieu of a fractional Share shall be subject to restrictions similar to those applicable to the Restricted Stock exchanged therefore. In the event of any other change in or conversion of the Common Stock, the Committee may in its discretion adjust the outstanding Awards and other amounts provided in the Plan in order to prevent the dilution or enlargement of rights of Participants.

SECTION 9. CHANGE OF CONTROL PROVISIONS

9.01 Acceleration of Exercisability and Lapse of Restrictions. Unless otherwise determined by the Committee at the time of grant of an Award or unless otherwise provided in the applicable Award Agreement, if

(i) a Change of Control shall occur, and

(ii) a Termination of Employment occurs,

then, in addition to any other rights of post-termination exercise which the Participant (or other holder of the Award) may have under the Plan or the applicable Award Agreement:

(A) all outstanding Awards pursuant to which the Participant may have exercise rights, which are restricted or limited, shall become fully exercisable and shall remain exercisable until the expiration date of the award; and

(B) all restrictions or limitations, including risks of forfeiture, on outstanding Awards subject to restrictions or limitations under the Plan shall lapse.

In addition, upon the occurrence of a Change of Control, all performance criteria and other conditions to payment of Awards under which payments of Shares or other property are subject to conditions shall be determined using the abbreviated performance period ending upon the date of the Change of Control. Notwithstanding the foregoing, unless otherwise determined by the Committee at the time of grant of an Award or unless otherwise provided in the applicable Award Agreement, if a Change of Control shall occur, (i) scheduled vesting dates for performance-based Awards will not be affected by a Change of Control and (ii) all Awards shall remain payable on the dates provided in the underlying Award Agreements and the Plan.

9.02 Termination of Employment or Service in connection with a Change of Control. If within the two-year period beginning on the date of a Change of Control the employment or service of a Participant shall be terminated (i) involuntarily for any reason other than for Cause or (ii) in the case of Participants who have been determined by the Committee to be executive management prior to the time of the Change in Control, voluntarily for Good Reason, such termination shall be a “Termination of Employment” for purposes of this Plan.

“Good Reason” shall mean, without the Participant’s express written consent, the occurrence after a Change of Control, of any one or more of the following:

(a) the assignment to the Participant of duties inconsistent with the Participant’s position immediately prior to the Change of Control or a reduction or adverse alteration in the nature of the Participant’s position, duties, status or responsibilities from those in effect immediately prior to the Change of Control;

(b) a reduction by the Corporation in the Participant’s annualized and monthly or semi-monthly rate of base salary (as increased to incorporate the Participant’s foreign assignment premium, if any) as in effect on the Change of Control or as the same shall be increased from time to time;

(c) the Corporation’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location where the Participant is based immediately prior to the Change of Control;

(d) the failure by the Corporation to continue, substantially as in effect immediately prior to the Change of Control, all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the Participant participates (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by the Corporation to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change of Control; and

(e) any purported termination by the Corporation of the Participant’s employment that is not effected pursuant to a written notice indicating, in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment for Cause, which in the absence of such notice shall be ineffective.

The Participant’s right to terminate his or her employment pursuant to this Section shall not be affected by the Participant’s incapacity due to physical or mental illness or eligibility for retirement. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

9.03 Definition of Change of Control. For purposes of this Plan, a “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change of control shall be deemed to have occurred if:

(i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (E) any individual, entity or group involved in the acquisition of the Corporation’s voting securities in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, such individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Corporation’s then outstanding voting securities beneficially owned by it on such date; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or

(ii) the following individuals (the “Incumbent Board”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation (a “Business Combination”), other than a merger or consolidation (an “Excluded Transaction”) which would result in:

(A) at least a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consisting of individuals (“Continuing Directors”) who were members of the Incumbent Board (as defined in subparagraph (ii) above) immediately prior to consummation of such Business Combination or were appointed, elected or recommended for appointment or election by members of the Incumbent Board prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment, or recommendation for election or appointment, to the New Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement providing for such Business Combination with the Corporation or any direct or indirect subsidiary thereof), unless the Board determines, prior to such consummation, that there does not exist a reasonable assurance that, for at least a two-year period following consummation of such Business Combination, at least a majority of the members of the New Board will continue to consist of Continuing Directors and individuals whose election, or nomination for election by shareholders of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination, would be approved by a vote of at least a majority of the Continuing Directors and individuals whose election or nomination for election has previously been so approved; or

(B) a Business Combination that in substance constitutes a disposition of a division, business unit, or subsidiary; or

(iv) the shareholders of the Corporation approve a plan of a complete liquidation or dissolution of the Corporation or there is consummation of a sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation with respect to which, following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Corporation’s then outstanding voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Corporation’s then outstanding voting securities.

SECTION 10. AMENDMENTS TO AND TERMINATION OF THE PLAN

10.01 The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that, without the approval of the shareholders of the Corporation, no amendment, alteration, suspension, discontinuation or termination shall be made if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Shares may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to Participants, increases the number of Shares available under the Plan or modifies the requirements for participation under the Plan, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that except as provided in Section 7.02, without the written consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him. The Committee may, consistent with the terms of the Plan, waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that except as provided in Section 7.02, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him; and provided further that, except as provided in Section 8.01 of the Plan, the exercise price of any outstanding Appreciation Right or Option, or other purchase right, may not be reduced, whether through an exchange for cash or through amendment, cancellation or replacement, unless such reduction has been approved by the shareholders of the

Corporation. The Corporation may not purchase or exchange Awards for any amount less than or in excess of the Fair Market Value of such Awards measured, as may be required, as property other than shares, on the date of purchase or exchange without shareholder approval.

SECTION 11. GENERAL PROVISIONS

11.01 No Right to Awards; No Shareholder Rights. No Participant, employee or director shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees and directors, except as provided in any other compensation, fee or other arrangement. No Award shall confer on any Participant any of the rights of a shareholder of the Corporation unless and until Shares are in fact issued to such Participant in connection with such Award.

11.02 Withholding. To the extent required by applicable Federal, state, local or foreign law, the Participant or his successor shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an Award. The Corporation shall not be required to issue any Shares or make any other payment under the Plan until such obligations are satisfied.

The Corporation is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of Shares, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Corporation and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive Shares, Awards or other property and to make cash payments in respect thereof in satisfaction of such tax obligations.

11.03 No Right to Employment or Continuation of Service. Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employ or service of the Corporation or to interfere in any way with the right of the Corporation or shareholders to terminate his employment or service at any time or increase or decrease his compensation, fees, or other payments from the rate in existence at the time of granting of an Award, except as provided in any Award Agreement or other compensation, fee or other arrangement.

11.04 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver Shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

11.05 No Limit on Other Compensatory Arrangements. Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation, fee or other arrangements (which may include, without limitation, employment agreements with executives and arrangements which relate to Awards under the Plan), and such arrangements may be either generally applicable or applicable only in specific cases. Notwithstanding anything in the Plan to the contrary, the terms of each Award shall be construed so as to be consistent with such other arrangements in effect at the time of the Award.

11.06 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.07 Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of laws thereof), and applicable Federal law.

11.08 Severability. If any provision of the Plan or any Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or Award, it shall be deleted and the remainder of the Plan or Award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

SECTION 12. EFFECTIVE DATE AND TERM OF THE PLAN

12.01 The effective date and date of adoption of the 2005 Stock Incentive Plan was originally April 26, 2005, the date the plan was originally approved by the Corporation’s shareholders and adopted by its Board. The effective date and date of adoption of the 2005 Stock Incentive Plan, as first amended and restated was April 27, 2010, the date the first amended and restated plan was approved by the Corporation’s shareholders and the effective date of the adoption of the Plan by the Board. The effective date and date of adoption of the 2005 Stock Incentive Plan, as currently amended and restated, shall be April 29, 2014, the effective date of the adoption of the current amended and restated Plan by the Board, provided that such adoption of the Plan is approved by a majority of the votes cast at a duly held meeting of shareholders at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting (the “Amended and Restated Effective Date”). In the event such shareholder approval is not obtained, the 2005 Stock Incentive Plan shall, without amendment, continue according to its original terms. No Award may be granted under the Plan, as amended and restated, subsequent to April 28, 2024.

Appendix B

Amended and Restated Article Seventh of the Restated Certificate of Incorporation of United States Steel Corporation

SEVENTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, its by-laws and may be increased or decreased as therein provided; but the number thereof shall not be less than three.

The directors of the Corporation shall be classified as follows: The term of office for the class of directors elected at the 2012 annual meeting of stockholders shall expire at the 2015 annual meeting of stockholders; the term of office for the class of directors elected at the 2013 annual meeting of stockholders shall expire at the 2016 annual meeting of stockholders; and the term of office for the class of directors elected at the 2014 annual meeting of stockholders shall expire at the 2017 annual meeting of stockholders, with the members of each such class to hold office until their successors are elected and qualified. The directors elected at the 2015 annual meeting of stockholders and at each subsequent annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.

In the case of any vacancy created by an increase in the number of directors of the Corporation, the additional director or directors shall be elected by the Board of Directors, and such additional director or directors so elected shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

In the case of any vacancy in the Board of Directors from any cause other than an increase in the number of directors, a successor to hold office for the unexpired portion of the term of the director whose place became vacant shall be elected by a majority of the Board of Directors then in office, though less than a quorum.

Directors of the Corporation may be removed only for cause until the election of directors at the 2017 annual meeting of stockholders.

B-1

United States Steel Corporation c/o Corporate Election Services P. O. Box 3200 Pittsburgh, PA 15230-3200	VOTE BY TELEPHONE Please have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.
VOTE BY INTERNET Please have your proxy card available when you access the website www.cesvote.com and follow the simple directions that will be presented to you.
VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call toll-free using a touch-tone telephone: 1-888-693-8683	OR	Vote by Internet Access the website and cast your vote: www.cesvote.com	OR	Vote by Mail Return your completed proxy card in the postage-paid envelope provided

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting is open 24 hours a day, 7 days a week.

Your telephone or Internet vote must be received by 6:00 a.m. eastern time on April 29, 2014 in order to be counted in the final tabulation.

è

ê  If you vote by mail, please fold and detach card at perforation before mailing.  ê

UNITED STATES STEEL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UNITED STATES STEEL CORPORATION.

The undersigned hereby appoint(s) Mario Longhi and David S. Sutherland, or either of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of United States Steel Corporation on April 29, 2014, and at any meeting resulting from an adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as indicated on the reverse side.

Signature(s)

Signature(s)

Dated
Please sign exactly as your name appears hereon, including representative capacity where applicable. Joint owners should both sign.

PLEASE MARK (ON THE REVERSE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

UNITED STATES STEEL CORPORATION

2014 Annual Meeting of Stockholders

Attendance Card

You are invited to attend the Annual Meeting of Stockholders on April 29, 2014. The Meeting will be held at the U. S. Steel Tower, 33rd Floor, 600 Grant Street, Pittsburgh, PA, 15219 at 10:00 AM Eastern Time. Use of this attendance card is for our mutual convenience, and you have the right to attend the Meeting without this attendance card if you present identification and proof of ownership of United States Steel Corporation common stock. Attached is your 2014 Proxy Card.

Joseph A. Napoli

Secretary

For personal use of the named stockholder(s) – not transferable.

Please present this card at the registration desk upon arrival.

Please bring a government-issued photo identification for admission to the meeting.

é  If you plan to attend the Meeting, please fold and detach card at perforation.  é

ê  If you vote by mail, please fold and detach card at perforation before mailing.  ê

UNITED STATES STEEL CORPORATION	PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU GIVE BY MARKING IT. UNLESS OTHERWISE MARKED, THE NAMED PROXIES WILL VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2, 3, 4 AND 5.

Proposal 1.	Election of Directors

	Class I Nominees:	FOR	AGAINST	ABSTAIN

	(1) Richard A. Gephardt	☐	☐	☐

	(2) Murry S. Gerber	☐	☐	☐

	(3) Glenda G. McNeal	☐	☐	☐

	(4) Patricia A. Tracey	☐	☐	☐

Proposal 2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3.	Approval, in a non-binding advisory vote, of the compensation of the named executive officers

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 4.	Approval of the Amendment and Restatement of the 2005 Stock Incentive Plan

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 5.	Approval of the amendment to the Restated Certificate of Incorporation to declassify the Board of Directors and provide for annual election of directors

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)